UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

    PRIMERICA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2013

To our fellow stockholders:

It is our pleasure to invite you to attend the 2013 Annual Meeting of Stockholders of Primerica, Inc. to be held on Wednesday, May 22, 2013 at 10:00 a.m., local time, at the Primerica TV Theater located in Primerica’s home office, One Primerica Parkway in Duluth, Georgia. The Annual Meeting will begin with a discussion of, and voting on, the matters described in the attached Proxy Statement and Notice of 2013 Annual Meeting of Stockholders, and will be followed by our report on Primerica’s financial performance and operations.

The Proxy Statement is critical to our corporate governance process. We use this document to discuss the proposals being submitted to a vote of stockholders at the Annual Meeting, solicit your vote on such proposals, provide you with information about our Board of Directors and certain executive officers, and inform you of the steps we are taking to fulfill our responsibilities to you as stockholders.

Your vote is important to us. Your broker cannot vote on certain of the proposals without your instruction. Please inform us, or your broker, as to how you would like us to vote your shares on the proposals set forth in the Proxy Statement if you do not plan to attend the Annual Meeting in person.

We look forward to seeing you at the Annual Meeting. For your convenience, directions to the Annual Meeting are provided on the back of this document.

If you cannot attend in person, you may listen to a live webcast of the Annual Meeting at our investor relations website, www.investors.primerica.com. On behalf of our management and directors, we want to thank you for your continued support of, and confidence in, our company.

Sincerely,

D. RICHARD WILLIAMS	JOHN A. ADDISON, JR.
Chairman of the Board and	Chairman of Primerica Distribution and
Co-Chief Executive Officer	Co-Chief Executive Officer

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	May 22, 2013 at 10:00 a.m., local time

Place	The Primerica TV Theater located in Primerica’s home office, One Primerica Parkway, Duluth, Georgia 30099

Items of Business	•	To amend our Restated Certificate of Incorporation to declassify our Board of Directors (Proposal 1);

•	To amend our Restated Certificate of Incorporation to remove the supermajority vote required to amend certain provisions of our Restated Certificate of Incorporation (Proposal 2);

•	To amend our Restated Certificate of Incorporation to remove inoperative language relating to certain former rights of Citigroup Inc. (Proposal 3);

•	To elect the nine directors nominated by our Board of Directors and named in the accompanying Proxy Statement if Proposal 1 to declassify our Board is approved (Proposal 4);

•	To elect the three directors nominated by our Board of Directors and named in the accompanying Proxy Statement if Proposal 1 to declassify our Board is not approved (Proposal 5);

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2013 (Proposal 6); and

•	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Record Date	March 25, 2013. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Proxy Voting	Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save the expense and extra work of additional solicitation.

E-Proxy Process	We are taking advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this “e-proxy” process expedites your receipt of proxy materials, while also lowering the costs and reducing the environmental impact of the Annual Meeting. We anticipate that a Notice of Internet Availability of Proxy Materials will first be mailed to our stockholders on or before April 5, 2013. This Notice will contain instructions on how to access the Proxy Statement and the 2012 Annual Report to Stockholders and how to vote over the Internet, or how to request and return a proxy card by mail. Please refer to the Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card you received for information on how to vote your shares and to ensure that your shares will be represented and voted at the Annual Meeting even if you cannot attend.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 22, 2013. Our Proxy Statement and the 2012 Annual Report to Stockholders are available free of charge at www.proxyvote.com.

By Order of our Board of Directors,

PETER W. SCHNEIDER

Corporate Secretary

Duluth, Georgia

April 5, 2013

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and the 2012 Annual Report to Stockholders and how to vote over the Internet or how to request and return a proxy card by mail will first be mailed to our stockholders on or before April 5, 2013.

Annual Meeting of Stockholders

† Date and Time	May 22, 2013 at 10:00 a.m., local time

† Place	The Primerica TV Theater located in Primerica’s home office, One Primerica Parkway, Duluth, Georgia 30099

† Record Date	March 25, 2013

† Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

† Admission	Attendance at the Annual Meeting will be limited to stockholders of Primerica or their authorized representatives as of the record date.

Voting Matters and Voting Recommendations

See “Matters to be Voted On” beginning on page 7 for more information.

Proposal		Board Vote Recommendation
1.	Amendment of our Restated Certificate of Incorporation to declassify our Board of Directors	“FOR”
2.	Amendment of our Restated Certificate of Incorporation to remove the supermajority vote required to amend certain provisions of our Restated Certificate of Incorporation.	“FOR”
3.	Amendment of our Restated Certificate of Incorporation to remove inoperative language relating to certain former rights of Citigroup Inc.	“FOR”
4.	Election of nine directors (if Proposal 1 is approved)	“FOR” each director nominee
5.	Election of three directors (if Proposal 1 is not approved)	“FOR” each director nominee
6.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm	“FOR”

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PROXY SUMMARY

Amendment of Our Restated Certificate of Incorporation to Declassify Our Board of Directors (Proposal 1)

See “Matters to be Voted On – Proposed Amendments of Our Restated Certificate of Incorporation – Proposal 1: Amendment of Our Restated Certificate of Incorporation to Declassify Our Board of Directors” beginning on page 7 for more information.

We are asking you to adopt and approve an amendment to our Restated Certificate of Incorporation to declassify our Board of Directors. Our Board believes that declassification is advisable and in the best interests of our stockholders. Our Board, upon the recommendation of the Nominating and Corporate Governance Committee of our Board (the “Corporate Governance Committee”), has unanimously approved the proposed amendment and recommends that our stockholders adopt and approve the proposed amendment.

Amendment of Our Restated Certificate of Incorporation to Remove the Supermajority Vote Required to Amend Certain Provisions of Our Restated Certificate of Incorporation (Proposal 2)

See “Matters to be Voted On – Proposed Amendments of Our Restated Certificate of Incorporation – Proposal 2: Amendment of Our Restated Certificate of Incorporation to Remove the Supermajority Vote Required to Amend Certain Provisions of Our Restated Certificate of Incorporation” on page 9 for more information.

We are asking you to adopt and approve an amendment to our Restated Certificate of Incorporation to remove language requiring the affirmative vote of at least 80% of the votes entitled to be cast in order to amend certain provisions of our Restated Certificate of Incorporation. Our Board of Directors believes that removal of this language is advisable and in the best interests of our stockholders as it will cause our stockholders to have greater control over certain provisions that govern us. Our Board, upon the recommendation of the Corporate Governance Committee, has unanimously approved the proposed amendment and recommends that our stockholders adopt and approve the proposed amendment.

Amendment of Our Restated Certificate of Incorporation to Remove Inoperative Language Relating to Certain Former Rights of Citigroup Inc. (Proposal 3)

See “Matters to be Voted On – Proposed Amendments of Our Restated Certificate of Incorporation – Proposal 3: Amendment of Our Restated Certificate of Incorporation to Remove Inoperative Language Relating to Certain Former Rights of Citigroup Inc.” beginning on page 10 for more information.

We are asking you to adopt and approve an amendment to our Restated Certificate of Incorporation to remove language that became inoperative when Citigroup Inc. (“Citigroup”) ceased to own specified amounts of our outstanding common stock. Our Board of Directors believes that removal of this language is advisable and in the best interests of our stockholders as it will improve the readability of our charter without impacting the Company’s governance. Our Board, upon the recommendation of the Corporate Governance Committee, has unanimously approved the proposed amendment and recommends that our stockholders adopt and approve the proposed amendment.

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PROXY SUMMARY

Election of Nine Directors if Proposal 1 is Approved (Proposal 4)

See “Matters to be Voted On – Election of Directors – Proposal 4: Election of Nine Directors if Proposal 1 is Approved” and “Board of Directors” beginning on pages 12 and 24, respectively, for more information.

The following table provides summary information about each director nominee in the event that Proposal 1 is approved as recommended by our Board. Each director is elected by a plurality of votes cast and, if elected pursuant to this proposal, will be elected to serve a one-year term.

Name	Age	Occupation	Independent	Committees
John A. Addison, Jr.	55	Co-Chief Executive Officer, Primerica, Inc.; Chairman, Primerica Distribution	No	None
Joel M. Babbitt	59	Chief Executive Officer, Mother Nature Network	Yes	Corporate Governance
P. George Benson	66	President, The College of Charleston	Yes	Audit, Corporate Governance
Michael E. Martin	57	Partner, Warburg Pincus & Co.; Managing Director, Warburg Pincus LLC	Yes	Compensation
Mark Mason	43	Chief Executive Officer, Citi Holdings	Yes*	None*
Robert F. McCullough	70	Private Investor	Yes	Audit, Compensation
D. Richard Williams	56	Chairman and Co-Chief Executive Officer, Primerica, Inc.	No	None
Barbara A. Yastine	53	Chair, President and Chief Executive Officer, Ally Bank	Yes	Audit, Compensation
Daniel A. Zilberman	39	Partner, Warburg Pincus & Co.; Managing Director, Warburg Pincus LLC	Yes	Corporate Governance

*

Mr. Mason will not be considered an independent director under applicable rules until April 7, 2013, which will be the three year anniversary of our initial public offering (our “IPO”). He is therefore not eligible to serve on any Board committees until that date.

Each director nominee is a current director and attended at least 75% of the aggregate of all meetings of our Board and each committee of which he or she was a member during the year ended December 31, 2012 (“fiscal 2012”).

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PROXY SUMMARY

Election of Three Directors if Proposal 1 is Not Approved (Proposal 5)

See “Matters to be Voted On – Election of Directors – Proposal 5: Election of Three Directors if Proposal 1 is Not Approved” and “Board of Directors” beginning on pages 13 and 24, respectively, for more information.

The following table provides summary information about each director nominee in the event that Proposal 1 is not approved. Each director is elected by a plurality of votes cast and, if elected pursuant to this proposal, will be elected to serve a three-year term.

Name	Age	Occupation	Independent	Committees
P. George Benson	66	President, The College of Charleston	Yes	Audit, Corporate Governance
Michael E. Martin	57	Partner, Warburg Pincus & Co.; Managing Director, Warburg Pincus LLC	Yes	Compensation
Mark Mason	43	Chief Executive Officer, Citi Holdings	Yes*	None*

*

Mr. Mason will not be considered an independent director under applicable rules until April 7, 2013, which will be the three year anniversary of our IPO. He is therefore not eligible to serve on any Board committees until that date.

Each director nominee is a current director and attended at least 75% of the aggregate of all meetings of our Board and each committee of which he was a member during fiscal 2012.

Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm (Proposal 6)

See “Matters to be Voted On – Ratification of the Appointment – Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm” and “Audit Committee Matters” beginning on pages 14 and 62, respectively, for more information.

We ask that our stockholders ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (“fiscal 2013”). KPMG’s aggregate fees were $3.7 million for services provided in fiscal 2012 and $3.6 million for services provided in the year ended December 31, 2011 (“fiscal 2011”).

Executive Compensation Matters

See “Executive Compensation” beginning on page 32 for more information.

The Compensation Committee of our Board of Directors (the “Compensation Committee”) structured our executive compensation program to pay for performance and, over the long term, to provide compensation to our executive officers that is market competitive. Further, it is structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of corporate and personal performance objectives. In addition to cash incentives being determined based on

iv	Freedom Lives Here™

PROXY SUMMARY

corporate and personal performance objectives, the size of annual equity grants is also determined based on these performance results. Accordingly, we view both cash and equity awards as performance-based elements of our executive compensation program, even though the equity awards that are granted have time-based vesting. Each named executive officer has a maximum permissible payout that is equal to a designated percentage of operating income before income taxes. The Compensation Committee then exercises negative discretion to determine the actual award based on certain performance objectives established at the beginning of the year.

Incentive compensation for fiscal 2012 performance reflects our financial and distribution results. Operating results for fiscal 2012 were strong, and the size of our life-licensed sales force increased for the first time in four years. Our fiscal 2012 performance was highlighted by the following achievements:

•

Operating revenues were $1,179.3 million in fiscal 2012, up 8.4% compared with $1,087.9 million in fiscal 2011. Net operating income was $174.5 million in fiscal 2012, up 11.9% compared with $156.0 million in fiscal 2011.

•	Operating earnings per diluted share improved 31.7% to $2.72 in fiscal 2012 compared with $2.07 in fiscal 2011.

•	Operating return on average equity improved to 14.3% in fiscal 2012 from 11.8% in fiscal 2011.

•	The size of our life-licensed sales force increased 1.3% to 92,373 at December 31, 2012 compared with 91,176 at December 31, 2011 despite a 21.7% decline in recruiting.

Based on our fiscal 2012 performance, the Compensation Committee approved a corporate performance payout equal to 104.4% of the target bonus amount. The Compensation Committee balanced strong personal performance with weaker performance against the corporate sales force objective and determined to pay each of our named executive officers between 100% and 120% of the individual portion of his or her target bonus amount.

2014 Annual Meeting

See “Stockholder Information” beginning on page 77 for more information.

•

Stockholder proposals submitted for inclusion in our 2014 proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) must be received by us by December 6, 2013.

•

Notice of stockholder proposals that are not intended to be included in our 2014 proxy statement under Rule 14a-8 must be delivered to us no earlier than December 6, 2013 and no later than January 5, 2014.

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INFORMATION ABOUT THE ANNUAL MEETING	1

MATTERS TO BE VOTED ON	7
Proposed Amendments of Our Restated Certificate of Incorporation	7
Proposal 1: Amendment of Our Restated Certificate of Incorporation to Declassify Our Board of Directors	7
Proposal 2: Amendment of Our Restated Certificate of Incorporation to Remove the Supermajority Vote Required to Amend Certain Provisions of Our Restated Certificate of Incorporation	9
Proposal 3: Amendment of Our Restated Certificate of Incorporation to Remove Inoperative Language Relating to Certain Former Rights of Citigroup Inc.	10

Election of Directors	12
Proposal 4: Election of Nine Directors if Proposal 1 is Approved	12
Proposal 5: Election of Three Directors if Proposal 1 is Not Approved	13

Ratification of the Appointment	14
Proposal 6: Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm	14

CORPORATE GOVERNANCE	15
Board Structure	15
Independence of Directors	16
Categorical Standards of Independence	16
Independence of Committee Members	17
Role of Compensation Consultant	18
Communicating with Our Board of Directors	18
Director Nomination Process	19
Board’s Role in Risk Oversight	20
Board Diversity	21
Code of Conduct	21
Section 16(a) Beneficial Ownership Reporting Compliance	21
Beneficial Ownership of Common Stock	22

BOARD OF DIRECTORS	24
Members of Our Board of Directors	24
Director Attendance at Board, Committee and Annual Meetings	27
Committees of Our Board of Directors	27
Director Compensation	29

EXECUTIVE COMPENSATION	32
Compensation Committee Report	32
Compensation Committee Interlocks and Insider Participation	32
Compensation Discussion and Analysis (“CD&A”)	32
Executive Compensation Tables	47
Employment Agreements with Named Executive Officers	54
Potential Payments and Other Benefits Upon Termination or Change of Control	59

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INFORMATION ABOUT THE ANNUAL MEETING

Primerica, Inc. (“Primerica” or the “Company”) is furnishing this Proxy Statement in connection with the solicitation by its Board of Directors (our “Board” or our “Board of Directors”) of proxies for the Company’s 2013 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 22, 2013 at 10:00 a.m., local time, at the Primerica TV Theater located in Primerica’s home office, One Primerica Parkway, Duluth, Georgia 30099.

We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on (1) how to access this Proxy Statement and the 2012 Annual Report to Stockholders (the “Annual Report”) and (2) how to vote over the Internet or how to request and return a proxy card by mail will first be mailed to our stockholders on or before April 5, 2013.

What is the purpose of this Proxy Statement?

This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to our stockholders. This Proxy Statement is also used by our Board of Directors to solicit proxies to be used at the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person. Our Board has designated a Proxy Committee, which will vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies (the “Proxy Committee”). The members of the Proxy Committee are John A. Addison, Jr. and D. Richard Williams, our Co-Chief Executive Officers, and Peter W. Schneider, our Executive Vice President, General Counsel and Corporate Secretary.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

We are permitted by SEC rules to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. We believe that this “e-proxy” process expedites your receipt of proxy materials, while also lowering the costs and reducing the environmental impact of the Annual Meeting. Unless requested, holders of less than 1,000 shares of our common stock will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and the Annual Report over the Internet at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy over the Internet, or how you can request a full set of proxy materials. If you receive a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of the proxy materials, then you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote on the matters discussed in the Proxy Statement?

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 25, 2013 (the “record date”). Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum for the Annual Meeting?

The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the

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INFORMATION ABOUT THE ANNUAL MEETING

Annual Meeting. On the record date,              shares of our common stock were issued and outstanding. Shares represented by valid proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares represented by valid proxies received but reflecting broker non-votes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of the Company’s common stock I hold?

Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposals to elect directors and one vote for each of the other proposals to be voted on.

What proposals will require my vote?

You are being asked to vote on the following proposals:

•	the amendment of our Restated Certificate of Incorporation to declassify our Board of Directors (Proposal 1);

•	the amendment of our Restated Certificate of Incorporation to remove the supermajority vote required to amend certain provisions of our Restated Certificate of Incorporation (Proposal 2);

•	the amendment of our Restated Certificate of Incorporation to remove certain inoperative language relating to former rights of Citigroup (Proposal 3);

•	the election of the nine director nominees named in this Proxy Statement if Proposal 1 is approved (Proposal 4);

•	the election of the three director nominees named in this Proxy Statement if Proposal 1 is not approved (Proposal 5); and

•	the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2013 (Proposal 6).

What vote is required to approve each proposal or elect directors, and how will my vote be counted?

Proposal 1: Amendment of Our Restated Certificate of Incorporation to Declassify Our Board of Directors

This proposal requires approval by the holders of at least 80% of the shares outstanding. Any shares that are not voted (whether by abstention or otherwise) will have the effect of a vote against this proposal.

Proposal 2: Amendment of Our Restated Certificate of Incorporation to Remove the Supermajority Vote Required to Amend Certain Provisions of Our Restated Certificate of Incorporation

This proposal requires approval by the holders of at least 80% of the shares outstanding. Any shares that are not voted (whether by abstention or otherwise) will have the effect of a vote against this proposal.

Proposal 3: Amendment of Our Restated Certificate of Incorporation to Remove Certain Inoperative Language Relating to Former Rights of Citigroup Inc.

This proposal requires approval by the holders of at least a majority of the shares outstanding. Any shares that are not voted (whether by abstention or otherwise) will have the effect of a vote against this proposal.

Proposal 4: Election of Nine Directors if Proposal 1 is Approved

If Proposal 1 is approved and Proposal 4 is voted upon at the Annual Meeting in lieu of Proposal 5, then the nine director nominees who receive the highest number of properly executed votes will be elected as directors for the ensuing one year. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

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INFORMATION ABOUT THE ANNUAL MEETING

Proposal 5: Election of Three Directors if Proposal 1 is Not Approved

If Proposal 1 is not approved and Proposal 5 is voted upon at the Annual Meeting in lieu of Proposal 4, then the three director nominees who receive the highest number of properly executed votes will be elected as directors for the ensuing three years. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

Proposal 6: Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm

This proposal requires approval by the holders of at least a majority of the shares present in person or represented by valid proxy and entitled to vote at the Annual Meeting. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

How does our Board of Directors recommend that I vote?

Our Board recommends that you vote:

•	“FOR” the amendment of our Restated Certificate of Incorporation to declassify our Board of Directors (Proposal 1);

•	“FOR” the amendment of our Restated Certificate of Incorporation to remove the supermajority vote required to amend certain provisions of our Restated Certificate of Incorporation (Proposal 2);

•	“FOR” the amendment of our Restated Certificate of Incorporation to remove certain inoperative language relating to former rights of Citigroup (Proposal 3);

•	“FOR” the election of the nine director nominees named in this Proxy Statement if Proposal 1 is approved (Proposal 4);

•	“FOR” the election of the three director nominees named in this Proxy Statement if Proposal 1 is not approved (Proposal 5); and

•	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2013 (Proposal 6).

How do I vote?

If you are a registered stockholder, meaning that your shares are registered in your name and are not held through a broker, then you have four voting options. You may vote:

•	over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card that you received (we encourage you to vote in this manner);

•	by telephone through the number noted on the proxy card that you received (if you received a proxy card);

•	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith; or

•	by attending the Annual Meeting and voting in person.

We encourage you to vote your shares as soon as possible by proxy even if you plan to attend the Annual Meeting.

If you are a beneficial holder (meaning that your shares are held through a broker, bank or other nominee), then please refer to the instructions provided by your broker, bank or other nominee regarding how to vote.

What is the difference between a registered stockholder and a beneficial holder of shares?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered a “registered stockholder” with respect to those shares. Registered stockholders and holders of shares of stock held in the Primerica, Inc. Stock Purchase Plan (the “Stock Purchase Plan”) will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy

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INFORMATION ABOUT THE ANNUAL MEETING

Statement and the Annual Report and how to vote over the Internet, how to request and return a proxy card by mail and how to vote by telephone.

If your shares are held in “street name” through a broker, bank or other nominee, then you are considered the “beneficial holder” of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank or other nominee regarding how to vote or to revoke voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank or other nominee. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares as described below.

I am a beneficial holder. How are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2013 is considered a routine matter.

None of the proposals to amend our Restated Certificate of Incorporation nor the election of directors is considered a routine matter under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the Annual Meeting. You can do this in one of the following three ways:

•	vote again using the Internet or by telephone prior to the Annual Meeting; or

•	sign another proxy card with a later date and return it to us prior to the Annual Meeting; or

•	attend the Annual Meeting in person and vote in person.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?

If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then the Proxy Committee will vote the shares represented by valid proxies in accordance with its best judgment. Notwithstanding the foregoing, shares represented by valid proxies that are marked to deny discretionary authority to the Proxy Committee on other matters considered at the Annual Meeting will not be voted on those other matters and will not be counted in determining the number of votes cast with respect to those other matters. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for stockholder action at the Annual Meeting.

Who will tabulate and certify the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the vote, and a representative of Carl T. Hagberg and Associates

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INFORMATION ABOUT THE ANNUAL MEETING

will act as the independent inspector of elections for the Annual Meeting and will certify the final vote.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card?

This means that you have multiple accounts holding shares of our common stock with brokers and/or our transfer agent. You will need to vote separately with respect to each Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card that you receive. Please vote all of the shares you are entitled to vote.

Does the Company participate in householding?

A single set of proxy materials, along with individual proxy cards, or individual Notices of Internet Availability of Proxy Materials will be delivered in one envelope to multiple stockholders of record having the same last name and address, unless contrary instructions have been received from an affected stockholder. This is referred to as “householding.” We believe this procedure provides greater convenience to our stockholders and saves money by reducing our printing and mailing costs and fees. If you would like to enroll in this service or receive individual copies of all documents, please contact Broadridge by calling toll-free at

1-800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and would like to revoke your consent or otherwise would like to receive separate copies of our proxy materials, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

How do I vote the shares that I purchased through the Stock Purchase Plan?

If you are a registered stockholder and you own shares of our common stock through the Stock Purchase Plan, and the accounts are registered in the same name, then you will receive one Notice of Internet Availability of Proxy Materials representing your combined shares. If your accounts are registered in different names, then you will receive separate Notices of Internet Availability of Proxy Materials. If you own shares only through the Stock Purchase Plan, then you will receive a Notice of Internet Availability of Proxy Materials representing those shares. If you hold shares through the Stock Purchase Plan, then your vote must be received by 11:59 p.m. Eastern daylight savings time on May 21, 2013, unless you vote in person at the Annual Meeting.

What happens if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have the effect of a vote against Proposals 1, 2 and 3 (amendments of our Restated Certificate of Incorporation), will have no impact on the outcome of the vote with respect to Proposals 4 and 5 (election of directors) and will have no impact on the outcome of the vote with respect to Proposal 6 (ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2013).

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, attendance at the Annual Meeting is limited to Primerica stockholders, members of their immediate families or their named representatives. The Company reserves the right to limit the number of named representatives who may attend the Annual Meeting.

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INFORMATION ABOUT THE ANNUAL MEETING

How can I listen to the live webcast of the Annual Meeting?

You may listen to a live webcast of the Annual Meeting at www.investors.primerica.com. The webcast will allow you to listen to the Annual Meeting, but stockholders accessing the Annual Meeting through the webcast will not be considered present at the Annual Meeting and will not be able to vote their shares through the webcast or ask questions. If you plan to listen to the live webcast, then please submit your vote prior to the Annual Meeting using one of the methods described under “How do I vote?” above. An archived copy of the webcast will be available at www.investors.primerica.com until at least June 21, 2013. Registration to listen to the webcast will be required. We have included our website address for reference only. The information contained on our website is not incorporated by reference into this Proxy Statement.

How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged AST Phoenix Advisors, Inc. to assist with the solicitation of proxies for an annual fee of $7,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees also may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 22, 2013.

Our Proxy Statement and the 2012 Annual Report to Stockholders are available free of charge at www.proxyvote.com and at www.investors.primerica.com

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MATTERS TO BE VOTED ON

PROPOSED AMENDMENTS OF OUR RESTATED CERTIFICATE OF INCORPORATION

Proposal 1: Amendment of Our Restated Certificate of Incorporation to Declassify Our Board of Directors

After careful consideration, in February 2013 our Board of Directors, upon recommendation of the Corporate Governance Committee, voted unanimously to approve, and to recommend to our stockholders that they approve, an amendment to our Restated Certificate of Incorporation to declassify our Board of Directors effective at the Annual Meeting. This will allow our stockholders to vote on the election of our entire Board of Directors each year, rather than on a staggered basis as with our current classified board structure.

If our stockholders approve Proposal 1, then our Restated Certificate of Incorporation will be amended to provide for the annual election of all directors commencing immediately at the Annual Meeting. See “Matters to be Voted On – Election of Directors – Proposal 4: Election of Nine Directors if Proposal 1 is Approved.” As of April     , 2013, each of our directors whose term does not expire at the Annual Meeting has tendered his or her resignation, contingent and effective upon stockholder approval of Proposal 1.

If our stockholders do not approve Proposal 1, then our Board will remain classified, the contingent resignations will be ineffective, and our stockholders will instead be asked to elect only three directors at the Annual Meeting. See “Matters to be Voted On – Election of Directors – Proposal 5: Election of Three Directors if Proposal 1 is Not Approved.”

Current Classified Board Structure

Article FIFTH, Section C of our Restated Certificate of Incorporation currently requires that our Board of Directors be divided into three classes of approximately equal size (Class I, Class II and Class III), each with a three-year term. Generally, absent the earlier resignation or removal of a director, the terms of the classes are staggered, meaning that only one of the three classes stands for re-election at each annual meeting of stockholders.

Rationale for Declassification

In determining whether to propose declassifying our Board of Directors to our stockholders, our Board considered the arguments in favor of and against continuation of the classified board structure and determined that it would be in the best interests of the Company and our stockholders to amend our Restated Certificate of Incorporation to declassify our Board.

Our Board of Directors recognizes that a classified board structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of our Board will always have prior experience with the Company. Additionally, classified boards provide effective protection against unwanted takeovers and proxy contests as they make it difficult for a substantial stockholder to gain control of the board without the cooperation or approval of incumbent directors.

However, our Board of Directors also recognizes that a classified board structure may appear to reduce directors’ accountability to stockholders, since such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Moreover, many investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

Proposed Declassification of Our Board of Directors

Declassification of our Board of Directors requires several changes to our Restated Certificate of Incorporation. Specifically, Article

Primerica 2013 Proxy Statement	7

MATTERS TO BE VOTED ON

FIFTH, Sections C, D and E of our Restated Certificate of Incorporation must be amended to delete the references to the classified board structure and related provisions and to provide our stockholders the ability to remove directors from our declassified Board with or without cause in accordance with the Delaware General Corporation Law. The text of the revised Article FIFTH, Sections C, D and E, marked to show the proposed deletions and insertions, is attached as Annex A to this Proxy Statement. If Proposal 1 is approved by our stockholders, then we will file with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation which amends our Restated Certificate of Incorporation to reflect the proposed insertions and deletions set forth on Annex A and otherwise restates our Restated Certificate of Incorporation. If Proposal 2 or Proposal 3, or both, are also approved by our stockholders, then the Amended and Restated Certificate of Incorporation we file with the Secretary of State of the State of Delaware will also reflect the amendments to our Restated Certificate of Incorporation as indicated in such proposals which are so approved. See “— Proposal 2: Amendment of Our Restated Certificate of Incorporation to Remove the Supermajority Vote Required to Amend Certain Provisions of Our Restated Certificate of Incorporation” and “— Proposal 3: Amendment of Our Restated Certificate of Incorporation to Remove Inoperative Language Relating to Certain Former Rights of Citigroup Inc.”

The Amended and Restated Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware (which would occur during the Annual Meeting and prior to consideration of the proposal to elect directors). Our Board of Directors will then be declassified immediately, so that every director will stand for election at the Annual Meeting (and thereafter) for a one-year term.

Our Board of Directors has provisionally approved and adopted certain amendments to our Amended and Restated By-Laws to conform them to the Amended and Restated Certificate of Incorporation that we will file with the Secretary of State of the State of Delaware if Proposal 1 is approved by our stockholders. These amendments to our Amended and Restated By-Laws will become effective subject to, and upon, such filing.

Stockholders are requested in Proposal 1 to approve the proposed amendment of our Restated Certificate of Incorporation to declassify our Board of Directors effective at the Annual Meeting. Approval of Proposal 1 requires the affirmative vote of the holders of at least 80% of the shares outstanding. Any shares that are not voted (whether by abstention or otherwise) will have the effect of a vote against Proposal 1. Unless otherwise instructed, the members of the Proxy Committee will vote the proxies held by them “FOR” Proposal 1.

Our Board of Directors unanimously recommends a vote “FOR” the amendment of our Restated Certificate of Incorporation to declassify our Board of Directors.

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MATTERS TO BE VOTED ON

Proposal 2: Amendment of Our Restated Certificate of Incorporation to Remove the Supermajority Vote Required to Amend Certain Provisions of Our Restated Certificate of Incorporation

We are asking you to adopt and approve an amendment to our Restated Certificate of Incorporation to remove the supermajority vote required to amend certain provisions of our Restated Certificate of Incorporation. Our Board of Directors believes that removal of this language is advisable and in the best interests of our stockholders as it will cause the stockholders to have greater control over certain provisions governing the Company. Our Board, upon the recommendation of the Corporate Governance Committee, has unanimously approved the proposed amendment, and recommends that our stockholders adopt and approve the proposed amendment.

Description of Supermajority Vote Requirement

Article FIFTH, Section G of our Restated Certificate of Incorporation currently requires the affirmative vote of at least 80% of the votes entitled to be cast to amend any provision of Article FIFTH.

Rationale for Removal of Supermajority Vote Standard

Our Restated Certificate of Incorporation was adopted on March 31, 2010, immediately prior to our IPO by Citigroup, our former parent. Citigroup included the supermajority vote standard in our Restated Certificate of Incorporation to ensure that the provisions that govern the management of the business and the conduct of the affairs of the Company could not be amended unless the amendment was supported by holders of at least 80% of our outstanding shares. Citigroup no longer holds any of our common stock, and our Board of Directors believes that a majority of our stockholders should have the right to modify these provisions of our Restated Certificate of Incorporation.

Proposed Amendment to Our Restated Certificate of Incorporation

If Proposal 2 is approved by our stockholders, then Article FIFTH, Section G of our Restated Certificate of Incorporation would be deleted. The text of the revised Article FIFTH, marked to show the proposed deletion, is attached as Annex B to this Proxy Statement. If Proposal 2 is approved by our stockholders, then we will file with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation which amends our Restated Certificate of Incorporation to reflect the proposed deletion set forth on Annex B and otherwise restates our Restated Certificate of Incorporation. If Proposal 1 or Proposal 3, or both, are also approved by our stockholders, then the Amended and Restated Certificate of Incorporation we file with the Secretary of State of the State of Delaware will also reflect the amendments to our Restated Certificate of Incorporation as indicated in such proposals which are so approved. See “— Proposal 1: Amendment of Our Restated Certificate of Incorporation to Declassify Our Board of Directors” and “— Proposal 3: Amendment of Our Restated Certificate of Incorporation to Remove Inoperative Language Relating to Certain Former Rights of Citigroup Inc.” The Amended and Restated Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware.

Stockholders are requested in Proposal 2 to approve the proposed amendment of our Restated Certificate of Incorporation to remove the supermajority vote required to amend certain provisions of our Restated Certificate of Incorporation. Approval of Proposal 2 requires the affirmative vote of the holders of at least 80% of the shares outstanding. Any shares that are not voted (whether by abstention or otherwise) will have the effect of a vote against Proposal 2. Unless otherwise instructed, the members of the Proxy Committee will vote the proxies held by them “FOR” Proposal 2.

Our Board of Directors unanimously recommends a vote “FOR” the amendment of our Restated Certificate of Incorporation to remove the supermajority vote required to amend certain provisions of our Restated Certificate of Incorporation.

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MATTERS TO BE VOTED ON

Proposal 3: Amendment of Our Restated Certificate of Incorporation to Remove Inoperative Language Relating to Certain Former Rights of Citigroup Inc.

We are asking you to adopt and approve an amendment to our Restated Certificate of Incorporation to remove language that became inoperative when Citigroup ceased to own specified amounts of our outstanding common stock. Our Board of Directors believes that removal of this language is advisable and in the best interests of our stockholders as it will improve the readability of our charter without impacting the Company’s governance. Our Board, upon the recommendation of the Corporate Governance Committee, has unanimously approved the proposed amendment and recommends that our stockholders adopt and approve the proposed amendment.

Our Restated Certificate of Incorporation was adopted on March 31, 2010, immediately prior to our IPO by Citigroup, our former parent. Citigroup included certain language in our Restated Certificate of Incorporation to protect its rights so long as it remained a significant stockholder. On April 1, 2010, Citigroup sold a majority of our common stock to the public in our IPO and to funds managed by affiliates of Warburg Pincus & Co. and Warburg Pincus LLC. Thereafter, Citigroup sold a portion of its remaining shares of our common stock in a public offering in April 2011, sold an additional portion of its remaining shares of our common stock back to the Company in November 2011, and sold all its remaining shares of our common stock in a public offering in December 2011.

If approved by our stockholders, our Restated Certificate of Incorporation will be amended to remove all of such inoperative language.

Description of Former Rights

Articles SEVENTH, EIGHTH, NINTH, TENTH and portions of Article ELEVENTH contain certain rights of Citigroup with respect to the governance of the Company. Because Citigroup is no longer a stockholder of the Company, Articles SEVENTH, EIGHTH, and NINTH and portions of Article ELEVENTH are no longer relevant or appropriate for the Company. Furthermore, (i) Article TENTH, by its terms, ceased to be operative following the first date on which Citigroup ceased to beneficially own shares entitled to 50% or more of the votes entitled to be cast by the holders of our common stock then outstanding and (ii) portions of Article ELEVENTH, by their terms, are operative only for as long as Citigroup beneficially owns shares entitled to vote at least a specified percentage of the votes entitled to be cast by the holders of our common stock outstanding.

Rationale for Removal of Citigroup Rights

Citigroup provided for certain rights to protect it in connection with its affiliation with the Company. Because Citigroup is no longer a stockholder of the Company, these rights are no longer relevant or appropriate for the Company.

Proposed Amendment to Our Restated Certificate of Incorporation

If Proposal 3 is approved by our stockholders, then Articles SEVENTH, EIGHTH, NINTH and TENTH and portions of Article ELEVENTH of our Restated Certificate of Incorporation would be deleted. The text of our Restated Certificate of Incorporation affected by, and marked to show, the proposed deletions is attached as Annex C to this Proxy Statement. If Proposal 3 is approved by our stockholders, then we would file with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation which amends our Restated Certificate of Incorporation to reflect the proposed deletions set forth on Annex C and otherwise restates our Restated Certificate of Incorporation. If Proposal 1 or Proposal 2, or both, are also approved by our stockholders, then the Amended and Restated Certificate of Incorporation we file with the Secretary of State of the State of Delaware will also reflect the amendments to our Restated Certificate of

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MATTERS TO BE VOTED ON

Incorporation as indicated in such proposals which are so approved. See “— Proposal 1: Amendment of Our Restated Certificate of Incorporation to Declassify Our Board of Directors” and “— Proposal 2: Amendment of Our Restated Certificate of Incorporation to Remove the Supermajority Vote Required to Amend Certain Provisions of Our Restated Certificate of Incorporation.” The Amended and Restated Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware.

Stockholders are requested in Proposal 3 to approve the proposed amendment to our Restated Certificate of Incorporation to remove inoperative language relating to certain former rights of Citigroup. Approval of Proposal 3 requires the affirmative vote of the holders of at least a majority of the shares outstanding. Any shares that are not voted (whether by abstention or otherwise) will have the effect of a vote against Proposal 3. Unless otherwise instructed, the members of the Proxy Committee will vote the proxies held by them “FOR” Proposal 3.

Our Board of Directors unanimously recommends

a vote “FOR” the amendment of our Restated Certificate of Incorporation to remove inoperative language relating to certain former rights of Citigroup Inc.

Primerica 2013 Proxy Statement	11

MATTERS TO BE VOTED ON

ELECTION OF DIRECTORS

Proposal 4: Election of Nine Directors if Proposal 1 is Approved

(Proposal 4 Will Not be Considered if Our Stockholders Do Not Approval Proposal 1.)

Our Board of Directors currently has nine members. If Proposal 1 is approved, then we will elect each director to serve a one-year term at each Annual Meeting of Stockholders. For additional information about the director nominees and their qualifications, see “Board of Directors – Members of Our Board.” Each director will be elected by a plurality of the votes cast and, if elected pursuant to Proposal 4, will be elected to serve a one-year term commencing at the Annual Meeting. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote. If Proposal 1 is approved, then the nominees for the election of directors at the Annual Meeting are as follows:

Name	Age	Occupation	Date of Initial Election
John A. Addison, Jr.	55	Co-Chief Executive Officer, Primerica, Inc.; Chairman, Primerica Distribution	October 2009
Joel M. Babbitt	59	Chief Executive Officer, Mother Nature Network	August 2011
P. George Benson	66	President, The College of Charleston	April 2010
Michael E. Martin	57	Partner, Warburg Pincus & Co.; Managing Director, Warburg Pincus LLC	April 2010
Mark Mason	43	Chief Executive Officer, Citi Holdings	March 2010
Robert F. McCullough	70	Private Investor	March 2010
D. Richard Williams	56	Chairman and Co-Chief Executive Officer, Primerica, Inc.	October 2009
Barbara A. Yastine	53	Chair, President and Chief Executive Officer, Ally Bank	December 2010
Daniel A. Zilberman	39	Partner, Warburg Pincus & Co.; Managing Director, Warburg Pincus LLC	April 2010

Unless otherwise instructed, the members of the Proxy Committee will vote the proxies held by them “FOR” the election to our Board of Directors of the nominees named above.

Our Board of Directors unanimously recommends a vote “FOR” the election to our Board of Directors of the nominees named above.

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MATTERS TO BE VOTED ON

Proposal 5: Election of Three Directors if Proposal 1 is Not Approved

(Proposal 5 Will Not be Considered if Our Stockholders Approve Proposal 1.)

Our Board of Directors currently has nine members. We divide our Board into three classes, with each class currently consisting of three members. At each Annual Meeting of Stockholders, we elect one class of directors to serve a three-year term. If Proposal 1 is not approved by our stockholders, then at the Annual Meeting we will elect three directors to hold office until the 2016 Annual Meeting of Stockholders. For additional information about the director nominees and their qualifications, see “Board of Directors – Members of Our Board.” Each director will be elected by a plurality of the votes cast and, if elected pursuant to Proposal 5, will be elected to serve a three-year term commencing at the Annual Meeting. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote. If Proposal 1 is not approved, then the nominees for the election of directors at the Annual Meeting are as follows:

Name	Age	Occupation	Date of Initial Election
P. George Benson	66	President, The College of Charleston	April 2010
Michael E. Martin	57	Partner, Warburg Pincus & Co.; Managing Director, Warburg Pincus LLC	April 2010
Mark Mason	43	Chief Executive Officer, Citi Holdings	March 2010

Unless otherwise instructed, the members of the Proxy Committee will vote the proxies held by them “FOR” the election to our Board of Directors of the nominees named above.

If Proposal 1 is not approved and the nominees standing for election under this Proposal 5 are elected, then our directors will serve in the classes specified below:

Name	Class III (Standing for election for a term expiring at the 2016 Annual Meeting)	Class I (Term expires at the 2014 Annual Meeting)	Class II (Term expires at the 2015 Annual Meeting)
John A. Addison, Jr.		X
Joel M. Babbitt		X
P. George Benson	X
Michael E. Martin	X
Mark Mason	X
Robert F. McCullough		X
Barbara A. Yastine			X
D. Richard Williams			X
Daniel A. Zilberman			X

Our Board of Directors unanimously recommends a vote “FOR” the election to our Board of Directors of the nominees named above.

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MATTERS TO BE VOTED ON

Ratification of The Appointment

Proposal 6: Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm

The Audit Committee of our Board (the “Audit Committee”) has authority to retain and terminate the Company’s independent registered public accounting firm. The Audit Committee has appointed KPMG as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for fiscal 2013. Although stockholder ratification of the appointment of KPMG is not required, our Board of Directors believes that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. If the stockholders should not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment. For a description of the fees paid to KPMG, see “Audit Committee Matters – Fees and Services of Our Independent Registered Public Accounting Firm – Fees Paid to Our Independent Registered Public Accounting Firm.”

One or more representatives of KPMG are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

To ratify the appointment of KPMG as our independent registered public accounting firm for fiscal 2013, the holders of at least a majority of the shares present in person or represented by valid proxy and entitled to vote at the Annual Meeting must vote “FOR” Proposal 6. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote. Unless otherwise instructed, the members of the Proxy Committee will vote the proxies held by them “FOR” the ratification of the appointment of KPMG.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

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CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Guidelines that are posted on the corporate governance page of our investor relations website at www.investors.primerica.com and print copies of which are available to our stockholders upon request. The Corporate Governance Guidelines set forth the practices that our Board follows with respect to matters such as director responsibilities, compensation, and access to management. In addition, the Corporate Governance Guidelines address the use of outside advisors, management succession and our Board’s annual self-assessment.

Board Structure

Our Board currently consists of nine directors. Our Restated Certificate of Incorporation gives our Board the right to set the number of directors at no less than three members and no more than 15 members.

The Company’s governance documents provide our Board with flexibility to select the appropriate leadership structure for the Company. Our Board does not have a policy as to whether the roles of Chairman of the Board and Co-Chief Executive Officer should be separate or whether the Chairman of the Board should be a management or a non-management director. The Corporate Governance Committee may, from time to time, make recommendations to our Board regarding the leadership structure of our Board, including the position of Chairman of the Board.

Currently, the Company has a combined Chairman of the Board and Co-Chief Executive Officer. Under our Amended and Restated By-laws, the Chairman of the Board presides over meetings of our Board and meetings of our stockholders, while the Co-Chief Executive Officers have general and active management of the business affairs and property of the Company, subject to the supervision and oversight of our Board. Mr. Williams has served as Chairman of the Board and Co-Chief Executive Officer since October 2009.

Mr. Martin, one of our independent directors, serves as the Lead Director of our Board (the “Lead Director”). As the primary interface between management and our Board, the Lead Director provides a valuable counterweight to the combined Chairman and Co-Chief Executive Officer role and serves as a key contact for the non-management directors, thereby enhancing our Board’s independence from management. The Lead Director’s responsibilities include:

•	consulting with the Chairman of the Board regarding the agenda for meetings of our Board;

•	scheduling and preparing agendas for meetings of non-management directors;

•	presiding over meetings of non-management directors and executive sessions of meetings of our Board from which employee directors are excluded;

•	acting as principal liaison between non-management directors and the Chairman of the Board on sensitive issues; and

•	raising issues with management on behalf of the non-management directors when appropriate.

Our Board has adopted a number of corporate governance-related measures to provide what it views as an appropriate balance between the respective needs for dependable strategic leadership by Mr. Williams as the Chairman of the Board and Co-Chief Executive Officer, on one hand, and the oversight and objectivity of independent directors, on the other. For example, only two of our directors are members of management and all of our Board’s committees – the Audit Committee, the Compensation Committee and the Corporate Governance Committee – consist entirely of independent directors. All directors play an active role in overseeing the Company’s business both at our Board and committee levels. In addition, directors have full and free access to members of management and the authority to retain independent financial, legal or other

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CORPORATE GOVERNANCE

advisors as they deem necessary without consulting, or obtaining the approval of, any member of management. Also, our Board holds separate executive sessions of its non-management directors and its independent directors at least annually. The Lead Director presides over these sessions.

Our Board believes that having a single leader serving as Chairman of the Board and Co-Chief Executive Officer, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Company at this time and is in the best interests of our stockholders because it provides decisive and effective leadership. Further, the Company’s independent directors were all elected to our Board in connection with our IPO or later and, therefore, have a much more limited history with the Company than our Co-Chief Executive Officers. Our Board also believes that this leadership structure, when combined with the Company’s other governance policies and procedures, provides appropriate opportunities for oversight, discussion and evaluation of decisions and direction by our Board.

Independence of Directors

Mr. Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer, and Mr. Williams, Chairman of the Board and Co-Chief Executive Officer, are not independent because they are members of management and employees of the Company.

Mr. Mason will be considered independent under the rules applicable to companies listed on the NYSE as of April 7, 2013. Until the closing of our IPO on April 7, 2010, the Company was a wholly owned subsidiary of Citigroup. Because of his affiliation as an officer of Citigroup, Mr. Mason had not previously been considered independent under the rules applicable to companies listed on the NYSE.

Our Board annually assesses the outside affiliations of each director to determine if any of these affiliations could cause a potential conflict of interest or could interfere with the independence of the director. Based on information furnished by all directors regarding their relationships with Primerica and its subsidiaries and research conducted by management and discussed with our Board with respect to outside affiliations, our Board has determined that none of the directors that served on our Board during fiscal 2012 has or had a material relationship with Primerica other than through his or her role as director, and, except as set forth above, each is independent because he or she satisfies:

•	the categorical standards set forth below;

•	the independence standards set forth in Rule 10A-3 of the Exchange Act; and

•	the criteria for independence set forth in Section 303A.02(b) of the NYSE Listed Company Manual.

A determination of independence under these standards does not mean that a director is disinterested under Section 144 of the Delaware General Corporation Law. Each director, relevant committee and our full Board may also consider whether any director is interested in any transaction brought before our Board or any of its committees for consideration.

Categorical Standards of Independence

The Company has established categorical standards of independence for our Board, which are described in the Corporate Governance Guidelines that are posted on the corporate governance page of our investor relations website at www.investors.primerica.com. To be considered independent for purposes of the director qualification standards, (i) the director must meet bright-line independence standards under the NYSE Listed Company Manual and (ii) our Board must affirmatively determine that the director otherwise has no material relationship with the Company, directly or as an officer, shareowner or partner of an organization that has a relationship with the Company.

To assist it in determining each director’s independence in accordance with the NYSE’s

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CORPORATE GOVERNANCE

rules, our Board has established guidelines, which provide that a director will be deemed independent unless:

(a)	(1) the director is an employee, or an immediate family member of the director is an executive officer, of the Company or any of its affiliates, or (2) the director was an employee, or the director’s immediate family member was an executive officer, of the Company or any of its affiliates during the immediately preceding three years;

(b)	(1) the director presently receives during any consecutive 12-month period more than $120,000 in direct compensation from the Company or any of its affiliates, or an immediate family member of the director presently receives during any consecutive 12-month period more than $120,000 in direct compensation for services as an executive officer of the Company or any of its affiliates, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or (2) the director or the director’s immediate family member had received such compensation during any consecutive 12-month period within the immediately preceding three years;

(c)	(1) the director is a current partner or employee of a firm that is the Company’s internal or independent auditor, (2) an immediate family member of the director is a current partner of such a firm, (3) an immediate family member of the director is a current employee of such a firm and personally works on the Company’s audit, or (4) the director or an immediate family member of the director was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time period;

(d)	(1) an executive officer of the Company serves on the board of directors of a company that, at the same time, employs the director, or an immediate family member of the director, as an executive officer, or (2) Primerica and the company of which the director or his or her immediate family member is an executive officer had such relationship within the immediately preceding three years;

(e)	(1) the director is a current executive officer or employee, or an immediate family member of the director is a current executive officer, of another company that makes payments to or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues, or (2) Primerica and the company of which the director is an executive officer or employee or his or her immediate family member is an executive officer had such relationship within the immediately preceding three years;

(f)	the director serves as an executive officer, director or trustee, or his or her immediate family member who shares the director’s household serves as an executive officer, director or trustee, of a charitable organization, and within the last three years, discretionary charitable contributions by the Company to such organization, in the aggregate in any one year, exceed the greater of $1 million or two percent (2%) of that organization’s total annual charitable receipts;

(g)	the director has any interest in an investment that the director jointly acquired in conjunction with the Company;

(h)	the director has, or his or her immediate family member has, a personal services contract with the Company; or

(i)	the director is affiliated with, or his or her immediate family member is affiliated with, a paid advisor or consultant to the Company.

Independence of Committee Members

As of December 31, 2012, the Audit, Compensation and Corporate Governance

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CORPORATE GOVERNANCE

Committees were fully independent in accordance with the NYSE Listed Company Manual and our Board’s director independence standards described above. In fiscal 2012, no member of the Audit Committee received any compensation from Primerica other than directors’ fees, and no member of the Audit Committee was, or is an affiliated person of, Primerica (other than by virtue of his or her directorship). Members of the Audit Committee meet the additional standards of audit committee members of publicly traded companies required by the Sarbanes-Oxley Act. Members of the Compensation Committee meet the additional standards applicable to outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and qualify as non-employee directors as defined in Rule 16b-3 under the Exchange Act.

Role of Compensation Consultant

The Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”) as its independent consultant for fiscal 2012 and determined that the Company would not retain Pearl Meyer for any projects in fiscal 2012 without the prior consideration and consent of the Compensation Committee. Pearl Meyer’s responsibilities for fiscal 2012 included:

•	reviewing drafts of meeting agendas, materials, and minutes, as requested;

•	reviewing the work of any other consultants;

•	reviewing drafts of major management proposals;

•	bringing any concerns or issues to the attention of the Compensation Committee Chair;

•	evaluating the competitiveness of executive pay;

•	evaluating the competitiveness of non-management director pay, as requested;

•	preparing materials for the Compensation Committee in advance of meetings;

•	attending Compensation Committee meetings;

•	reviewing and commenting on compensation-related proxy disclosures;

•	reviewing the Compensation Committee Charter;

•	reviewing executive compensation tally sheets;

•	teleconferences with the Compensation Committee Chair and management;

•	being available for additional consultation to the Compensation Committee Chair; and

•	undertaking special projects at the request of the Compensation Committee Chair.

See “Executive Compensation — Compensation Discussion and Analysis (“CD&A”) — Fiscal 2012 Executive Compensation — Compensation Consultant Role.”

Communicating with Our Board of Directors

Our stockholders and other interested persons may communicate with the Audit Committee Chair or the Lead Director by addressing such communications to them in care of the Company’s Corporate Secretary, at the Company’s principal executive office address at One Primerica Parkway, Duluth, Georgia 30099. Further, our stockholders and other interested persons may communicate with the Company’s non-management directors or independent directors, each as a group, by addressing such communications to them in care of the Company’s Corporate Secretary at the Company’s principal executive office address. Our stockholders and other interested persons may also communicate with our Board, the Audit Committee, the non-management directors and the Chairman of the Board by sending an e-mail message as follows:

•	with our Board, to boardofdirectors@primerica.com;

•	with the Audit Committee, to auditcommittee@primerica.com;

•	with the non-management directors, to nonemployeedirectors@primerica.com; or

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•	with the Chairman of the Board, to chairman@primerica.com.

In accordance with a policy approved by the Audit Committee, the Company’s General Counsel or, solely with respect to matters that are not reasonably likely to have legal implications for the Company, the Compliance and Ethics Officer is required to:

•	report communications of concerns relating to accounting, finance, internal controls, or auditing matters to the Audit Committee;

•	investigate communications of concerns relating to conduct of employees, including concerns related to internal policies;

•	report communications of concerns relating to non-compliant behavior, such as allegations of violations of the Company’s Code of Conduct or antitrust violations, to the Audit Committee; and

•	determine whether to maintain or discard the following communications received:

–	bulk mail,

–	solicitations to purchase products or services, and

–	all other communications that do not fall into the specific categories noted above.

If the correspondence is specifically marked as a private communication to our Board (or a specific member or members of our Board), the Corporate Secretary will not open or read the correspondence, and will forward it to the addressee. These procedures may change from time to time, and you are encouraged to visit our investor relations website for the most current means of communicating with our directors.

Director Nomination Process

In discharging its responsibility, the Corporate Governance Committee receives input from the Chairman of the Board, other directors and, if applicable, the Corporate Governance Committee’s independent professional search firm. It also considers and evaluates any candidates recommended by stockholders, as described below.

Our Board has determined that its members should bring to the Company a broad range of experience, knowledge and judgment. A successful board candidate must be prepared to represent the interests of the Company and all its stockholders, not the interests of particular constituencies. The Corporate Governance Committee and our Board have not established specific minimum age, education, years of business experience or specific types of skills for potential candidates. The factors considered by the Corporate Governance Committee and our Board in their review of potential candidates include whether:

•	the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;

•

the candidate has had business, governmental, non-profit or professional experience at the Chairman, Chief Executive Officer, Chief Operating Officer or equivalent policy-making and operational level of a large organization that indicates that the candidate will be able to make a meaningful and immediate contribution to our Board;

•

the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the diverse communities and geographies in which the Company operates;

•	the candidate has financial expertise;

•

the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of our stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency;

•	the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust; and

•	the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

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CORPORATE GOVERNANCE

The Corporate Governance Committee carefully reviews all current directors and director candidates in light of these factors based on the context of the current and anticipated composition of our Board, the current and anticipated operating requirements of the Company and the long-term interests of our stockholders. In reviewing a candidate, the Corporate Governance Committee considers the integrity of the candidate and whether the candidate would be independent as defined in the Corporate Governance Guidelines and the NYSE Listed Company Manual. The Corporate Governance Committee expects a high level of involvement from our directors and reviews, if applicable, a candidate’s service on other boards to assess whether the candidate has sufficient time to devote to Board duties.

The Corporate Governance Committee decides whether to further evaluate each candidate and may select an independent professional search firm to assist in the discharge of its duties. The evaluation includes a thorough reference check, interaction and interviews, and discussions about the candidate’s qualifications, availability and commitment. After discussion of each candidate’s qualifications, the Corporate Governance Committee Chair interviews each candidate. The Corporate Governance Committee Chair then selects certain candidates to be interviewed by the Chairman of the Board and other members of the Corporate Governance Committee. The Corporate Governance Committee reviews the results of all interviews and makes a recommendation to our full Board with respect to the election of a potential candidate to our Board. Our Board expects that all candidates recommended to our Board will have received the approval of all members of the Corporate Governance Committee.

Any stockholder who wishes to have the Corporate Governance Committee consider a candidate for election to our Board is required to give written notice of his or her intention to make such a nomination. For a description of the procedures required to be followed for a stockholder to nominate a director, see “Stockholder Information — Procedures for Business Matters and Director Nominations for Consideration at the 2014 Annual Meeting of Stockholders — Notice Requirements for Nomination of Directors.” A proposed nomination that does not comply with these requirements will not be considered by the Corporate Governance Committee. There are no differences in the manner in which the Corporate Governance Committee considers or evaluates director candidates it identifies and director candidates who are recommended by our stockholders.

Board’s Role in Risk Oversight

Our Board is ultimately responsible for establishment of our risk management framework, and responsibility for significant risk management policies resides with the Audit Committee under powers delegated by our Board. Our Board believes that having a combined Chairman of the Board and Co-Chief Executive Officer provides a unique perspective on risk oversight. Our most senior executive officers are responsible for collaborating with the Audit Committee to provide oversight with respect to the risk management process, as well as prioritize and validate key risks. Management is then responsible for implementing the Board-approved risk management strategy and developing policies, controls, processes and procedures to identify and manage risks. Management periodically reports to the Audit Committee on the effectiveness of its management of key business risks.

Each Board committee is responsible for monitoring and reporting on the material risks associated with its respective subject matter areas:

•

the Audit Committee is responsible for oversight of our accounting and financial reporting processes, the integrity of our financial statements, and the review, and approval or ratification of, any related party transactions;

•	the Compensation Committee is responsible for the oversight of risks associated with our compensation practices, including limiting

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instances in which compensation could be tied to excessive risk taken by management (see “Executive Compensation – Compensation Discussion and Analysis (“CD&A”) – Risks Related to Compensation Policies and Practices”); and

•	the Corporate Governance Committee is responsible for the oversight of our corporate governance risks, including director independence and succession planning.

In terms of overseeing the broader company-wide risk management program, the Audit Committee is responsible for ensuring all risk areas, including regulatory and compliance, are being monitored by senior management and that all risk management matters are being reported to our Board or appropriate Board committee and being addressed as needed. Additionally, our Board collectively reviews, and is responsible for, risks associated with our strategic plans.

In fiscal 2012, management discussed the Company’s risk profile with our Board, established a Risk Committee that regularly monitors the major risks facing the Company and presented a status update of these actions to our Board. The Risk Committee presents to the Audit Committee quarterly and to our Board annually. In addition, the Company continued to develop its internal audit function.

Our General Counsel regularly briefs our Board, and our Chief Auditor regular briefs, and meets in Executive Session with, the Audit Committee. The Audit Committee uses the results of its discussions with our Chief Auditor to set the audit schedule for the internal audit group. Our internal audit group identifies, assesses and assists management in addressing and managing risks by using the Integrated Framework by the Committee of Sponsoring Organizations of the Treadway Commission, also known as the COSO framework.

Board Diversity

Diversity is very important to us. We strive to offer an inclusive business environment that offers and benefits from diversity of people, thought, and experience. This also holds true for our Board. Although we have no formal written policy, pursuant to our Corporate Governance Guidelines our Board annually reviews the appropriate skills and characteristics of its members in light of the current composition of our Board, and diversity is one of the factors used in this assessment. In addition, in identifying a director candidate, the Corporate Governance Committee and our Board consider and discuss diversity, among the other factors discussed under “— Director Nomination Process,” with a view toward the role and needs of our Board as a whole. When identifying director nominees, the Corporate Governance Committee and our Board generally view diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint and perspective, professional experience, education, skill and other qualities or attributes that together contribute to the successful functioning of our Board.

Code of Conduct

Our Code of Conduct applies to all employees, directors, and officers of the Company and its subsidiaries. The Code of Conduct is posted on the Corporate Governance page of our investor relations website at www.investors.primerica.com and is available in print free of charge to our stockholders who request a copy. The Company also has made available an Ethics Hotline, which permits employees to anonymously report a violation of the Code of Conduct. Any changes to the Code of Conduct will be posted on the Company’s website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of our common stock (the “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Reporting Persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

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CORPORATE GOVERNANCE

Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that the Reporting Persons complied with all Section 16(a) filing requirements during fiscal 2012 except that a Form 4 reporting both the February 2012 stock grant and the withholding of shares to pay taxes on the vesting of shares in February 2012 for each executive officer (Messrs. Michael C. Adams, John A. Addison Jr., Chess E. Britt, Jeffrey S. Fendler, William A. Kelly, Gregory C. Pitts, Peter W. Schneider, Glenn J. Williams and D. Richard Williams and Ms. Alison S. Rand) was filed approximately one week late because the required information was not received by the appropriate individuals in a timely manner.

Beneficial Ownership of Common Stock

The following table furnishes information, as of February 28, 2013, as to shares of our common stock beneficially owned by: (i) each person or entity who we know to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors (including each nominee for director) and our named executive officers identified in “Executive Compensation – Compensation Discussion and Analysis (“CD&A”)”; and (iii) our directors and executive officers as a group. As of February 28, 2013, there were 56,675,584 shares of our common stock outstanding.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percent of Outstanding Common Stock (3)
5% Beneficial Owners:
Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (4)	6,591,731	10.9%
Wellington Management Company, LLP (5)	5,176,665	9.1%
Ruane, Cunniff & Goldfarb Inc. (6)	3,720,625	6.6%
Baron Capital Group, Inc. (7)	3,033,716	5.4%
Brave Warrior Advisors, LLC (8)	3,022,508	5.3%
FMR LLC (9)	2,937,296	5.2%
Burgundy Asset Management Ltd. (10)	2,829,206	5.0%
Directors and Executive Officers:
D. Richard Williams (11)	529,271	*
John A. Addison, Jr. (11)	460,567	*
Joel M. Babbit (11)	5,906	*
P. George Benson (11)(12)	3,490	*
Michael E. Martin (4)(11)(13)	6,597,670	10.9%
Mark Mason (11)(14)	3,131	*
Robert F. McCullough (11)(12)	5,998	*
Barbara A. Yastine (11)	8,486	*
Daniel A. Zilberman (4)(11)(13)	6,597,670	10.9%
Gregory C. Pitts (11)(15)	90,425	*
Alison S. Rand (11)	74,418	*
Peter W. Schneider (11)	83,780	*
Glenn J. Williams (11)	129,876	*
All directors, director nominees and executive officers as a group (17 people) (16)	8,307,650	13.7%

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*	Less than one percent.
(1)	The address for each of our directors (other than Messrs. Martin, Mason and Zilberman) and executive officers is c/o Primerica, Inc., One Primerica Parkway, Duluth, Georgia 30099.
(2)	Unless otherwise indicated, the beneficial owners have sole voting power and investment power with respect to shares of our common stock beneficially owned by them.
(3)	Based on 56,675,584 shares of our common stock outstanding, except as otherwise noted.
(4)	Includes 4,103,110 shares issuable upon exercise of warrants held by Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners L.P. (together, “Warburg Pincus”). The exercise price for the warrants is $18.00 per share. The percent of the Company’s common stock outstanding that is beneficially owned by Warburg Pincus is based on 60,778,694 shares of the Company’s common stock outstanding, which includes the 4,103,110 shares issuable upon exercise of the warrant. The address for each of Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017-3911. Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. are affiliates of Warburg Pincus & Co. and Warburg Pincus LLC. Pursuant to the Securities Purchase Agreement, by and among Citigroup, Primerica and Warburg Pincus, dated as of February 8, 2010 (the “Securities Purchase Agreement”), Warburg Pincus & Co. and Warburg Pincus LLC (the controlling affiliates of Warburg Pincus) have agreed that, subject to exceptions, they and their controlled affiliates will not own more than 35% of the voting power of our outstanding voting securities or more than 45% of our economic equity interests.
(5)	Based on a Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) on February 14, 2013. Wellington has shared dispositive power with respect to all of these shares, and shared voting power with respect to 4,103,933 of these shares. Wellington’s address is 280 Congress Street, Boston, MA 02210.
(6)	Based on a Schedule 13G filed by Ruane, Cunniff & Goldfarb Inc. (“Ruane”) on February 14, 2013. Ruane has sole voting power with respect to 3,705,000 of these shares and sole dispositive power with respect to all of these shares. Ruane’s address is 767 Fifth Avenue, New York, NY 10153-4798.
(7)

Based on a Schedule 13G filed by BAMCO, Inc., Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron (collectively, “Baron”) on February 14, 2013. BAMCO has shared voting power with respect to 2,494,500 shares and shared dispositive power with respect to 2,814,500 shares. Baron Capital Group, Inc. and Ronald Baron each have shared voting power with respect to 2,713,716 and shared dispositive power with respect to 3,033,716 shares. Baron Capital Management, Inc. has shared voting power and shared dispositive power with respect to 219,216 shares. Baron’s address is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(8)	Based on a Schedule 13G filed by Brave Warrior Advisors, LLC (“Brave Warrior”) on February 14, 2013. Brave Warrior’s address is 12 East 49th Street, New York, NY 10017.
(9)	Based on a Schedule 13G filed jointly by FMR LLC (“FMR”), Mr. Edward C. Johnson 3d, and Fidelity Management & Research Company on February 14, 2013. FMR has sole voting power with respect to 2,935 of these shares, and sole dispositive power with respect to all of these shares. FMR’s address is 82 Devonshire Street, Boston, MA 02109.
(10)	Based on a Schedule 13G filed by Burgundy Asset Management Ltd. (“Burgundy”) on February 11, 2013. Burgundy has sole voting power with respect to 1,930,671 of these shares and sole dispositive power with respect to all of these shares. Burgundy’s address is 181 Bay Street, Suite 4510, Toronto, Ontario, M5J 2T3.
(11)	Includes unvested restricted shares.
(12)	Excludes 5,003 unvested deferred stock units issued in connection with the non-employee director deferred compensation plan.
(13)	Each of Messrs. Martin and Zilberman is a Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC. Other than 5,003 unvested restricted shares, all shares indicated as owned by each of Messrs. Martin and Zilberman are included because of their affiliation with the Warburg Pincus entities. The address for Messrs. Martin and Zilberman is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York, 10017-3911. Each of Messrs. Martin and Zilberman disclaims beneficial ownership of any of our shares held by Warburg Pincus.
(14)	The address for Mr. Mason is c/o Citigroup Inc., 399 Park Avenue, New York, New York 10022. Because of Citigroup’s ownership interest in the Company until December 2011, Mr. Mason did not receive cash or equity compensation for serving as a director until 2012.
(15)	Includes 36,415 shares as to which Mr. Pitts has shared voting and investment power.
(16)	Includes all shares beneficially owned by Warburg Pincus.

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BOARD OF DIRECTORS

Members of Our Board of Directors

The following information about each member of our Board of Directors includes their business experience, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications attributes or skills that caused the Corporate Governance Committee and our Board of Directors to determine that each individual should serve as one of our directors.

John A. Addison, Jr. is the Chairman of Primerica Distribution, has served as our Co-Chief Executive Officer since 1999 and has served our Company in various capacities since 1982 when he joined us as a business systems analyst. Mr. Addison has served in numerous officer roles with Primerica Life Insurance Company (“Primerica Life”), a life insurance underwriter, and Primerica Financial Services, Inc. (“PFS”), a general agent, both of which are subsidiaries of Primerica. He served as Vice President and Senior Vice President of Primerica Life. He also served as Executive Vice President and Group Executive Vice President of Marketing. In 1995, he became President of the Primerica operating unit of Citigroup and was promoted to Co-Chief Executive Officer in 1999. Mr. Addison earned his B.A. in Economics from the University of Georgia and his M.B.A. from Georgia State University.

Mr. Addison brings to our Board his 12 years of experience as our Co-Chief Executive Officer and nearly 30 years of understanding our Company and our business, along with general management and marketing expertise.

Joel M. Babbit is the Co-Founder and Chief Executive Officer of Mother Nature Network, one of the leading resources for environmental news and information. Prior to launching Mother Nature Network in 2009, Mr. Babbit spent more than 20 years in the advertising and public relations industry, creating two of the largest advertising agencies in the Southeastern US – Babbit and Reiman (acquired by London-based GGT) and 360 (acquired by WPP Group’s Grey Global Group). Following the acquisition of 360 by Grey Global Group in 2002, Mr. Babbit served as President and Chief Creative Officer of the resulting entity, Grey Atlanta, until 2009. He also previously served as President of WPP Group’s GCI, a public relations firm, and as Executive Vice President and General Manager for the New York office of advertising agency Chiat/Day Inc. Advertising. Following his hometown of Atlanta being awarded the 1996 Summer Olympics, and at the request of Mayor Maynard Jackson, Mr. Babbit took a leave of absence from the private sector to serve as Chief Marketing and Communications Officer for the City and as a member of the Mayor’s cabinet.

Mr. Babbit brings to our Board his 20 years of experience in marketing and advertising, his management experience and his expertise in social media.

P. George Benson has been the President of the College of Charleston in Charleston, South Carolina since February 2007. From June 1998 until January 2007, he was Dean of the Terry College of Business at the University of Georgia. From July 1993 to June 1998, Mr. Benson served as Dean of the Rutgers Business School at Rutgers University and, prior to that, Mr. Benson was on the faculty of the Carlson School of Management at the University of Minnesota. Mr. Benson currently serves as Chair of the Board of Directors for the Foundation for the Malcolm Baldrige National Quality Award, was Chairman of the Board of Overseers for the Baldrige Award Program from 2004 to 2007 and was a national judge for the Baldrige Award from 1997 to 2000. He also serves as a member of the Boards of Directors of AGCO Corporation and Crawford & Company. Mr. Benson was a member of the Board of Directors of Nutrition 21, Inc. from 1998 to 2010.

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Mr. Benson received a B.S. degree in Mathematics from Bucknell University, completed graduate work in operations research in the Engineering School of New York University and earned a Ph.D. in business from the University of Florida.

Mr. Benson brings to our Board significant expertise in academics, senior management, corporate governance, strategic planning, risk and asset management, and finance. In particular, our Board considered his experience managing the College of Charleston’s staff of more than 2,000, budget of more than $230 million and endowment of more than $60 million, as well as his service on the boards of directors of other public companies and as a member of their audit committees.

Michael E. Martin is a Partner of Warburg Pincus & Co. and a Managing Director of the private equity firm Warburg Pincus LLC, where he is head of its financial services group and a member of its Executive Management Group. Prior to joining Warburg Pincus & Co. and Warburg Pincus LLC in 2009, Mr. Martin was President of Brooklyn NY Holdings, LLC, a private investment company, from 2006 to 2008. Mr. Martin worked at UBS Investment Bank from 2002 to 2006, where he served as a Vice Chairman and Managing Director of UBS Investment Bank and a member of its Board of Directors and Global Executive Committee. He has held senior positions at the investment bank Credit Suisse First Boston, and prior to that he practiced corporate law at the law firm of Wachtell, Lipton, Rosen & Katz. Mr. Martin also serves on the Board of Directors of National Penn Bancshares, Inc. and he was a member of the Board of Directors of BPW Acquisition Corp. from 2008 to 2010 and of SLM Corporation from 2008 to 2012. Mr. Martin received a B.S. in economics from Claremont Men’s College and a J.D. from Columbia University School of Law.

Mr. Martin has been designated by Warburg Pincus to be one of our directors pursuant to its rights under the Securities Purchase Agreement. For a description of transactions between the Company and Warburg Pincus, see “Related Party Transactions — Transactions with Warburg Pincus.”

Mr. Martin brings to our Board expertise in general management, legal, corporate governance, finance, executive compensation, strategic planning, risk and asset management, investment banking and capital markets, and mergers and acquisitions (“M&A”).

Mark Mason has been the Chief Executive Officer of Citi Holdings, an operating segment of Citigroup that comprises financial services company Citi Brokerage and Asset Management, Global Consumer Finance and Special Assets Portfolios, since January 2012. He previously served as the Chief Operating Officer for Citi Holdings from January 2009 to December 2011 and the Chief Financial Officer from January 2006 to December 2008. Mr. Mason joined Citigroup in 2001 and has also served as the Chief Financial Officer and Head of Strategy and M&A for Citigroup’s Global Wealth Management Division, Chief of Staff to Citigroup’s Chairman and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer for Citigroup Real Estate Investments and Vice President of Corporate Development at Citigroup. Prior to joining Citigroup, Mr. Mason held various positions at Lucent Technologies, Marakon Associates, a strategy consulting firm, and Goldman, Sachs & Co. He received a Bachelor of Business and Administration in finance from Howard University and an M.B.A. from Harvard Business School.

Mr. Mason brings to our Board expertise in general management, finance, strategic planning, M&A, and investment banking and capital markets.

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BOARD OF DIRECTORS

Robert F. McCullough has been a private investor since January 2007. He previously was Senior Partner of the investment fund manager Invesco Ltd. (formerly AMVESCAP PLC) from June 2004 to December 2006. Prior thereto, he was Chief Financial Officer of AMVESCAP PLC from April 1996 to May 2004. Mr. McCullough joined the New York audit staff of Arthur Andersen LLP in 1964, served as Partner from 1972 until 1996, and served as Managing Partner in Atlanta from 1987 until 1996. Mr. McCullough also serves on the Boards of Directors of Acuity Brands, Inc. and Schweitzer-Mauduit International, Inc. Mr. McCullough was a member of the Board of Directors of Comverge, Inc. from 2006 to 2009 and of Mirant Corporation from 2003 to 2006. He received his B.B.A. in Accounting from the University of Texas at Austin.

Mr. McCullough brings to our Board expertise in senior management, finance and accounting, corporate governance, and M&A. In particular, our Board considered his broad perspective in accounting, financial controls and financial reporting matters and his extensive audit experience based on his lengthy career in public accounting and his experience serving as the chairman of the audit committees and governance committees of several public companies.

D. Richard Williams is Chairman of the Board of Directors, has served as our Co-Chief Executive Officer since 1999 and has served our Company since 1989 in various capacities, including as the Chief Financial Officer and Chief Operating Officer of the Primerica operating unit of Citigroup. Mr. Williams serves on the Board of Trustees for the Woodruff Arts Center, the Board of Directors of the Anti-Defamation League Southeast Region and the Atlanta Area Council of the Boy Scouts of America. Mr. Williams earned both his B.S. degree and his M.B.A. from the Wharton School of the University of Pennsylvania.

Mr. Williams has led our company as Co-Chief Executive Officer for 11 years and brings to our Board more than 20 years of knowledge of the Company’s business, finances and operations along with expertise in senior management, finance, M&A, strategic planning, and risk and asset management.

Barbara A. Yastine has been the Chair, President and Chief Executive Officer of Ally Bank since March 2012. With $92 billion in assets and $48 billion in deposits, Ally Bank is the dominant operating subsidiary of Ally Financial, Inc., the leading U.S. independent auto finance company. She previously served as Chief Administrative Officer of Ally Financial from May 2010 to March 2012, overseeing the risk, compliance, legal and technology areas. Prior to joining Ally Financial, she served as a Principal of Southgate Alternative Investments, a start-up diversified alternative asset manager, beginning in June 2007. From August 2004 through June 2007, Ms. Yastine was self-employed as an independent consultant. Before that, she was Chief Financial Officer for investment bank Credit Suisse First Boston from October 2002 to August 2004. From 1987 through 2002, Ms. Yastine worked at Citigroup and its predecessor companies. She graduated with a B.A. in Journalism from New York University, where she also earned her M.B.A.

Ms. Yastine brings to our Board expertise in general management, risk and asset management, finance and strategic planning. In particular, our Board considered her significant current and past experience serving in senior management positions in the investment banking and capital markets industries.

Daniel A. Zilberman is a Partner of Warburg Pincus & Co. and a Managing Director of the private equity firm Warburg Pincus LLC, where he focuses on investments in insurance companies, banks, asset managers and service providers to the financial services industry. Prior to joining

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Warburg Pincus & Co. and Warburg Pincus LLC in 2005, Mr. Zilberman worked at Evercore Capital Partners, a private equity firm, from 2003 to 2005 and Lehman Brothers from 1997 to 1999 and 2001 to 2002. Mr. Zilberman received a B.A. in International Relations from Tufts University and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania.

Mr. Zilberman was initially designated by Warburg Pincus to be one of our directors pursuant to its rights under the Securities Purchase Agreement. For a description of transactions between the Company and Warburg Pincus, see “Related Party Transactions — Transactions with Warburg Pincus.”

Mr. Zilberman brings to our Board experience in general management, finance, M&A, strategic planning, government and regulatory affairs, and investment banking and capital markets.

Director Attendance at Board, Committee and Annual Meetings

During fiscal 2012, our Board held eight meetings, including four telephonic meetings. Each director attended at least 75%, collectively, of the meetings of our Board and its committees on which he or she served during fiscal 2012. In addition, each director except for Mr. Babbit attended the 2012 Annual Meeting of Stockholders. The non-management directors meet separately in regularly scheduled executive sessions, and the independent directors meet in their own executive session at least annually. Our Lead Director presided at the executive sessions of the non-management directors and the independent directors. Directors are expected to attend annual meetings of stockholders of the Company.

Committees of Our Board of Directors

Our Board has three standing committees that assist it in carrying out its duties – the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The charter of each committee is available on our Investor relations website at www.investors.primerica.com and may be obtained, without charge, by contacting the Corporate Secretary, Primerica, Inc., One Primerica Parkway Duluth, Georgia 30099.

The following chart shows information regarding the membership of each of our Board’s standing committees as of December 31, 2012.

Name	Audit	Compensation	Nominating and Corporate Governance
John A. Addison, Jr. (1)
Joel M. Babbit			✓
P. George Benson	✓		Chair
Michael E. Martin		Chair
Mark Mason (2)
Robert F. McCullough	Chair	✓
D. Richard Williams (1)
Barbara A. Yastine	✓	✓
Daniel A. Zilberman			✓
Number of fiscal 2012 meetings	17	7	4

(1)	Employee of Primerica
(2)	Employee of Citigroup (the Company’s former parent)

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BOARD OF DIRECTORS

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Its primary purpose is to assist our Board in fulfilling its responsibility to our stockholders relating to the financial reporting process and systems of internal control. The Audit Committee is also responsible for determining whether the Company’s financial systems and reporting practices were established in accordance with applicable requirements. Further, the Audit Committee retains and terminates the Company’s independent registered public accounting firm and approves its services and fees.

Our Board has determined that all Audit Committee members are financially literate as required by the NYSE Listed Company Manual. Our Board has further determined that the Audit Committee Chair qualifies as an audit committee financial expert within the meaning of the rules and regulations of the SEC, and that all of the Audit Committee members are independent as required by the NYSE Listed Company Manual.

Compensation Committee

The Compensation Committee is responsible for overseeing the Company’s overall human resources compensation program, including executive compensation, incentive plans, benefit plans and equity plans. The Compensation Committee approves and oversees the administration of the Company’s material benefit plans, policies and programs, including all of the Company’s equity plans and incentive plans. The Compensation Committee also reviews and approves principal elements of total compensation for the Company’s executive officers and employment agreements for certain of the Company’s executive officers. Further, the Compensation Committee is responsible for reviewing and recommending the compensation of non-management directors to the full Board, as well as reviewing and recommending directors’ and officers’ indemnification and insurance matters.

The Compensation Committee may delegate certain powers and functions with respect to employee benefit plans to the plan administration committee or to the respective plan administrators, or other appropriate committees or individuals, if such delegation is consistent with the Company’s overall compensation policies, provided that the Compensation Committee may not delegate the power to: (i) create, authorize, approve, amend and/or terminate any new or existing incentive compensation or equity-based plan in which members of senior management or directors participate; or (ii) terminate, or substantially reduce or freeze benefits or future accruals under, any plan other than welfare benefit plans.

The Compensation Committee discusses, evaluates and reviews the Company’s policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives and takes such action as it deems necessary to limit risks relating to compensation. See “Corporate Governance — Board’s Role in Risk Oversight.”

Nominating and Corporate Governance Committee

The Corporate Governance Committee takes a leadership role in shaping corporate governance policies and practices, including recommending to our Board the Corporate Governance Guidelines applicable to the Company and monitoring the Company’s compliance with such policies, practices and guidelines. The Corporate Governance Committee is also responsible for identifying individuals qualified to become Board members, recommending to our Board the director nominees to be considered for election at the next annual meeting of stockholders, and leading our Board in its annual review of its performance. The Corporate Governance Committee considers submissions of director candidates submitted by stockholders in accordance with the procedures described under “Corporate Governance – Director Nomination Process.” The Corporate Governance Committee is responsible for

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oversight of executive succession planning and, in 2012, the Corporate Governance Committee began to exercise oversight of our newly-formed political action committee and our government relations strategy.

Director Compensation

The Compensation Committee, which consists solely of independent directors, is responsible for reviewing and considering any revisions to director compensation. Our Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation annually. Executive officers have no role in determining or recommending director compensation. Our Board determined that compensation for non-management directors should be a mix of cash and equity-based compensation. Directors who are employees of Primerica did not receive any fees or additional compensation for their service on our Board in fiscal 2012. The interests of our non-management directors are aligned with the interests of our stockholders by linking a portion of their compensation to stock performance.

Annual Retainer

In fiscal 2012, non-management directors received an annual retainer of $150,000, which was paid 50% in cash and 50% in restricted stock vesting over a three-year period. In addition, for fiscal 2012, the following cash payments were approved:

•	Lead Director — $25,000;

•	Audit Committee Chair — $25,000;

•	Compensation Committee Chair — $15,000;

•	Corporate Governance Committee Chair — $15,000;

•	Independent directors — an annual fee of $10,000 for service on any committee for which they do not serve as Chair; and

•

Each member of the Audit Committee — additional compensation of $750 per meeting ($1,125 for the Audit Committee Chair) for work the Audit Committee was requested to undertake in connection with our repurchase in April 2012 of approximately 5.7 million shares of our common stock from Warburg Pincus at a price of $26.15 per share (the “April Repurchase”).

We pay the cash portion of the annual fee in quarterly installments. Except to the limited extent noted above, we do not pay meeting fees.

In early 2013, the Compensation Committee recommended, and the Board approved, a change in the payment of the equity portion of annual retainer. Beginning in fiscal 2013, non-management directors will receive 50% of their annual retainer in restricted stock units that will vest on the earlier of one year from the grant date and the date of the following year’s annual meeting of stockholders. Shares underlying the restricted stock units will be deferred until such date as the director no longer serves as a member of our Board.

Travel Expenses

The Company reimburses all directors for travel and other related expenses in connection with attending Board and committee meetings and Board-related activities.

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BOARD OF DIRECTORS

Director Compensation Table

The following table shows fiscal 2012 compensation for our non-management directors.

Name	Annual Fees	Other Fees (1)	Equity Awards (2)		All Other Compensation (3)	Total
Joel M. Babbit	$85,000	—	$74,987		$1,175	$161,162
P. George Benson	$102,250	$2,250	$74,987	(4)	$1,359	$180,846
Michael A. Martin	$115,000	—	$74,987		$1,135	$191,122
Mark Mason	$75,000	—	$74,987		$657	$150,644
Robert F. McCullough	$113,375	$3,375	$74,987	(4)	$1,495	$193,232
Barbara A. Yastine	$96,500	$1,500	$74,987		$1,542	$174,529
Daniel A. Zilberman	$85,000	—	$74,987		$1,135	$161,122

(1)	Special project fee to Audit Committee members in connection with the April Repurchase.
(2)	Each non-management director was granted 3,131 shares of our common stock, representing the number of whole shares of restricted stock (or, at the director’s election, deferred stock units) equal to $75,000 divided by $23.95 (the closing market price of our common stock on the NYSE on the trading day immediately preceding the grant date). For the valuation assumptions underlying the awards, see our audited financial statements for fiscal 2012 included in the Company’s Annual Report on Form 10-K for fiscal 2012.

At December 31, 2012, our non-management directors held unvested restricted stock awards and deferred stock units as follows, representing all of their outstanding awards as of that date:

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (a)	Market Value of Shares or Units of Stock That Have Not Vested (b)
Joel M. Babbit	08/01/11	1,850	$55,519
	05/16/12	3,131	93,961

		4,981	$149,480
P. George Benson	04/23/10	831	$24,938
	05/18/11	1,872	56,179
	05/16/12	3,131	93,961

		5,834	$175,078
Michael A. Martin	05/18/11	1,872	$56,179
	05/16/12	3,131	93,961

		5,003	$150,140
Mark Mason	05/16/12	3,131	$93,961

		3,131	$93,961
Robert F. McCullough	04/19/10	1,334	$40,033
	05/18/11	1,872	56,179
	05/16/12	3,131	93,961

		6,337	$190,173
Barbara A. Yastine	12/07/10	849	$25,478
	05/18/11	1,872	56,179
	05/16/12	3,131	93,961

		5,852	$175,618
Daniel A. Zilberman	05/18/11	1,872	$56,179
	05/16/12	3,131	93,961

		5,003	$150,140

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(a)	All restricted shares and deferred stock units vest in equal installments on the first, second and third anniversary of the grant date.
(b)	Represents the number of unvested restricted shares and deferred stock units owned at December 31, 2012 multiplied by $30.01, the closing market price per share of our common stock on the NYSE on that date.
(3)	Represents dividends paid on unvested restricted shares and deferred stock units.
(4)	Messrs. Benson and McCullough elected to receive their equity awards in the form of deferred stock units under the Nonemployee Directors’ Deferred Compensation Plan. See “— Deferred Compensation.”

Deferred Compensation

Our Board adopted the Primerica, Inc. Nonemployee Directors’ Deferred Compensation Plan in November 2010, under which non-management directors may elect to defer all or a portion of their directors’ fees. At the director’s option, we will convert all or a portion of his or her cash fees otherwise payable during a calendar quarter to deferred stock units equal in number to the maximum number of shares of our common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could be purchased with the dollar amount of such fees at the closing market price of our common stock on the first trading day of the following calendar quarter. These deferred stock units will be fully vested on such date.

At the director’s option, we credit his or her deferral account with deferred stock units equal in number to the number of restricted stock awards to which the director was otherwise entitled. Any deferred stock units that are issued upon deferral of restricted stock awards are subject to the same vesting provisions as the restricted stock awards themselves. We also credit the deferral account with deferred stock units equal in number to the maximum number of shares of our common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could have been purchased with the cash dividend, if any, which would have been payable had the participant received restricted stock awards to which he or she was otherwise entitled. The deferred stock units credited in lieu of the payment of dividends on restricted stock awards are fully vested on the dividend payment date.

We make deferred payments, at the director’s election, within 60 days of termination of Board service or, in the case of an installment election, within 60 days of termination of Board service and up to five anniversaries of such date.

During fiscal 2012, Messrs. Benson and McCullough participated in the Nonemployee Directors’ Deferred Compensation Plan.

Director Stock Ownership Guidelines

Our non-management directors are required to own shares valued at three times their annual cash retainer. In determining compliance with these guidelines, stock ownership includes shares beneficially owned by the director (or by immediate family members) and unvested restricted shares and deferred stock units. The participants have five years from the date of their initial election to our Board to achieve the targeted level of stock ownership.

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EXECUTIVE COMPENSATION

The subsections within this Executive Compensation section are intended to be read together, and each section provides information not included in the others. For background information on the Compensation Committee and its responsibilities, see “Board of Directors — Committees of Our Board of Directors — Compensation Committee.”

In this Executive Compensation section, the terms “we,” “our,” and “us” refer to management, the Company and, as applicable, the Compensation Committee.

Compensation Committee Report1

The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis and reviewed and discussed successive drafts with management. Following completion of this process, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2012 and this Proxy Statement.

COMPENSATION COMMITTEE:

Michael E. Martin, Chair

Robert F. McCullough

Barbara A. Yastine

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Martin and McCullough and Ms. Yastine served as a member of the Compensation Committee during all of fiscal 2012. None of the current or former members of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

Compensation Discussion and Analysis (“CD&A”)

Our fiscal 2012 named executive officers were:

•	D. Richard Williams — Chairman of the Board and Co-Chief Executive Officer;

•	John A. Addison, Jr. — Chairman of Primerica Distribution and Co-Chief Executive Officer;

•	Gregory C. Pitts — Executive Vice President and Chief Operating Officer;

•	Alison S. Rand — Executive Vice President and Chief Financial Officer;

•	Peter W. Schneider — Executive Vice President, General Counsel, Corporate Secretary and Chief Administrative Officer; and

•	Glenn J. Williams — President.

Executive Summary

The Compensation Committee structured our executive compensation program to pay for performance and, over the long term, to provide compensation to our executive officers that is market competitive.

1	The material in the 2012 Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or any portion hereof into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

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Fiscal 2012 Operating and Financial

Results (1)

During fiscal 2012, the Company maintained its strong financial condition despite economic challenges affecting our customer base. The following table illustrates the Company’s performance in fiscal 2012 relative to performance in fiscal 2011.

	Fiscal 2012		Fiscal 2011		Change
Operating Revenues	$1,179.3 million		$1,087.9 million		8.4%
Net Operating Income	$174.5 million		$156.0 million		11.9%
Operating Return on Average Equity	14.3%		11.8%
Operating Earnings Per Diluted Share	$2.72		$2.07		31.7%
Size of Life-Licensed Sales Force at Year-End	92,373		91,176		1.3%
Market Price Per Share at Fiscal Year End	$30.01		$23.24		29.1%
Total Shareholder Return	30.2	% (2)	-3.8	% (3)

(1)	Includes financial results that were not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). See “Non-GAAP Financial Measures” in Annex D to this Proxy Statement for a reconciliation to GAAP results.
(2)	Represents the percentage change in the price of our common stock from December 31, 2011 to December 31, 2012 plus the 2012 dividends.
(3)	Represents the percentage change in the price of our common stock from $24.25 at December 31, 2010 to December 31, 2011 plus the 2011 dividends.

Changes to Fiscal 2012 Executive Compensation

For fiscal 2012, the Compensation Committee made the following changes to our executive compensation program:

•

Our Board indicated that it expected management to focus on capital management, including refinancing the outstanding indebtedness to Citigroup, our former parent, and completing a redundant reserve financing transaction. To incentivize capital management activities, the portion of the performance objectives reflected by net operating income was reduced from 50% for fiscal 2011 to 25% for fiscal 2012 and operating return on average equity was added as a new component representing the remaining 25% for fiscal 2012.

•

In February 2012, the Compensation Committee determined that our executive officers should receive one-third of their equity award value in the form of non-qualified stock options. Many of our peer companies use a mix of stock options and restricted stock and the Compensation Committee wanted to create a stronger linkage between executive pay and shareholder return. The Compensation Committee granted stock options to our executive officers in February 2013 based on fiscal 2012 performance. The award value of each stock option was equal to one-third of the award date value of a share of restricted stock.

Pay-for-Performance

The Compensation Committee structured our 2012 executive compensation program so that a meaningful percentage of compensation is tied to the achievement of challenging levels of both corporate performance and personal objectives. Cash incentives and equity awards are both determined based on corporate and personal performance. Accordingly, we view both cash and equity awards as performance-based elements of our compensation program.

Each named executive officer has a maximum permissible payout that is equal to a designated percentage of operating income before income taxes. The Compensation Committee then exercises negative discretion to determine the actual award based on corporate and personal performance objectives that are established at the beginning of each fiscal year.

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EXECUTIVE COMPENSATION

Because our Co-Chief Executive Officers have greater responsibilities than our other named executive officers and because they are ultimately responsible for the Company’s strategic direction and overall results, our pay-for-performance approach provides for a larger portion of their total compensation to be “at-risk” in the form of incentive awards. The following chart reflects the mix of fixed versus performance-based compensation for the Co-Chief Executive Officers and our other named executive officers, on average, in fiscal 2012.

The Compensation Committee believes that the Co-Chief Executive Officers should be more accountable for overall corporate performance than the other executive officers and, as a result, the relative weighting of corporate performance is higher for the Co-Chief Executive Officers. The chart below sets forth the relative weighting of the corporate and personal performance components for fiscal 2012.

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Corporate Performance Objectives

Corporate performance for fiscal 2012 was measured based on four separate objectives, each of which accounted for 25% of the total corporate incentive payout:

Corporate Objective	Rationale	Weighting	Performance Level Payout (1)	Fiscal 2012 Result	Payout Factor
Operating Revenue	Reflects life and securities sales as well as the performance of our insurance in force and assets under management	25%	Threshold: 85% of the Target level Target: 100% Maximum: 115% of the Target level	$1,179.3 million
Net Operating Income	Reflects the overall success of our Company, our ability to manage expenses, our business mix and our achievement of pricing objectives	25%	Threshold: 85% of the Target level Target: 100% Maximum: 115% of the Target level	$174.5 million
Operating Return on Average Equity	Reflects net operating income performance as well as the effectiveness of capital management strategies	25%	Threshold: 85% of the Target level Target: 100% Maximum: 115% of the Target level	14.3%
Size of Life-Licensed Sales Force at Year-End	Represents recruiting, licensing efficiency, turnover rates and long-term sustainability	25%	Threshold: 90% of the Target level Target: 100% Maximum: 110% of the Target level	92,373
		Total Payout Factor:			104.4%

(1)	For results between threshold and maximum levels, the actual payout factor is extrapolated. The Compensation Committee intentionally narrowed the payout band for the sales force metric because it believes that performance in only the narrower band would justify an incentive payout.

Management viewed the financial corporate performance objectives as aggressive but achievable. However, the size of life-licensed sales force was viewed as very aggressive. The Compensation Committee intentionally set a target level that it believed would be challenging in order to incentivize management to focus on initiatives that would reverse the trend of a declining sales force.

Personal Performance Objectives

Each named executive officer had personal performance objectives for fiscal 2012 that were approved by the Compensation Committee. These goals focused on the professional development of each named executive officer and the further improvement of efficiencies supporting the effectiveness of the organization

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EXECUTIVE COMPENSATION

as well as certain non-financial objectives tied to the needs of the business. Each of our named executive officers exhibited strong personal performance against these objectives. The Compensation Committee determined to pay our named executive officers at the following levels based on achievement of their personal performance objectives:

Name	Individual Performance Payout Factor
D. Richard Williams	100%
John A. Addison, Jr.	100%
Gregory C. Pitts	120%
Alison S. Rand	110%
Peter W. Schneider	110%
Glenn J. Williams	110%

Fiscal 2012 Executive Compensation

Compensation Program Objectives

Our executive compensation program was designed to achieve four primary objectives:

Compensation Program Objective	How Objective is Achieved
Motivate and reward executives when they deliver desired business results and stockholder value near term	Cash and equity-based incentive awards are based on corporate and personal performance.
Align executive and stockholder interests over the long-term	Equity-based incentive awards are tied to corporate and personal performance and their value increases with stock price appreciation. Beginning with fiscal 2013 grants for fiscal 2012 performance, awarded a portion of equity in non-qualified stock options to further link executive performance with stockholder interests.
Avoid pay programs that may encourage excessive or unreasonable risk-taking, misalign the timing of rewards and performance, or otherwise fail to promote the creation of long-term stockholder value	The range of performance and payout levels is linear, so that management is not encouraged to take excessive risk to reach a higher level of achievement. In addition, there is a cap for the maximum performance at each level.
Attract and retain the very best executive talent	Executives are held accountable for results and rewarded above target levels when corporate and personal goals are exceeded. When goals are not met, compensation awards are below target levels.

In approving incentive compensation for fiscal 2012 performance, the Compensation Committee considered the results of the Company’s most recent advisory vote on executive compensation at the 2011 Annual Meeting of Stockholders. Because approximately 92.5% of votes cast approved the executive compensation program as described in our 2011

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proxy statement, the Compensation Committee has not made significant changes to our executive compensation program. However, in order to further align executive pay and Company performance in fiscal 2012 and beyond, the Compensation Committee approved changes to the performance measures and relative weightings used to determine both cash and equity awards in fiscal 2012 and also changed the equity grant mix for executive officers from 100% restricted stock to 2/3 restricted stock and 1/3 stock options. See “– Fiscal 2013 Executive Compensation”.

Compensation Elements

The elements of our executive compensation program are described below.

Element	Key Features
Base Salary	Each named executive officer’s base salary is a fixed dollar amount, as described in his or her employment agreement. The amounts were designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within the Company.
Incentive Awards

Incentive awards are granted to reward employees for achieving critical Company goals. A portion of the incentive awards are equity-based to provide incentive for long-term creation of stockholder value.

•     For fiscal 2012, each named executive officer’s maximum permissible payout was equal to a designated percentage of operating income before income taxes

•     The Compensation Committee exercised negative discretion to reduce awards to amounts that reflect achievement of corporate and personal objectives

•     Any portion of the incentive award above target may be paid in restricted stock at the Compensation Committee’s discretion. The Compensation Committee elected to pay a portion of the amounts above target in the form of equity and a portion of such amounts in cash.

•     Our named executive officers are eligible for additional discretionary incentive awards paid in the form of restricted stock. In fiscal 2012, the Compensation Committee elected not to grant discretionary incentive awards.

Benefit Programs	Our named executive officers participate in the same benefit programs that are offered to other salaried employees
Perquisites	Limited perquisites are provided to executives to enhance the personal health of our named executive officers and to encourage spousal attendance at Company events

Elements of Compensation: Base Salary

Base salary is a fixed portion of compensation based on an individual’s skills, responsibilities and experience. At the time of our IPO, base salaries were not differentiated among our named executive officers other than our Co-Chief Executive Officers, and the Compensation Committee has not increased the salaries of our named executive officers since that time.

Elements of Compensation: Incentive Awards

In fiscal 2012, both cash and equity awards, which combined represent the majority of the compensation paid to our named executive officers, were based on corporate and personal performance. Fiscal 2012 incentive opportunities were structured in terms of maximum permissible

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EXECUTIVE COMPENSATION

payouts corresponding with a specified percentage of operating income before income taxes.2 The table below sets forth the fiscal 2012 target cash and equity award incentive payments for our named executive officers, as well as each executive’s total target incentive award as a percentage of salary.

Name	Annual Salary	Target Cash Award	Target Equity Award	Total Target Incentive Award	Total Target Incentive Award as a Percentage of Salary
D. Richard Williams	$750,000	$1,500,000	$1,250,000	$2,750,000	366.7%
John A. Addison, Jr.	$750,000	$1,500,000	$1,250,000	$2,750,000	366.7%
Gregory C. Pitts	$450,000	$250,000	$400,000	$650,000	144.4%
Alison S. Rand	$450,000	$300,000	$400,000	$700,000	155.6%
Peter W. Schneider	$450,000	$600,000	$450,000	$1,050,000	233.3%
Glenn J. Williams	$450,000	$600,000	$450,000	$1,050,000	233.3%

In determining the total incentive award for each named executive officer, the Compensation Committee considered corporate performance, the contribution of each named executive officer to the Company’s successes, the achievement of each named executive officer’s personal performance objectives, and the overall performance of each named executive officer.

The table below sets forth the fiscal 2012 actual incentive payments, as well as the maximum permissible payout for each named executive officer.

Name	Actual Cash Award	Actual Equity Award	Total Incentive Award	Maximum Permissible Payout as a Percentage of Operating Income Before Income Taxes	Maximum Permissible Payout as a Dollar Amount
D. Richard Williams	$1,549,500	$1,291,250	$2,840,750	2.00%	$5,359,020
John A. Addison, Jr.	$1,549,500	$1,291,250	$2,840,750	2.00%	$5,359,020
Gregory C. Pitts	$308,211	$410,949	$719,160	0.75%	$2,009,633
Alison S. Rand	$319,920	$426,560	$746,480	0.75%	$2,009,633
Peter W. Schneider	$639,840	$479,880	$1,119,720	0.75%	$2,009,633
Glenn J. Williams	$639,840	$479,880	$1,119,720	0.75%	$2,009,633

2	Operating income before income taxes equals the income before income taxes, adjusted to exclude the impact of realized investment gains and losses and the expense associated with our IPO-related equity awards.

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The table below sets forth the actual incentive award for each named executive officer as a percentage of target cash and target equity.

Name	Actual Cash Award	Target Cash Award	Actual Cash Award as a % of Target	Actual Equity Award	Target Equity Award	Actual Equity Award as a % of Target	Total Incentive Award as a % of Target
D. Richard Williams	$1,549,500	$1,500,000	103.3%	$1,291,250	$1,250,000	103.3%	103.3%
John A. Addison Jr.	$1,549,500	$1,500,000	103.3%	$1,291,250	$1,250,000	103.3%	103.3%
Gregory C. Pitts	$308,211	$250,000	123.3%	$410,949	$400,000	102.7%	110.6%
Alison S. Rand	$319,920	$300,000	106.6%	$426,560	$400,000	106.6%	106.6%
Peter W. Schneider	$639,840	$600,000	106.6%	$479,880	$450,000	106.6%	106.6%
Glenn J. Williams	$639,840	$600,000	106.6%	$479,880	$450,000	106.6%	106.6%

The Compensation Committee approves all stock awards to our named executive officers. The grant date is the date the awards are approved by the Compensation Committee. We do not coordinate equity grants with the release of material information. Further, we do not accelerate or delay equity grants in response to material information, nor does the Company delay the release of material information for any reason related to the granting of equity awards.

Elements of Compensation: Benefits

As with other employees, our named executive officers are eligible to participate in our employee health benefit programs, including health and dental insurance plans, and a life insurance program on the same terms as regular employees. In addition, all employees receive dividends on unvested restricted stock, and regular employees are entitled to a Company match of employee contributions to our 401(k) plan.

Elements of Compensation: Perquisites

The Compensation Committee provides only limited perquisites to its executive officers. In fiscal 2012, those perquisites consisted of executive physicals and spousal travel.

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EXECUTIVE COMPENSATION

Comparison of Compensation Policies and Programs for Our Co-Chief Executive Officers and Our Other Named Executive Officers

Our compensation policies are similar for all of our named executive officers except as described below. The Co-Chief Executive Officer employment agreements differ slightly from the employment agreements for our other named executive officers because the Compensation Committee wanted to ensure that our Co-Chief Executive Officers were committed to remain with the Company for a significant period of time following our IPO.

Item	Co-Chief Executive Officers	Other Named Executive Officers
Employment Agreements Term	Five-year term, expiring on August 19, 2015 followed by annual auto-renewals.	Three-year initial term, expiring on August 19, 2013 followed by annual auto-renewals; amended in February 2013 to begin annual auto-renewals on June 1, 2014.
Base Salary	Subject to annual review and may be increased but not decreased	Subject to annual review beginning in February 2014 and may be increased or decreased as a result of such review
Target Cash Incentive Award	200% of base salary	Specified annually by the Compensation Committee
Medical Benefits – COBRA	Entitled to COBRA benefits for 18 months after termination by the Company for cause or without good reason or due to nonrenewal of employment agreement	–
Medical Benefits – Lifetime	Along with spouses and dependents, entitled to lifetime participation in the Company’s medical benefits at their own expense	–

The Compensation Setting Process

Tally Sheets

The Compensation Committee reviews executive officer tally sheets at least annually to see the evolution of each named executive officer’s compensation over time. These tally sheets set forth all components of compensation, a summary of the equity granted to each named executive officer since our IPO and the value of such holdings under various assumed share prices, as well as the value of benefit plans and programs and perquisites. The tally sheets also set forth the estimated value that each of our named executive officers would realize upon separation under various scenarios, including voluntary termination of employment with and without good reason, involuntary termination of employment with and without cause, termination of employment in connection with a change of control, and death or disability.

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Use of a Peer Group

The Compensation Committee reviews peer analyses as part of its process of evaluating and setting compensation for our named executive officers. The Compensation Committee does not seek to benchmark or set compensation at any specific level relative to the peer data. Instead, the Compensation Committee used this information primarily as background with respect to compensation plan design decisions and as a general reference point for pay levels.

In selecting peer companies, the Compensation Committee sought companies operating in similar industries (life insurance, financial services and direct marketing), with a similar business model (target customer, independent sales force and profitability) and similar size (revenue and market capitalization). This approach reflects the uniqueness and complexity of Primerica’s product and service mix, as opposed to focusing on a more narrow view of Primerica as a traditional life insurance company. Because of the unique nature of our business model, not all selected peer companies fit all identified criteria. The following peer group for fiscal 2012 executive compensation was unchanged from that used in assessing fiscal 2011 executive compensation:

Name of Peer Company	Fiscal Year 2011 Revenue	Fiscal Year 2011 Net Income	Industry
	(In millions)
American Equity Investment Life Holding Company	$1,140	$86	Life & Health Insurance
Ameriprise Financial, Inc.	$10,239	$1,136	Life & Health Insurance
FBL Financial Group, Inc.	$616	$55	Life & Health Insurance
Herbalife Ltd.	$3,455	$413	Direct Marketing —Personal Products
LPL Investment Holdings Inc.	$3,479	$170	Investment Banking & Brokerage
Nu Skin Enterprises, Inc.	$1,744	$153	Direct Marketing — Personal Products
Protective Life Corporation	$3,518	$339	Life & Health Insurance
Raymond James Financial, Inc.	$3,400	$278	Investment Banking & Brokerage
Stifel Financial Corp.	$1,442	$84	Investment Banking & Brokerage
Symetra Financial Corporation	$1,999	$200	Life & Health Insurance
Torchmark Corporation	$3,378	$518	Life & Health Insurance
Tupperware Brands Corporation	$2,585	$218	Direct Marketing — Housewares & Specialties
Waddell & Reed Financial, Inc.	$1,197	$175	Asset Management & Custody Banks
Primerica, Inc.	$1,103	$178	Life Insurance; Investment Banking & Brokerage

The peer group compensation analysis for fiscal 2012 was intentionally limited to aggregate named executive officer pay levels for five of the Company’s six named executive officers, as opposed to individual executive comparisons, because:

•	the Company’s Co-Chief Executive Officer leadership structure is difficult to benchmark on a position-by-position basis;

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•	the Company’s disclosed named executive officer positions are different from those disclosed by peer companies;

•	the Company’s named executive officers have certain contractual arrangements for a specified period of time; and

•	the purpose of the benchmark exercise was to obtain a high-level assessment of competitive positioning; not to inform decisions regarding individual executive pay opportunity levels.

Based on the peer group assessment, the Compensation Committee’s independent consultant concluded that the target pay opportunities for the named executive officers as a group were positioned near the peer group median and that the target pay mix between fixed and variable pay was also comparable to our peers. The analysis also compared the Company’s cash and equity incentive plan with those of the peer companies, which revealed that the Company’s programs were generally consistent with peer companies except for a lower maximum award opportunity as a percent of target for the cash incentive program (150% compared to 200% for many peers) and the absence of stock options as a form of equity award (which remains prevalent among peers). The Compensation Committee considered these analyses and findings as part of its overall decision-making process regarding fiscal 2012 executive compensation and decided to grant one-third of the equity value of the incentive award in the form of non-qualified stock options in 2013.

Compensation Consultant

The Compensation Committee retained Pearl Meyer as its independent compensation consultant for fiscal 2012. During fiscal 2012, Pearl Meyer reviewed management recommendations regarding compensation programs, provided competitive market data and information regarding peer companies, assessed proposed plan designs, provided periodic updates on trends and developments in executive compensation and made recommendations with respect to executive compensation. Pearl Meyer does not provide services to management or the Company, but management works closely with Pearl Meyer as requested by and on behalf of the Compensation Committee. In November 2012, the Compensation Committee considered the independence of Pearl Meyer in light of new SEC rules and the then proposed NYSE listing standards. The Compensation Committee requested and received a report from Pearl Meyer addressing the consulting firm’s independence, including the following factors: (i) other services provided to us by the consultant; (ii) fees paid by us as a percentage of the consulting firm’s total revenue; (iii) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (v) any company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work of the consultant did not raise any conflict of interest concerns.

Management’s Role in Setting Executive Compensation

The Compensation Committee determines the compensation and retention package of our Co-Chief Executive Officers, considering the employment agreements and receiving input, recommendations and market data as it deems appropriate from the Compensation Committee’s independent compensation consultant.

Our Co-Chief Executive Officers participate in setting the compensation of the other executive officers through their recommendations to the Compensation Committee. Our other named executive officers do not directly participate in determining their compensation. For our named

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executive officers other than our Co-Chief Executive Officers, our Co-Chief Executive Officers made recommendations for each individual’s compensation package to the Compensation Committee. In making these recommendations, our Co-Chief Executive Officers considered the individual’s performance and past contributions to the Company, the potential future contribution of the individual to the Company and achievement of the Company’s business and financial goals, including the potential for the individual to make even greater contributions to the Company in the future than he or she has in the past, the risk that the individual may be lured away by a competitor and market compensation data. The Compensation Committee then discussed these recommendations with our Co-Chief Executive Officers. The Compensation Committee further reviewed and discussed these recommendations in executive sessions, and as part of these discussions, the Compensation Committee discussed the proposed compensation and retention programs with its independent compensation consultant.

Fiscal 2013 Executive Compensation

Since the end of fiscal 2012, the Compensation Committee has determined the extent to which the Company achieved the fiscal 2012 performance objectives required to earn cash and equity incentive awards. Based in part on the competitive review process completed in fiscal 2012 and in consideration of the Company’s performance in fiscal 2012 and outlook for fiscal 2013, the Compensation Committee approved the following actions for fiscal 2013:

•

Reduced the weighting of Operating Revenues, as a percentage of the corporate performance objectives, from 25% to 20%, and increase the weighting of Size of Life-Licensed Sales Force, as a percentage of the corporate performance objectives, from 25% to 30% in order to more accurately reflect the importance to the Company of the size of its sales force; and

•	Analyzed peer group compensation on an individual named executive officer basis.

Post-Termination Compensation

The Company has no executive deferred compensation plan or defined pension plan and has no agreements that trigger payouts solely due to a change in control of the Company. The Compensation Committee has approved employment agreements with each named executive officer that provide for severance and change of control benefits if the named executive officer’s employment terminates for a qualifying event or circumstance, such as being terminated without cause or leaving employment for good reason, as these terms are defined in the respective officer’s employment agreement. Upon a change of control (as defined in the agreements) of the Company, certain situations may enable each named executive officer to terminate his or her employment for good reason. Additional information regarding the employment agreements is found under “ — Employment Agreements with Named Executive Officers” below, and a quantification of benefits that would have been received by the named executive officers had termination occurred on December 31, 2012 is found under “ — Potential Payments and Other Benefits Upon Termination or Change of Control”.

The Compensation Committee believes that these severance and change of control benefits are an important part of a competitive overall compensation arrangement for our named executive officers and are consistent with the objective of attracting, motivating and retaining highly talented executives. The Compensation Committee also believes that change of control benefits will help to secure the continued employment and dedication of our named executive officers, mitigate concern that they might have regarding their continued employment prior to or following a change of control, and encourage independence and objectivity when considering possible transactions that may be in the best interests of our stockholders but may possibly result in the

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termination of their employment. Finally, the Compensation Committee believes that post-termination non-disclosure, non-competition and non-solicitation covenants to which our named executive officers have agreed in consideration for the Company providing these severance and change of control benefits are highly beneficial to the Company.

The Compensation Committee believes that the payment of specified multiples of base salary and target bonus and the accelerated vesting of restricted stock awards are consistent with competitive practices for positions at the level of our named executive officers. The potential amount of severance benefits an executive may receive in the event of a change of control did not influence the Compensation Committee’s decisions regarding other compensation elements due to the fact that a change of control may never occur during the named executive officer’s term of employment.

Compensation Policies

Compensation Clawbacks

The Primerica, Inc. Amended and Restated 2010 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) provides that the Compensation Committee may require the reimbursement of cash or forfeiture of equity awards if it determines that an award that was granted, vested or paid based on the achievement of performance criteria would have not been granted, vested or paid absent fraud or misconduct, an event giving rise to a restatement of the Company’s financial statements or a significant write-off not in the ordinary course affecting the Company’s financial statements. The clawback language will be expanded to the extent required by the SEC in a manner consistent with rules expected to be adopted in connection with The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Stock Ownership

Stock Ownership and Stock Retention Guidelines

We have the following stock ownership guidelines in place for our named executive officers:

Co-Chief Executive Officers	5 times base salary
Other Named Executive Officers	2.5 times base salary

In determining compliance with these guidelines, stock ownership includes shares beneficially owned by the participant (or by immediate family members) and unvested restricted stock. The participants have until the later of April 1, 2015 or five years from the date of their appointment or election to achieve the targeted level of stock ownership. Until the ownership guidelines are satisfied, our named executive officers are required to hold 75% of the net shares (after satisfying withholding for taxes) of awards from the Company’s equity-based incentive compensation program. To monitor compliance with these guidelines, the Compensation Committee annually reviews the stock ownership of the named executive officers. As of December 31, 2012, all named executive officers satisfied the stock ownership guidelines and, therefore, were not subject to additional holding periods.

Pre-Set Trading Plans

As of December 31, 2012, each of our named executive officers was a party to a Rule 10b5-1 trading plan that provides for the sale by an independent broker-dealer of shares in order to fund taxes due upon the vesting of restricted shares. In addition, each of our named executive officers is a party to a Rule 10b5-1 trading plan that provides for the sale of shares at certain designated prices or on certain designated dates. The purpose of such plans is to enable (i) shares to be sold by our named executive officers to fund taxes due upon the vesting of restricted shares and (ii) our named executive officers to recognize the value of their

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compensation and diversify their holdings of our common stock during periods in which they would otherwise be unable to buy or sell such stock because important information about Primerica had not been publicly released.

Hedging of Company Stock

Primerica’s insider trading policy provides that employees, officers and members of our Board and its subsidiaries, and their related persons, are prohibited from purchasing, selling or trading in options, warrants, puts and calls or similar instruments on our common stock or selling our common stock short. In addition, employees, officers and members of our Board, and their related persons, may not hold our securities in margin accounts or pledge our securities.

Tax and Accounting Implications

Tax Implications

While reserving our right to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, we intend generally to structure such arrangements, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) of the Code. Section 162(m) limits the federal income tax deductibility of compensation paid to our Co-Chief Executive Officers and to each of our four other most highly compensated executive officers (excluding our Chief Financial Officer). Under Section 162(m), we may deduct such compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1,000,000 or meets certain other conditions (such as qualification of the compensation as performance-based compensation under Section 162(m)).

In designing our compensation programs, we also take into consideration the impact of Section 409A of the Code. Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives deferred compensation that does not satisfy the requirements of Section 409A. Consequently, we structured our employment agreements and our equity awards in a manner intended either to avoid the application of Section 409A or to comply with its requirements.

We also consider Section 280G of the Code and related sections, which provide that our named executive officers could be subject to significant additional taxes if the total amount of payments to such officer that is contingent upon a change of control of Primerica (within the meaning of Section 280G), equals or exceeds three times the executive’s base amount (generally, the individual’s average annual compensation for the five calendar years immediately preceding the change of control). Subject to certain exceptions, the portion of such payments in excess of the base amount may be treated as parachute payments under Section 280G. A portion of such payments would not be deductible by the Company, and the executive would be subject to a 20% excise tax on such portion of the payments. The employment agreements between the Company and our named executive officers attempt to minimize the likelihood of lost deductions and the imposition of excise taxes should a change of control transaction occur. However, there is no assurance that payments actually received by each of the executives in connection with a change of control transaction, if one were to occur, will be deductible by the Company or will not be subject to an excise tax. The ultimate determination would depend on various factors at the time a change of control transaction occurs, including transaction price, the actual base amount and other variables that cannot presently be predicted.

While the Compensation Committee believes that tax deductibility of compensation is an important consideration, the ultimate goal of the Compensation Committee is to provide compensation that is in the best interests of the Company. Therefore, the Compensation Committee reserves flexibility to approve compensation arrangements that are not fully tax deductible.

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Accounting for Executive Compensation

Base salaries and cash incentive awards to our named executive officers are expensed over the period in which they are earned. As such, the cash incentive award that was earned during 2012 and paid in March 2013 was recorded during fiscal 2012. Equity incentive awards to our named executive officers consist of restricted stock awards and, beginning in 2013, non-qualified stock options. The financial effects of granting equity incentive awards are recognized in accordance with GAAP. As such, the equity incentive award is measured at fair value on the date of grant and expensed during the requisite service period for those awards that are expected to vest, taking into account estimated forfeitures. The classification of the expense associated with equity incentive awards to our named executive officers follows the same classification as salary and cash incentive awards and is included in Other Operating Expenses on our Consolidated Statement of Income.

Risks Related to Compensation Policies and Practices

The Company has in place a risk management discipline that is designed to capture, monitor and control the risks created by its business activities, and the Compensation Committee considers risk in developing the compensation policies and practices for all employees, including our named executive officers. Although our compensation programs are generally designed to pay for performance and provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees, including our named executive officers, are not encouraged to take unnecessary risks in managing our business.

These factors include:

•	oversight of programs (or components of programs) by committees of our Board, including the Compensation Committee;

•	internal controls that are designed to keep our financial and operating results from being susceptible to manipulation by any employee, including our named executive officers;

•	discretion provided to our Board and the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final payouts;

•

oversight of Company activities by a broad-based group of functions within the organization, including Human Resources, Finance, and Legal and at multiple levels within the organization (both corporate and business unit/region);

•	a mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and stock-based compensation;

•	caps on the maximum incentive payouts available to our named executive officers;

•	incentives focused primarily on the use of reportable and broad-based financial metrics, with no one factor receiving an excessive weighting;

•	service-based vesting conditions with respect to equity awards;

•	clawback provisions in the Omnibus Incentive Plan; and

•	the significant long-term ownership interests in the Company held by certain of our key executive officers.

The Compensation Committee has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

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Executive Compensation Tables

Summary Compensation Table

The following table describes total compensation earned during fiscal 2012, fiscal 2011 and the year ended December 31, 2010 (“fiscal 2010”) for our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
(A)	(B)	(C)	(D)	(E)		(F)	(G)		(H)		(I)		(J)
D. Richard Williams	2012	$750,000	—	$1,245,294	(1) (2)	—	$1,549,500	(3)	$18,034	(4)	$80,795	(5)	$3,643,623
Chairman of the Board and	2011	$750,000	—	$449,978	(2) (6)	—	$1,494,375	(7)	$17,560	(4)	$58,182		$2,770,095
Co-Chief Executive Officer	2010	$672,115	—	$10,970,200	(8)	—	$1,500,000	(9)	$18,873	(4)	$102,067		$13,263,255
John A. Addison, Jr.	2012	$750,000	—	$1,245,294	(1) (2)	—	$1,549,500	(3)	$10,618	(4)	$87,429	(5)	$3,642,841
Chairman of Primerica	2011	$750,000	—	$449,978	(2) (6)	—	$1,494,375	(7)	$35,856	(4)	$55,993		$2,786,202
Distribution and Co-Chief Executive Officer	2010	$672,115	—	$10,953,700	(8)	—	$1,500,000	(9)	$25,511	(4)	$111,593		$13,262,919
Gregory C. Pitts	2012	$450,000	—	$398,776	(1)	—	$308,211	(3)	—		$30,849	(5)	$1,187,836
Executive Vice President and	2011	$450,000	—	$399,977	(6)	—	$249,250	(7)	—		$26,043		$1,125,270
Chief Operating Officer	2010	$422,713	—	$1,647,130	(8)	—	$250,000	(9)	$41,468	(4)	$23,466		$2,384,777
Alison S. Rand	2012	$450,000	—	$398,776	(1)	—	$319,920	(3)	$17,614	(4)	$27,741	(5)	$1,214,051
Executive Vice President and	2011	$450,000	—	$399,977	(6)	—	$299,100	(7)	$2,942	(4)	$22,983		$1,175,002
Chief Financial Officer	2010	$419,626	—	$1,781,235	(8)	—	$300,000	(9)	$5,533	(4)	$11,146		$2,517,540
Peter W. Schneider	2012	$450,000	—	$448,633	(1)	—	$639,840	(3)	$3,679	(4)	$32,543	(5)	$1,574,695
Executive Vice President, General Counsel,	2011	$450,000	—	$449,978	(6)	—	$598,200	(7)	$3,581	(4)	$27,505		$1,529,264
Corporate Secretary and Chief Administrative Officer	2010	$422,115	—	$2,703,610	(8)	—	$600,000	(9)	$3,851	(4)	$21,701		$3,751,277
Glenn J. Williams	2012	$450,000	—	$448,633	(1)		$639,840	(2)	$2,952	(4)	$33,216	(5)	$1,574,641
President	2011	$450,000	—	$449,978	(6)		$408,770	(2)	$2,879	(4)	$24,758		$1,336,385
	2010	$429,808	—	$2,212,130	(8)	—	$410,000	(9)	$3,099	(4)	$15,204		$3,070,241

(1)	Represents restricted shares granted in February 2012 for performance in fiscal 2011. For the valuation assumptions underlying the awards, see our audited financial statements for fiscal 2012 included in the Company’s Annual Report on Form 10-K for fiscal 2012.
(2)	Messrs. R. Williams and Addison would each have been awarded $1,250,000 in restricted stock awards in 2011, but they requested that the Compensation Committee reallocate $1,500,000 of their awards to create an additional equity award pool for grants of restricted stock units to sales representatives.
(3)	Represents incentive awards paid in cash in March 2013 for performance in fiscal 2012.
(4)	Represents the positive changes in the present value of the pension benefits for each named executive officer under The Citigroup Pension Plan (the “Citigroup Pension Plan”) and The Travelers Retirement Benefits Equalization Plan (the “Travelers Nonqualified Plan”). The change in pension value for 2010 for Messrs. Addison and Pitts and Ms. Rand also includes any applicable adjustment for termination from The Citigroup Pension Plan calculated at the termination date from such plan. The amount of each named executive officer’s above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified was $0.
(5)	Represents dividends paid on unvested restricted stock, the 401(k) plan matching contribution for the 2012 plan year, executive healthcare benefits and spousal travel. No perquisites or personal benefits for any named executive officer exceeded the greater of $25,000 or 10% of the total except that Messrs. R. Williams and Addison each received dividends on unvested restricted shares in the amount of $66,594.
(6)	Represents restricted shares granted in February 2011 for performance in fiscal 2010. For the valuation assumptions underlying the awards, see our audited financial statements for fiscal 2011 included in the Company’s Annual Report on Form 10-K for fiscal 2011.
(7)	Represents incentive awards paid in cash in March 2012 for performance in fiscal 2011.
(8)	Includes our IPO-related one-time equity awards, and represents the award of stock-based compensation by Primerica and Citigroup in 2010. For the valuation assumptions underlying the Primerica awards, see our audited financial statements for fiscal 2010 included in the Company’s Annual Report on Form 10-K for fiscal 2010. For the valuation assumptions underlying the Citigroup awards, see Citigroup’s audited financial statements for fiscal 2010 included in its Annual Report on Form 10-K for the year ended December 31, 2010. The Citigroup awards were granted in February 2010 (prior to our IPO) for performance in the year ended December 31, 2009 (“fiscal 2009”).
(9)	Represents incentive awards paid in cash in March 2011 for performance in fiscal 2010.

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Salary (Column C)

These amounts reflect base salary earned by our named executive officers. Base salary for named executive officers in fiscal 2012 was unchanged from fiscal 2011. See “Compensation Discussion and Analysis (“CD&A”) — Fiscal 2012 Executive Compensation — Compensation Elements.”

Bonus (Column D)

Primerica did not award any non-incentive cash compensation to our named executive officers in fiscal 2012, fiscal 2011 or fiscal 2010.

Stock Awards (Column E)

The dollar amounts for the awards represent the grant date fair value computed in accordance with GAAP and will vary from the actual amount ultimately realized by our named executive officers. The ultimate value of the award will depend on the price of our common stock on the date that the award vests. Details about fiscal 2012 awards are included in the Grant of Plan-Based Awards Table. Fiscal 2010 amounts reflected grants of both Primerica restricted stock and Citigroup stock equivalent awards.

Option Awards (Column F)

Primerica did not award any stock options to our named executive officers in fiscal 2012, fiscal 2011 or fiscal 2010. Although the Company has not historically awarded stock options, the Compensation Committee has granted our named executive officers one-third of the value of their 2013 equity awards in the form of non-qualified stock options for performance in fiscal 2012.

Non-Equity Incentive Plan Compensation (Column G)

These amounts (i) reflect non-equity incentive plan compensation awards, which were earned by our named executive officers under the Omnibus Incentive Plan based on corporate and personal performance during fiscal 2012, fiscal 2011 and fiscal 2010 and (ii) were approved by the Compensation Committee in February 2013, 2012 and 2011, respectively.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column H)

These amounts are the positive changes in the present value of the pension benefits for each named executive officer under The Citigroup Pension Plan and the Travelers Nonqualified Plan. These benefits are all provided under Citigroup plans; Primerica does not have a pension plan or a deferred compensation plan.

All Other Compensation (Column I)

These amounts reflect the combined value of each named executive officer’s perquisites, personal benefits and compensation that is not otherwise reflected in the table.

Fiscal 2012 Grants of Plan-Based Awards Table

The following table provides information about each grant of plan-based awards made to our named executive officers during fiscal 2012.

Each of the incentive awards granted by Primerica during fiscal 2012 and reported in the below table was granted under, and is subject to the terms of, the Omnibus Incentive Plan. The Omnibus Incentive Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the Omnibus Incentive Plan and make all required determinations under the Omnibus Incentive Plan. Awards granted under the Omnibus Incentive Plan are transferable to trusts established solely for the benefit of the grantee’s family members or to a beneficiary of a named executive officer upon his or her death.

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		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Maximum Based on 162(m) Bonus (3)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)
D. Richard Williams	(5) 02/21/12	$750,000	$1,500,000	$2,193,750	N/A	$1,250,000	$1,828,125	$5,359,020	48,931	$1,245,294
John A. Addison, Jr.	(5) 02/21/12	$750,000	$1,500,000	$2,193,750	N/A	$1,250,000	$1,828,125	$5,359,020	48,931	$1,254,294
Gregory C. Pitts	(5) 02/21/12	N/A	$250,000	$360,000	N/A	$400,000	$576,000	$2,009,633	15,669	$398,776
Alison S. Rand	(5) 02/21/12	N/A	$300,000	$432,000	N/A	$400,000	$576,000	$2,009,633	15,669	$398,776
Peter W. Schneider	(5) 02/21/12	N/A	$600,000	$864,000	N/A	$450,000	$648,000	$2,009,633	17,628	$448,633
Glenn J. Williams	(5) 02/21/12	N/A	$600,000	$864,000	N/A	$450,000	$648,000	$2,009,633	17,628	$448,633

(1)	Represents total incentive award amounts for each named executive officer for performance in fiscal 2012, which were paid in February 2013 (equity) and March 2013 (cash).
(2)	The cash incentive award and the number of restricted shares and non-qualified stock options awarded to each named executive officer under the incentive compensation plan in February and March 2013 for performance in fiscal 2012, as well as the grant date fair value of such awards, are set forth below:

Fiscal 2013 Grants for Fiscal 2012 Performance

	Cash Incentive Award	Stock Incentive Award (a)			Total Incentive Award
		Number of Shares Awarded (b)	Number of Stock Options Awarded (c)	Equity Award Value
D. Richard Williams	$1,549,500	26,381	39,572	$1,291,250	$2,840,750
John A. Addison, Jr.	$1,549,500	26,381	39,572	$1,291,250	$2,840,750
Gregory C. Pitts	$308,211	8,396	12,594	$410,949	$719,160
Alison S. Rand	$319,920	8,714	13,072	$426,560	$746,480
Peter W. Schneider	$639,840	9,804	14,706	$479,880	$1,119,720
Glenn J. Williams	$639,840	9,804	14,706	$479,880	$1,119,720

(a)	Represents the portion of the Total Incentive Award designated to be paid in equity as opposed to cash.
(b)	Based on two-thirds of the Equity Award Value divided by $32.63, which was the closing price of our common stock on the trading day immediately preceding the grant date.
(c)	Based on one-third of the Equity Award Value, divided by $32.63, which was the closing price of our common stock on the trading day immediately preceding the grant date, which was then multiplied by the agreed upon conversion ratio of 3:1 between options and restricted stock.
(3)	Represents a designated percentage of operating income before income taxes for fiscal 2012, which was equal to $268.0 million. “Operating income before income taxes” is defined as Primerica’s income before income taxes, adjusted to exclude the impact of realized investment gains and losses and the expense associated with our IPO-related equity awards. The maximum permissible payout was determined in the aggregate only and it is not broken down between the cash and equity components.
(4)	Represents restricted shares granted under the incentive compensation plan in February 2012 for performance in fiscal 2011. The right to receive these shares was disclosed as an estimated future payout in the 2012 proxy statement.
(5)	The Compensation Committee approved the 2012 incentive compensation program on February 21, 2012. Grants under the program were made on February 20, 2013.

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Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns C, D and E)

These amounts reflect the annual incentive compensation amounts that could have been earned during fiscal 2012 based upon the achievement of performance goals under the Omnibus Incentive Plan. The threshold and target amounts for our Co-Chief Executive Officers represent 100% and 200% of annual base salary, respectively. Although the maximum permissible incentive compensation payout is equal to a designated percentage of operating income before income taxes (See Column I), the Compensation Committee exercised negative discretion to reduce awards to amounts that reflect achievement of corporate and personal objectives. The incentive program provides for a maximum payout of 150% of target for corporate performance and 135% of target for individual performance, adjusted for the relative weighting of each such component.

The annual cash incentive compensation earned in fiscal 2012 by our named executive officers was approved by the Compensation Committee in February 2013 and paid in March 2013. These amounts are reflected in column (G) of the Summary Compensation Table. The terms of these awards are described under “Compensation Discussion and Analysis (“CD&A”) – Fiscal 2012 Executive Compensation – Compensation Elements.”

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns F, G and H)

The target equity incentive award represents an amount designated by the Compensation Committee at the beginning of fiscal 2012. Although the maximum permissible incentive compensation payout is equal to a designated percentage of operating income before income taxes (See Column I), the Compensation Committee exercised negative discretion to reduce awards to amounts that reflect achievement of corporate and personal objectives. The incentive program provides for a maximum payout of 150% of target for corporate performance and 135% of target for individual performance, adjusted for the relative weighting of each such component.

Maximum Based on 162(m) Bonus Pool (Column I)

The overall maximum incentive award, which is equal to a specified percentage of operating income before income taxes, reflects an aggregate maximum for cash incentive and stock-based incentive awards.

All Other Stock Awards (Column J)

This column represents awards granted in 2012 for fiscal 2011 performance. The restrictions on all restricted stock awards lapse in equal installments on the first, second and third anniversary of the date of grant. Further, the restrictions on these restricted stock awards lapse automatically upon the death of the grantee. Upon disability of the grantee, the restricted stock continues to vest for 12 months and, if the grantee remains on approved disability leave, then the unvested portion vests as of the first anniversary of the commencement of such disability leave. Holders of restricted stock have the right to vote and dividend rights, but do not have the right to dispose of their restricted stock awards.

Grant Date Fair Value of Restricted Stock (Column K)

These amounts reflect $25.45 per share, which was the closing price of our common stock on the trading day immediately preceding the grant date.

Outstanding Equity Awards at Fiscal Year-End Table

Primerica Awards

The following table sets forth information regarding Primerica equity awards outstanding as of December 31, 2012, based on the closing price of our common stock on that date of $30.01 per share.

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		PRIMERICA AWARDS
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
D. Richard Williams	04/01/10	191,667	(1)	$5,751,927
	02/22/11	12,920	(2)	387,729
	02/21/12	48,931	(3)	$1,468,419

		253,518		$7,608,075
John A. Addison, Jr.	04/01/10	191,667	(1)	$5,751,927
	02/22/11	12,920	(2)	387,729
	02/21/12	48,931	(3)	$1,468,419

		253,518		$7,608,075
Gregory C. Pitts	04/01/10	30,000	(1)	$900,300
	02/22/11	10,336	(2)	310,183
	02/21/12	15,669	(3)	470,227

		56,005		$1,680,710
Alison S. Rand	04/01/10	33,334	(1)	$1,000,353
	02/22/11	10,336	(2)	310,183
	02/21/12	15,669	(3)	470,227

		59,339		$1,780,763
Peter W. Schneider	04/01/10	38,334	(1)	$1,150,403
	02/22/11	11,628	(2)	348,956
	02/21/12	17,628	(3)	529,016

		67,590		$2,028,376
Glenn J. Williams	04/01/10	38,334	(1)	$1,150,403
	02/22/11	11,628	(2)	348,956
	02/21/12	17,628	(3)	529,016

		67,590		$2,028,376

(1)	Vests on April 1, 2013
(2)	Vests in equal installments on February 22, 2013 and February 22, 2014.
(3)	Vests in three equal annual installments beginning on February 21, 2013.

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Citigroup Awards

The following table sets forth information regarding Citigroup equity awards outstanding as of December 31, 2012. All share numbers and exercise prices reflect a 10-for-1 reverse stock split effected on May 9, 2011.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date
D. Richard Williams	10/29/2009	4,893	$40.80	10/29/2015
John A. Addison, Jr.	10/29/2009	4,667	$40.80	10/29/2015
Gregory C. Pitts	10/29/2009	4,488	$40.80	10/29/2015
Alison S. Rand	10/29/2009	5,709	$40.80	10/29/2015
Peter W. Schneider	10/29/2009	8,114	$40.80	10/29/2015
Glenn J. Williams	10/29/2009	4,261	$40.80	10/29/2015

(1)	The options were scheduled to vest in three equal annual installments beginning on October 29, 2010, but vesting was accelerated to April 15, 2010 in connection with our IPO. The closing price of Citigroup’s common stock on December 31, 2012 on the NYSE was $39.56 per share.

Fiscal 2012 Option Exercises and Stock Vested Table

This table shows restricted stock held by our named executive officers for which restrictions lapsed during fiscal 2012. The dollar values shown in this table reflect the value realized on the vesting date, which differ from the grant date fair value disclosed elsewhere in this Proxy Statement.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
D. Richard Williams	198,126	$4,997,211
John A. Addison, Jr.	198,126	$4,997,211
Gregory C. Pitts	35,167	$888,524
Alison S. Rand	38,500	$972,548
Peter W. Schneider	44,146	$1,115,130
Glenn J. Williams	44,146	$1,115,130

(1)	Includes shares that were withheld for the payment of taxes due upon the vesting of the restricted stock awards.
(2)	Represents the number of shares of our common stock acquired on the vesting dates of February 22, 2012 and April 1, 2012 multiplied by the closing stock price of our common stock of $25.59 and $25.21, respectively, on that date or, if not a trading day, the next trading day prior to that date.

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Pension Plan Table

The following table sets forth information for each of our named executive officers regarding each plan that provides for payments or other benefits at, following, or in connection with retirement. These benefits are all provided under Citigroup plans and Citigroup provided the plan descriptions. Primerica does not have a pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
D. Richard Williams	The Citigroup Pension Plan	28.42	$261,358	$—
	Travelers Nonqualified Plan	22.42	$145,928	$—
John A. Addison, Jr.	The Citigroup Pension Plan	25.08	$—	$—
	Travelers Nonqualified Plan	19.08	$78,185	$4,433
Gregory C. Pitts (2)	The Citigroup Pension Plan	N/A	$—	$—
	Travelers Nonqualified Plan	N/A	$—	$—
Alison S. Rand	The Citigroup Pension Plan	12.92	$—	$76,655
	Travelers Nonqualified Plan	6.92	$—	$9,226
Peter W. Schneider	The Citigroup Pension Plan	7.50	$72,384	$—
	Travelers Nonqualified Plan	1.50	$10,699	$—
Glenn J. Williams	The Citigroup Pension Plan	8.00	$61,624	$—
	Travelers Nonqualified Plan	2.00	$5,393	$—

(1)	The material assumptions used in determining the present value of the plan benefits are (a) a discount rate of 3.90%, and (b) an interest credit rate on cash balance plan benefits of 2.90%.
(2)	Mr. Pitts’ pension benefits were fully paid in 2010.

The Citigroup Pension Plan    The purpose of this broad-based, tax-qualified retirement plan is to provide retirement income on a tax-deferred basis to all U.S. employees of Citigroup, including Primerica’s employees through April 7, 2010, the closing date of our IPO. Effective January 1, 2002, this plan adopted a single cash balance benefit formula for most of the covered population, including our named executive officers. This benefit is expressed in the form of a hypothetical account balance. Benefit credits accrued annually at a rate between 1.5% and 6% of eligible compensation; the rate increased with age and service. Interest credits are applied annually to the prior year’s balance, and are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). Employees became eligible to participate in The Citigroup Pension Plan after one year of service, and benefits generally vested after three years of service. Effective December 31, 2006, The Citigroup Pension Plan was closed to new members, and effective December 31, 2007, future cash balance plan accruals ceased. All named executive officers were eligible for benefit accruals under this plan and continue to earn interest credits, like other participants.

Eligible compensation generally includes base salary and wages, plus shift differential and overtime (including any before-tax contributions to a 401(k) plan or other benefit plans), incentive awards paid in cash during such year, including any amount payable for such year, but deferred under a deferred compensation agreement, commissions paid during such year, any incentive bonus or commission granted during such year in the form of restricted stock or stock options under the Citigroup Capital Accumulation Plan, but excluding compensation payable after termination of employment, sign-on and retention bonuses, severance pay, cash and non-cash fringe benefits, reimbursements, tuition benefits, payment for unused vacation, any amount attributable to the exercise of a stock option, or attributable to the vesting of, or an 83(b) election with respect to, an award of restricted stock, moving expenses,

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welfare benefits, and payouts of deferred compensation. Annual eligible compensation was limited by Internal Revenue Service rules to $225,000 for 2007 (the final year of cash balance benefit accrual).

The normal form of benefit under The Citigroup Pension Plan is a joint and survivor annuity for married participants (payable over the life of the participant and spouse) and a single life annuity for unmarried participants (payable for the participant’s life only). Although the normal form of the benefit is an annuity, the hypothetical account balance is also payable as a single lump sum, at the election of the participant. The Citigroup Pension Plan’s normal retirement age is 65 years old. All optional forms of benefit under this formula available to our named executive officers are actuarially equivalent to the normal form of benefit. Benefits are eligible for commencement under the plan upon termination of employment at any age, so there is no separate eligibility for early retirement.

The Travelers Retirement Benefits Equalization Plan    The Travelers Nonqualified Plan, a nonqualified retirement plan, provides retirement benefits using the applicable Citigroup Pension Plan formula, but based on The Citigroup Pension Plan’s definition of (i) compensation, in excess of the Code’s qualified plan compensation limit ($170,000 for 2001), or (ii) benefits, in excess of the Code’s qualified plan benefit limit ($140,000 for 2001). In 1994, the Travelers Nonqualified Plan was amended to limit qualifying compensation under the plan to $300,000 and was further amended in 2001 to cease benefit accruals after 2001 for most participants (including our named executive officers).

All other terms of the Travelers Nonqualified Plan are the same as under The Citigroup Pension Plan, including definitions of eligible compensation and normal retirement age. The optional forms of benefit available under the Travelers Nonqualified Plan and their equivalent values are the same as those under The Citigroup Pension Plan.

Nonqualified Deferred Compensation Table

The following table provides information concerning the nonqualified deferred compensation of each of our named executive officers as of and for the year ended December 31, 2012. The amounts shown in the table represent the value of deferred stock granted to each named executive officer by Citigroup prior to our IPO.

Name	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
D. Richard Williams	$19,731	$44,001	—
John A. Addison, Jr.	$18,922	$42,196	—
Gregory C. Pitts	$5,885	$13,123	—
Alison S. Rand	—	—	—
Peter W. Schneider	$9,703	$21,639	—
Glenn J. Williams	$5,372	$11,979	—

Employment Agreements with Named Executive Officers

We entered into an employment agreement with each of our named executive officers as of August 19, 2010. The agreements with each named executive officer other than our Co-Chief Executive Officers were amended and restated as of February 15, 2013. Except as otherwise indicated, each of the employment agreements contains the same material terms and conditions, which are set forth below. The terms “cause,” “good reason” and “change of control” are defined in the applicable employment agreement and are summarized under “— Potential Payments and Other Benefits Upon Termination or Change of Control.”

Positions and Employment Period

Pursuant to their respective employment agreements, Mr. R. Williams has been appointed Chairman of our Board and Mr. Addison has been appointed Chairman of Primerica Distribution, and both Messrs. R. Williams and Addison shall continue to serve as our Co-Chief Executive Officers and shall continue to be nominated to serve on our Board.

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The initial term of each Co-Chief Executive Officer employment agreement ends on August 19, 2015. The initial term of each employment agreement with respect to each named executive officer, other than a Co-Chief Executive Officer, was scheduled to end on August 19, 2013 but was amended prior to the first auto-renewal to end on June 1, 2014. Each employment agreement will automatically renew for successive one-year periods, unless the Company or the executive provides 90 days prior written notice that the employment agreement will not be renewed.

Base Salary

Each Co-Chief Executive Officer’s annual base salary during the period of his employment shall be no less than $750,000, subject to annual review by the Compensation Committee for increase but not decrease pursuant to its normal performance review policies for senior executives. The annual base salary for each named executive officer, other than our Co-Chief Executive Officers, shall be $450,000, subject to annual review by the Compensation Committee pursuant to its normal performance review policies for senior executives and subject to increase or decrease as a result of such review.

Annual Cash Bonus

Each Co-Chief Executive Officer will be eligible to receive an annual cash bonus upon achieving certain performance targets that shall be established in good faith by the Compensation Committee, with the threshold and target annual cash bonus amounts being equal to 100% and 200%, respectively, of the Co-Chief Executive Officer’s annual base salary. Each named executive officer, other than our Co-Chief Executive Officers, will be eligible to receive an annual cash bonus upon achieving certain performance targets that shall be established by the Compensation Committee, with such named executive officer’s target annual cash bonus opportunity to be determined by the Compensation Committee based upon the recommendations of our Co-Chief Executive Officers. At the Compensation Committee’s discretion, the Company may pay a portion of each annual bonus for any named executive officer in the form of restricted stock or restricted stock units, subject to certain restrictions.

Long-Term Incentive Awards

Each named executive officer is eligible to receive, in the good faith discretion of the Compensation Committee, annual equity compensation awards granted pursuant to the Company’s long-term incentive compensation arrangements, which awards will be granted based on the performance of both the named executive officer and the Company and, in the case of our Co-Chief Executive Officers, will have time-based vesting. Upon the termination of a Co-Chief Executive Officer’s employment (i) by the Company without cause or due to the Co-Chief Executive Officer’s disability or the Company’s nonrenewal of his employment agreement or (ii) by the Co-Chief Executive Officer for good reason or as a result of the Co-Chief Executive Officer’s death, any long-term incentive award granted to the Co-Chief Executive Officer under his employment agreement will either vest immediately or continue to vest in accordance with the award’s original vesting schedule, as determined by the Compensation Committee.

Post-Termination Payments

The material terms and conditions of the severance provisions of the employment agreements are set forth below.

For Cause or By the Named Executive Officer Without Good Reason.  If a named executive officer terminates his or her employment without good reason, then the Company shall pay the named executive officer any accrued but unpaid annual base salary, any accrued but unused vacation pay, any accrued but unpaid annual bonus for the fiscal year prior to the year of termination and any amounts or benefits due to the named executive officer as of the date of his or her termination under the Company’s plans or programs (together,

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“Accrued Compensation”). If a named executive officer is terminated by the Company for cause, then the named executive officer shall also be entitled to receive from the Company the Accrued Compensation, except that he or she will not be entitled to his or her annual bonus for the previous fiscal year of the Company.

In addition, if a Co-Chief Executive Officer’s employment is terminated for cause or without good reason (other than as a result of the Co-Chief Executive Officer’s nonrenewal of his employment agreement), then the Company shall provide (unless the Co-Chief Executive Officer is terminated for gross misconduct) the Co-Chief Executive Officer, his spouse and his dependents with medical (including vision and dental) benefits under a Company-sponsored plan for a period of 18 months following the date of termination so long as the Co-Chief Executive Officer pays any applicable premiums and is not employed with another employer and covered by an employer-sponsored plan providing substantially equivalent medical benefits. During this 18-month period, the Company will pay to the Co-Chief Executive Officer a monthly amount equal to the premium required to be paid by the Co-Chief Executive Officer for such benefits (the “Co-CEO Extended Benefits”). Furthermore, if a Co-Chief Executive Officer terminates his employment without good reason after the fifth anniversary of his employment agreement, or upon written agreement between the Co-Chief Executive Officer and the Company prior to the fifth anniversary of his employment agreement, then the Co-Chief Executive Officer, his spouse at the time his employment agreement is executed (the “Covered Spouse”) and his dependents from his marriage to the Covered Spouse (collectively, the “Covered Persons”) shall be entitled to participate in the Company’s medical (including vision and dental) plans until the later of the Co-Chief Executive Officer’s death or the death of his Covered Spouse (such coverage, which in all cases is (i) subject to the Co-Chief Executive Officer or his Covered Spouse paying to the Company an amount equal to the fair market value thereof and (ii) secondary to any Medicare benefit for which the Covered Persons are eligible, is hereinafter referred to as the “Ongoing Health Coverage”).

Death or Disability.  If a named executive officer’s employment is terminated as a result of his or her death or disability, then the Company shall pay to the named executive officer or his or her estate (if termination results from the named executive officer’s death) the Accrued Compensation and a pro-rated annual bonus (based on actual performance) for the fiscal year of the termination (the “Pro-Rated Bonus”). In the case of termination of a Co-Chief Executive Officer as a result of death or disability, the Company also (i) shall provide to the Co-Chief Executive Officer the Co-CEO Extended Benefits and (ii) under certain circumstances and subject to certain restrictions, shall provide to the Co-Chief Executive Officer (if termination resulted from his disability) and the other Covered Persons the Ongoing Health Coverage. In the case of termination of any named executive officer, other than a Co-Chief Executive Officer, as a result of death or disability, the Company also shall provide to the named executive officer and his or her dependents for a period of 18 months following the date of such termination medical (including vision and dental) benefits and life insurance coverage equal to those that would have been provided to the named executive officer and to such dependents under a Company-sponsored plan if the named executive officer’s employment had not been terminated (so long as the named executive officer pays any applicable premiums and is not employed with another employer and covered by an employer-sponsored plan providing substantially equivalent medical or life insurance benefits). During this 18-month period, the Company will pay to the named executive officer a monthly amount equal to the premium required to be paid by the named executive officer for such benefits (the “NEO Extended Benefits”).

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By Executive For Good Reason or by the Company Without Cause.  If a Co-Chief Executive Officer’s employment is terminated (i) by the Co-Chief Executive Officer for good reason or (ii) by the Company for any reason other than cause, death or disability, or as a result of the Company’s nonrenewal of the employment agreement, then, subject to the Co-Chief Executive Officer’s timely execution and delivery of a release of claims against the Company, the Company shall (a) pay to the Co-Chief Executive Officer the Accrued Compensation and Pro-Rated Bonus; (b) pay to the Co-Chief Executive Officer in a lump sum in cash, no later than the 60th day following his termination, an amount equal to two times the sum of the Co-Chief Executive Officer’s annual base salary and target bonus as of the date of his termination, provided that such amount shall be three times the sum of his annual base salary and target bonus as of the date of his termination in the event that his termination occurs in anticipation of or during the two-year period following a change of control; (c) provide to the Co-Chief Executive Officer the Co-CEO Extended Benefits; and (d) provide to the Co-Chief Executive Officer the Ongoing Health Coverage.

In the event an excise tax is imposed by Section 4999 of the Code prior to the third anniversary of our IPO in connection with any payment made to a Co-Chief Executive Officer that was contingent upon a change of control and equals or exceeds three times the average base compensation payable to the Co-Chief Executive Officer executive (referred to as a 280G payment), Messrs. R. Williams and Addison were entitled to receive a gross-up payment in order to put them in the same after-tax position that they would have been in had they not been subject to the excise tax. As of April 1, 2013, this provision ceased to apply and neither of Messrs. Williams nor Addison are entitled to a gross-up payment going forward.

If a named executive officer’s, other than the Co-Chief Executive Officer’s, employment is terminated (i) by such named executive officer for good reason or (ii) by the Company for any reason other than cause, death or disability, then, subject to the named executive officer’s timely execution and delivery of a release of claims against the Company, the Company shall (a) pay to such named executive officer Accrued Compensation and the Pro-Rated Bonus; (b) pay to such named executive officer in a lump sum in cash, no later than the 60th day following the named executive officer’s termination, an amount equal to one times the sum of the named executive officer’s annual base salary and target bonus as of the date of the named executive officer’s termination, provided that such amount shall be one and one-half times the sum of his or her annual base salary and target bonus as of the date of termination in the event that his or her termination occurs in anticipation of or during the two-year period following a change of control; and (c) provide to such named executive officer the NEO Extended Benefits.

Restrictive Covenants

Each named executive officer is prohibited from disclosing any confidential information or trade secrets of the Company during the period of his or her employment and for a two-year period following his or her termination, and the Company retains ownership of any work product and inventions developed by the named executive officer during the period of his or her employment (but each Co-Chief Executive Officer retains the right to use speeches, addresses and presentations made during such period). Additionally, during the period of the named executive officer’s employment and for an 18-month period following his or her termination, each named executive officer is prohibited from recruiting, except during the period of his or her employment in connection with satisfying his or her duties to the Company, any person who is or was at any time during the previous six months an employee or representative of the Company or any of its affiliates. Finally, each named executive officer is prohibited from competing with, or soliciting the business of any of the clients or customers (with whom the executive had material contact during the 12 months prior to termination) of, the

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Company during the period of his or her employment and for an 18-month period following such termination; provided, however, the 18-month non-competition period shall be reduced to nine months for a named executive officer whose employment agreement is not renewed by the Company. This restriction on competition extends to any business or entity that engages in, or is working to engage in, the network marketing of life, auto or property insurance products, mutual funds, variable annuities or securities similar to those offered by the Company, to the extent operating in the United States, Canada or any other territory in which the Company operates prior to, or on the date of, termination of the named executive officer’s employment. Notwithstanding the foregoing, being employed by, or providing services to, or holding compensatory equity of, an employer with a business that competes with the Company’s business, standing alone, does not constitute competition by a named executive officer for purposes of his or her employment agreement so long as: (i) the employer has more than one discrete and readily distinguishable part of its business and (ii) the named executive officer’s duties are not in a material manner at or involving the part of the business of the employer that competes with the Company’s business.

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Potential Payments and Other Benefits Upon Termination or Change of Control

The following table sets forth the potential benefits that each named executive officer would be entitled to receive upon termination of employment in the situations outlined below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2012. The table below does not include amounts to which our named executive officers would be entitled that are already described in the compensation tables appearing earlier in this Proxy Statement, including the value of equity awards that have already vested. The definitions of “cause,” “good reason” and “change of control” follow the table.

A = Severance arrangement for termination

without cause or for good reason

B = Termination for cause

C = Termination without good reason

D = Termination without cause after a change of

control

E = Death or disability

Name		Cash Severance		Bonus Earned as of Event Date (1)	Sec 280G Excise Tax and Related Gross-Up (2)	Total Cash Payments	Vesting of Unvested Long-Term Awards (3)	Health and Welfare Continuation (4)
D. Richard Williams	A	$4,500,000	(5)	$1,549,500	—	$6,049,500	$7,608,075	$29,123
	B	—		—	—	$0	—	$29,123	(9)
	C	—		$1,549,500	—	$1,549,500	—	$29,123
	D	$6,750,000	(6)	$1,549,500	$4,482,482	$12,781,982	$7,608,075	$29,123
	E	—		$1,549,500	—	$1,549,500	$7,608,075	$29,123
John A. Addison, Jr.	A	$4,500,000	(5)	$1,549,500	—	$6,049,500	$7,608,075	$29,123
	B	—		—	—	$0	—	$29,123	(9)
	C	—		$1,549,500	—	$1,549,500	—	$29,123
	D	$6,750,000	(6)	$1,549,500	$4,359,110	$12,658,610	$7,608,075	$29,123
	E	—		$1,549,500	—	$1,549,500	$7,608,075	$29,123
Gregory C. Pitts	A	$700,000	(7)	$308,211	—	$1,008,211	$1,680,710	$24,768
	B	—		—	—	$0	—	—
	C	—		$308,211	—	$308,211	—	—
	D	$1,137,317	(8)	$308,211	—	$1,445,528	$1,680,710	$24,768
	E	—		$308,211	—	$308,211	$1,680,710	$24,768
Alison S. Rand	A	$750,000	(7)	$319,920	—	$1,069,920	$1,780,763	$16,441
	B	—		—	—	$0	—	—
	C	—		$319,920	—	$319,920	—	—
	D	$1,154,880	(8)	$319,920	—	$1,474,800	$1,780,763	$16,441
	E	—		$319,920	—	$319,920	$1,780,763	$16,441
Peter W. Schneider	A	$1,050,000	(7)	$639,840	—	$1,689,840	$2,028,376	$17,178
	B	—		—	—	$0	—	—
	C	—		$639,840	—	$639,840	—	—
	D	$1,634,760	(8)	$639,840	—	$2,274,600	$2,028,376	$17,178
	E	—		$639,840	—	$639,840	$2,028,376	$17,178
Glenn J. Williams	A	$1,050,000	(7)	$639,840	—	$1,689,840	$2,028,376	$24,768
	B	—		—	—	$0	—	—
	C	—		$639,840	—	$639,840	—	—
	D	$1,634,760	(8)	$639,840	—	$2,274,600	$2,028,376	$24,768
	E	—		$639,840	—	$639,840	$2,028,376	$24,768

(1)	Our named executive officers are entitled to a pro rata share of the current fiscal year bonus in the event of termination without cause or after a change of control. Amounts in this table assume a termination date of December 31, 2012 and reflect cash incentive compensation earned for fiscal 2012 performance.

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(2)	Section 4999 of the Code imposes a nondeductible excise tax on the recipient of certain compensation payments defined in Section 280G of the Code that are made to an executive contingent upon a change of control and equal or exceeds three times the average base compensation payable to the executive. In the event an excise tax is imposed by Section 4999 of the Code in connection with a payment made prior to the third anniversary of our IPO, Messrs. R. Williams and Addison would be entitled to receive a gross-up payment in order to put them in the same after-tax position that they would have been in had they not been subject to the excise tax. As of April 1, 2013, this provision ceased to apply and neither of Messrs. Williams nor Addison are entitled to a gross-up payment going forward.
(3)	The value of restricted shares is the closing price of our common stock on December 31, 2012 multiplied by the number of restricted shares. The closing price of our common stock on December 31, 2012 on the NYSE was $30.01 per share. Upon termination without cause, due to death or disability, or for good reason, the equity awards automatically vest in accordance with their terms.
(4)	Health and welfare benefits are continued for up to 18 months from the separation date based on current elections and plan premiums.
(5)	Cash severance is equal to 200% of the sum of current annual base salary and target bonus.
(6)	Cash severance is equal to 300% of the sum of current annual base salary and target bonus.
(7)	Cash severance is equal to 100% of the sum of current annual base salary and target bonus.
(8)	Cash severance is equal to 150% of the sum of current annual base salary and target bonus.
(9)	Health and welfare would not be paid in the event the named executive officer was terminated for gross misconduct.

A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. Central to an understanding of the rights of each named executive officer under the employment agreements is an understanding of the definitions of “cause,” “good reason” and “change of control” that are used in those agreements.

Cause means: (i) the named executive officer’s willful misconduct or gross negligence that causes material harm to the Company; (ii) the named executive officer’s habitual substance abuse; (iii) the named executive officer’s willful and continued failure (other than as a result of physical or mental incapacity) to perform the duties of the named executive officer’s position or to follow the legal direction of our Board following written notice from our Board specifying such failure; (iv) the named executive officer’s being convicted of, or pleading guilty or nolo contendere to a felony or a crime involving moral turpitude; (v) the named executive officer’s willful theft, embezzlement or act of comparable dishonesty against the Company; or (vi) a material breach by the named executive officer of his or her employment agreement, which breach is not (if curable) cured by the executive within 30 days following his receipt of written notice thereof.

For purposes of the definition of “cause,” no act or failure to act by the named executive officer shall be considered willful unless it is done, or omitted to be done, in bad faith and without reasonable belief that the named executive officer’s action or omission was in the best interests of the Company.

Good Reason means: in the absence of the named executive officer’s written consent, (i) a material diminution by the Company in the named executive officer’s annual base salary or a material diminution in the named executive officer’s target bonus opportunity as a percentage of the named executive officer’s annual base salary (as determined by the terms of the named executive officer’s employment agreement); (ii) a material diminution in the named executive officer’s authority, duties or responsibilities, provided that a change in the named executive officer’s reporting relationship shall not constitute “good reason”; (iii) the Company requiring the named executive officer’s principal business location to be at any office or location more than 50 miles from the named executive officer’s principal business location as of immediately prior to such relocation (other than to an office or location closer to the named executive officer’s home residence); or (iv) any material breach of the named executive officer’s employment agreement by the Company.

Change of Control means: (i) any person, other than Citigroup or Warburg Pincus, is or becomes a beneficial owner of securities of the Company

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representing 35 percent or more of the combined voting power of the Company’s then outstanding securities (other than through acquisitions from Citigroup or the Company); (ii) any plan or proposal for the dissolution or liquidation of the Company is adopted by the stockholders of the Company; (iii) individuals who constitute our Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of our Board; provided, however, that any individual becoming a director whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our Board; (iv) all or substantially all of the assets of the Company are sold, transferred or distributed; or (v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company, in each case, with respect to which the stockholders of the Company immediately prior to such transaction do not, immediately after the transaction, own more than 50 percent of the combined voting power of the Company or other entity resulting from such transaction (disregarding, in each case, Citigroup) in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such transaction.

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AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of the Company’s consolidated financial statements for the year ended December 31, 2012:

The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting, internal controls and audit functions, and it operates under a written charter adopted by our Board. The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal 2012 with management and KPMG, the Company’s independent registered public accounting firm for fiscal 2012. Management is responsible for the presentation and integrity of the Company’s consolidated financial statements; selecting accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act); establishing and maintaining internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting for fiscal 2012; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

KPMG was responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with GAAP. The Audit Committee reviewed KPMG’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K for fiscal 2012 related to its audit of the consolidated financial statements.

The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” As amended (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, KPMG has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with KPMG the firm’s independence.

Based on the foregoing discussions with and reports of management and the independent auditors of the Company and the Audit Committee’s review of the representations of management, the Audit Committee recommended to our Board that the audited consolidated financial statements for fiscal 2012 be included in the Company’s Annual Report on Form 10-K for fiscal 2012 for filing with the SEC.

AUDIT COMMITTEE:

Robert F. McCullough, Chair

P. George Benson

Barbara A. Yastine

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Fees and Services of Our Independent Registered Public Accounting Firm

Pursuant to an appointment by the Audit Committee, KPMG has served as the Company’s independent registered public accounting firm for fiscal 2012 and has audited the accounts of the Company and its subsidiaries for such year.

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees that KPMG billed to the Company for fiscal 2012 and fiscal 2011. All of the fees were approved by the Audit Committee in accordance with its policies and procedures. See “— Pre-Approval of Services Performed by Our Independent Registered Public Accounting Firm.”

	Fiscal 2012	Fiscal 2011
	(In thousands)
Audit fees (1)	$3,520	$3,434
Audit-related fees (2)	103	88
Tax fees (3)	100	117
All other fees	—	—

Total fees	$3,723	$3,639

(1)	Reflects fees for professional services performed for the annual audit, quarterly reviews of the Company’s consolidated and condensed financial statements, statutory audits of the Company’s subsidiaries and other regulatory filings or engagements, such as the issuance of comfort letters.
(2)	Reflects fees for an annual Canadian benefit plan audit and an annual Service Organization Control Report issued on behalf of a subsidiary of the Company. For fiscal 2011, also includes expenses related to the New York State Regulatory Examination.
(3)	Reflects fees for tax compliance services.

Non-audit fees (consisting of tax fees and all other fees) represented 2.7% of total fees in fiscal 2012.

Pre-Approval of Services Performed by Our Independent Registered Public Accounting Firm

The Company has adopted a policy regarding pre-approval of non-audit services to be performed by our independent registered public accounting firm. Specifically, non-audit fees to be incurred by our independent registered public accounting firm for services permitted by the Sarbanes-Oxley Act to be performed by such firm must be approved in advance by the Audit Committee Chair (for individual projects in amounts up to $100,000) or the Audit Committee.

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Policies and Procedures Governing Related Party Transactions

Our Board has adopted a written policy with respect to related party transactions. This policy provides procedures for the review, and approval or ratification, of certain transactions involving related parties required to be reported under applicable rules of the SEC. The policy, which is administered by the Audit Committee, applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $120,000 in any fiscal year and a related party has a direct or indirect material interest. Certain transactions, including those contemplated by the intercompany agreement described under “— Transactions with Citigroup — Intercompany Agreement”, are excluded from the definition of related party transactions. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will approve or ratify a related party transaction only if it determines the transaction is in, or is not inconsistent with, the best interests of the Company and our stockholders.

Transactions with Citigroup

As of December 31, 2012, Citigroup no longer had an ownership interest in Primerica. However, Mr. Mason, a Citigroup executive, continues to serve on our Board of Directors. In connection with our IPO, we entered into certain agreements and transactions with Citigroup. The following descriptions of such agreements and transactions are summaries only and are qualified in their entirety by reference to the complete documents, each of which is an exhibit to the Company’s Annual Report on Form 10-K for fiscal 2012.

Underwriting Transactions

In July 2012, we publicly issued $375.0 million in principal amount of senior notes due 2022 and used $300.0 million of the net cash proceeds to repay the outstanding note to Citigroup in whole at a redemption price equal to 100% of the outstanding principal amount. Prior to the repayment, we paid approximately $16.5 million in interest to Citigroup on the outstanding note. Citigroup Global Markets Inc. was the joint book-running manager of the offering of our senior notes and, in connection therewith, we paid approximately $682,500 in underwriting fees to Citigroup Global Markets Inc. In November 2012, Citigroup Global Markets Inc. was the underwriter of a secondary public offering by Warburg Pincus of 3,600,000 shares of our common stock and we, as the issuer of those shares, were a party to the underwriting agreement relating thereto.

Citigroup Reinsurance Transactions

In connection with our IPO, we entered into certain reinsurance transactions with certain Citigroup subsidiaries, as more fully described below.

Primerica Life Reinsurance Transactions

80% Coinsurance Agreement.    Immediately prior to the completion of our IPO, Primerica Life, as ceding insurer, entered into an 80% coinsurance agreement with Prime Reinsurance Company (“Prime Re”), then a wholly owned subsidiary of Primerica Life. Pursuant to these reinsurance agreements, we distributed to Citigroup all of the issued and outstanding common stock of Prime Re. Under that

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agreement, Primerica Life ceded 80% of certain liabilities and benefits associated with its term life insurance policies that were in force at year-end 2009. In consideration of Prime Re assuming those policy liabilities, ongoing reinsurance premiums paid by Primerica Life to Prime Re are net of premiums paid on then current reinsurance placed with third-party reinsurers. In connection with the block of business that Primerica Life ceded to Prime Re under the 80% coinsurance agreement, we paid to (received from) Prime Re the following amounts:

Fiscal 2012
(In millions)
Reinsurance premiums	$740.0
Claims	(332.5)
Ceding allowance	(114.9)

Year-to-date net cash payments/settlements	$292.6

Under the 80% coinsurance agreement with Prime Re, Primerica Life continues to be responsible for the administration of the businesses ceded, including paying claims and benefits in accordance with its current policy administration practices. Prime Re has not assumed responsibility for any administration of the ceded business.

Primerica Life continues to maintain its current reinsurance program with third-party reinsurers and has no current intention of terminating or materially modifying such reinsurance program. To the extent we purchase new yearly-renewable term (“YRT”) reinsurance on policies reinsured by Prime Re, we are required to obtain the prior approval of Prime Re. To the extent any current reinsurance is terminated or a reinsurer fails to pay on its obligations, Prime Re will assume 80% of the claim amounts not otherwise covered by such YRT reinsurance, and we will assume the remainder that is not otherwise covered by the 10% coinsurance agreement discussed under “—10% Coinsurance Agreement.”

Prime Re has established monthly settlement procedures by which Primerica Life and Prime Re settle amounts due to each other, including reimbursing Primerica Life for claims under the term life insurance business covered by the agreements. Prime Re is also obligated to pay Primerica Life a monthly expense allowance to reimburse Primerica Life for its expenses in administering the business, including the payment of commissions and premium taxes.

The business reinsured under the 80% coinsurance agreement excludes any policy converted at the end of its term for which the initial level premium period ends on or after January 1, 2017. The original initial level premium period of any policy references the period beginning with the original issue date of coverage and ending with the first premium increase date identified within the policy on which premiums for coverage will increase without a corresponding increase in the terms or limits of coverage. A conversion refers to the issuance by Primerica Life of new coverage in replacement of a coverage under a policy pursuant to an option granted under the terms of such policy. Policies issued as a result of end-of-term conversions are considered to be new policies that can contractually be excluded from the terms of a coinsurance agreement.

Additionally, Primerica Life is allowed to recapture the business ceded to Prime Re if:

•	Prime Re is insolvent;

•	Prime Re is unable (subject to a cure period) to provide full statutory financial statement credit to Primerica Life for the reinsurance ceded under the 80% coinsurance agreement;

•	Prime Re has materially breached a covenant, representation or warranty within the agreement, subject to a cure period;

•	Prime Re fails in any material respect to fund the trust account required to be established under the 80% coinsurance agreement, subject to a cure period; or

•	Citigroup fails to maintain sufficient capital in Prime Re, pursuant to the Capital Maintenance Agreement between Citigroup and Prime Re, within 45 calendar days of

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any demand for payment by or on behalf of Primerica Life, and any 45-day extension thereof as consented to by Primerica Life, which consent may not be unreasonably conditioned, delayed or withheld, for a total of not more than 90 days to obtain such consent; provided that Primerica Life will not be required to consent to extend such period beyond an additional 45 days.

Primerica Life also has the right to recapture certain policies held or issued as a result of end-of-term renewals that occur after the original initial level premium period of any policy that reaches the end of the original initial level premium period on or after January 1, 2017. Policies issued as a result of an end-of-term renewal are not excluded from the terms of the 80% coinsurance agreement and may only be recaptured at Primerica Life’s option.

In the event of a recapture as a result of the above recapture provisions, Primerica Life is not required to pay a recapture fee to Prime Re. Primerica Life will, however, be required to pay a recapture fee in the event of recapture due to a failure to obtain full statutory financial statement credit for such reinsurance resulting from actions taken by Primerica Life.

In connection with the 80% coinsurance agreement, the parties also entered into a Monitoring and Reporting Agreement which permits Prime Re to monitor the management, administration and financial performance of the reinsured policies so long as Citigroup remains the ultimate controlling party of Prime Re.

The 80% coinsurance agreement terminates when there are no more liabilities arising out of the book of business covered by the agreement. The 80% coinsurance agreement may only be amended or assigned with the written consent of both parties. Massachusetts law governs this coinsurance agreement.

80% Coinsurance Trust Agreement.  To secure the payment by Prime Re of its obligations to Primerica Life under the 80% coinsurance agreement, Prime Re is required to maintain in a trust account qualifying assets with an aggregate fair market value at least equal to the reinsurance obligations owed by Prime Re to Primerica Life under the 80% coinsurance agreement. The Bank of New York Mellon (“BNYM”), as trustee, is administering the trust account solely for the benefit of Primerica Life. The trust must comply with Massachusetts statutory credit for reinsurance requirements.

Primerica Life is permitted to withdraw from the trust account any amounts due to it pursuant to the terms of the 80% coinsurance agreement and not otherwise paid by Prime Re. Prime Re is not permitted to withdraw or substitute assets in the trust account so as to reduce the aggregate fair market value of assets in the trust accounts to less than the aggregate amount of Prime Re’s obligations to Primerica Life under the 80% coinsurance agreement. There is also a limit on the types of assets Prime Re is permitted to place in the trust account. All interest, dividends and other income earned on the trust account will be the property of Prime Re and will be deposited in a bank account maintained by Prime Re outside of the trust agreement.

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10% Coinsurance Agreement.  Immediately prior to the completion of our IPO, Primerica Life, as ceding insurer, entered into a 10% coinsurance agreement with Prime Re relating to the same book of business which is currently reinsured under the 80% coinsurance agreement. Under that agreement, Primerica Life ceded 10% of certain liabilities and benefits associated with its term life insurance policies that were in force at year-end 2009. Ongoing reinsurance premiums paid by Primerica Life to Prime Re will be net of premiums paid on then current YRT reinsurance placed with third-party reinsurers. In connection with the block of business that Primerica Life ceded to Prime Re under the 10% coinsurance agreement, Primerica Life paid to (received from) Prime Re the following amounts:

Fiscal 2012
(In millions)
3% Finance charge on excess reserves	$4.9
Funding of required balance for the economic reserve trust	30.9
Interest credit	(2.9)

Year-to-date net cash payments/settlements	$32.9

The remaining material terms of the 10% coinsurance agreement are substantially similar to those of the 80% coinsurance agreement, with the exceptions noted below.

In connection with the 10% coinsurance agreement with Prime Re, Primerica Life is receiving the economic benefits of the reinsured book of business through an experience refund being paid to Primerica Life by Prime Re. The term experience refund means a payment that serves to refund all premiums received less a finance charge of 3% of excess reserves, and less allowances to Prime Re and claims paid under the 10% coinsurance agreement, with the claims deducted being subject to a maximum amount. Economic reserves based on best estimate assumptions at the start of the agreement were funded by Primerica Life and are currently maintained in a trust with Primerica Life receiving interest from the trust. Statutory reserves in excess of the economic reserves based on best estimate assumptions were funded by Prime Re and are currently maintained in a separate trust, with a finance charge of 3%. Excess reserves are equal to the difference between our required statutory reserves and the amount we determine is necessary to satisfy obligations under our in-force policies, which is referred to as our economic reserves.

10% Coinsurance Trust Agreements.  To secure the payment by Prime Re of its obligations to Primerica Life under the 10% coinsurance agreement, Prime Re is required to maintain in two separate trust accounts qualifying assets with an aggregate fair market value at least equal to the reinsurance obligations owed by Prime Re to Primerica Life under the 10% coinsurance agreement. The first trust must maintain an amount equal to the reinsurance obligations owed by Prime Re to Primerica Life under the 10% coinsurance agreement on the economic reserves of the business covered by the 10% coinsurance agreement. The economic reserves are determined pursuant to the terms of the 10% coinsurance agreement. Under the first trust, all interest, dividends and other income earned on the assets in the trust account are being deposited into the trust account. The second trust must maintain an amount equal to the reinsurance obligations owed by Prime Re to Primerica Life under the 10% coinsurance agreement on the statutory reserves in excess of the economic reserve of the business covered by the 10% coinsurance agreement. BNYM, as trustee, is administering each of the trust accounts solely for the benefit of Primerica Life. Each trust must comply with Massachusetts statutory credit for reinsurance requirements and is governed by Massachusetts law.

With the exceptions discussed in the immediately preceding paragraph, the material terms of the 10% coinsurance trust agreement are substantially similar to those of the 80% coinsurance trust agreement.

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Capital Maintenance Agreement.  Pursuant to a capital maintenance agreement entered into between Citigroup and Prime Re, Citigroup has agreed to maintain sufficient capital in Prime Re to maintain Prime Re’s risk-based capital at not less than 250% of its Company Action Level, which is defined by its state regulator, the Vermont Department of Insurance, as the product of two times the risk-based capital (“RBC”) determined under the Vermont Department of Insurance’s RBC formula. In no event will Citigroup’s obligations under the capital maintenance agreement exceed $512 million in the aggregate, and after the first five years of the capital maintenance agreement, the maximum amount payable will be an aggregate amount equal to the lesser of $512 million or 15% of Prime Re’s statutory reserves.

Without the consent of Primerica Life and the Massachusetts Division of Insurance, Prime Re will neither assign nor amend the capital maintenance agreement. The capital maintenance agreement terminates upon the earlier to occur of: (i) the termination of Prime Re’s obligations to us under the 80% and 10% coinsurance agreements described above or (ii) Citigroup’s or its affiliate’s contributions totaling or exceeding $512 million to Prime Re or the reduced amount of the obligation as determined after the fifth year, in the aggregate.

Prime Reinsurance Company Covenants.  In addition to the terms of the coinsurance agreements stated above, Prime Re has also agreed to additional covenants that it will not:

•	engage in any business, other than the business provided by or relating to the 80% coinsurance agreement and the 10% coinsurance agreement;

•	write or assume any insurance or reinsurance risks that are not part of the business covered by the 80% coinsurance agreement and the 10% coinsurance agreement;

•

declare and pay distributions or dividends with respect to its common stock to Citigroup or any other equity owner of Prime Re unless Prime Re’s Total Adjusted Capital (which is defined by the Vermont Department of Insurance as the sum of an insurer’s statutory capital and surplus reported in such insurer’s annual statement under Title 8 Section 3561 of the Vermont Statute and such other items, if any, as the RBC instructions may provide), immediately following any such distribution or dividend is not less than 250% of its Company Action Level; and

•

without the prior consent of the Massachusetts Division of Insurance, amend the 80% coinsurance agreement, the 10% coinsurance agreement, the 80% coinsurance trust agreement or the 10% coinsurance trust agreement.

NBLIC Reinsurance Transaction

NBLIC Coinsurance Agreement.  Immediately prior to the completion of our IPO, National Benefit Life Insurance Company (“NBLIC”), our wholly owned New York insurance subsidiary, as ceding insurer, entered into a 90% coinsurance agreement with American Health and Life Insurance Company, an indirect subsidiary of Citigroup (“AHL”). Under that agreement, NBLIC ceded 90% of certain liabilities and benefits associated with its term life insurance policies that were in force at year-end 2009. Ongoing reinsurance premiums paid by NBLIC to AHL are net of premiums paid on their current YRT reinsurance placed with third-party reinsurers. In connection with the block of business that NBLIC ceded to AHL under the 90% coinsurance agreement, NBLIC paid to (received from) AHL the following amounts:

Fiscal 2012
(In millions)
Reinsurance premiums	$39.2
Claims	(5.2)
Ceding allowance	(13.2)

Year-to-date net cash payments/settlements	$20.8

AHL has established monthly settlement procedures by which NBLIC and AHL settle

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amounts due to each other and to reimburse NBLIC for claims under the term life insurance business covered by the agreement. AHL is also obligated to pay NBLIC a monthly expense allowance to reimburse NBLIC for its expenses in administering the business, including commissions and premium taxes on the reinsured business.

The NBLIC coinsurance agreement may be terminated either by mutual written consent of the parties or, after the third year, by AHL if NBLIC fails to pay AHL any amounts owed under the agreement, subject to a cure period.

The remaining terms of the NBLIC coinsurance agreement are substantially similar to those of the 80% coinsurance agreement between Primerica Life and Prime Re discussed above. In addition, the parties also executed a monitoring and reporting agreement between NBLIC and AHL.

NBLIC Trust Agreement.  To secure the payment of AHL’s obligations to NBLIC under the NBLIC coinsurance agreement, AHL is required to maintain in a trust account qualifying assets with an aggregate fair market value at least equal to the reinsurance obligations owed by AHL to NBLIC under the NBLIC coinsurance agreement. BNYM is administering the trust accounts solely for the benefit of NBLIC. The trust will comply with New York statutory credit for reinsurance requirements and is governed by New York law.

The remaining material terms of the NBLIC trust agreement are substantially similar to those of the 80% coinsurance trust agreement for Primerica Life discussed above.

Over-Collateralization of the Trust.  In connection with the NBLIC coinsurance agreement between NBLIC and AHL, AHL has agreed that on any determination date as provided for in the NBLIC coinsurance agreement, if the aggregate amount of assets in the trust account do not have a fair market value at least equal to 115% of AHL’s obligations to NBLIC under the NBLIC coinsurance agreement, then AHL will be required to deposit additional qualifying assets in order to maintain the aggregate fair market value of the trust account assets at such amount.

Primerica Life Canada Reinsurance Transaction

Primerica Life Canada Coinsurance Agreement.  Immediately prior to the completion of our IPO, Primerica Life Insurance Company of Canada (“Primerica Life Canada”), our wholly owned Canadian life insurance subsidiary, as ceding insurer, entered into an 80% coinsurance agreement with Financial Reassurance Company 2010 Ltd., an indirect subsidiary of Citigroup (“FRAC”). Under that agreement, Primerica Life Canada ceded 80% of certain liabilities and benefits associated with its term life insurance policies that were in force at year-end 2009. Ongoing reinsurance premiums paid by Primerica Life Canada to FRAC are net of premiums paid on their current YRT reinsurance placed with third-party reinsurers. In connection with the block of business that Primerica Life Canada ceded to FRAC, Primerica Life Canada paid to (received from) FRAC the following amounts:

	Fiscal 2012
	(In millions)
Reinsurance premiums	C$	144.6
Claims		(53.5)
Ceding allowance		(15.6)

Year-to-date net cash payments/settlements	C$	75.5

FRAC established monthly settlement procedures by which Primerica Life Canada and FRAC settle amounts due to each other, including the reimbursement of Primerica Life Canada for claims under the term life insurance business covered by such agreement. FRAC is also obligated to pay Primerica Life Canada a monthly expense allowance to reimburse Primerica Life Canada for its expenses in administering the business, including commissions and premium taxes on the reinsured business.

The remaining terms of the Primerica Life Canada coinsurance agreement are substantially

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similar to those of the 80% coinsurance agreement discussed above. In addition, the parties also executed a monitoring and reporting agreement between Primerica Life Canada and FRAC

Primerica Life Canada Trust Agreement.  To secure the payment by FRAC of its obligations to Primerica Life Canada under the Primerica Life Canada coinsurance agreement, FRAC is required to maintain in a trust account qualifying assets with an aggregate fair market value at least equal to the greater of the reinsurance obligations owed by FRAC to Primerica Life Canada under the Primerica Life Canada coinsurance agreement or the amount required for Primerica Life Canada to receive full credit for the purposes of its minimum continuing capital and surplus requirements (“MCCSR”), according to guidance provided by The Office of the Superintendent of Financial Institutions (Canada) (“OSFI”). OSFI is also a party to the trust agreement. An unaffiliated third-party trustee will administer the trust accounts solely for the benefit of Primerica Life Canada. The trust enables Primerica Life Canada to comply with the MCCSR under Canadian reinsurance requirements.

The remaining material terms of the Primerica Life Canada trust agreement are substantially similar to those of the 80% coinsurance trust agreement for Primerica Life discussed above.

Agreements with Citigroup Lenders

Our sales representatives in the United States ceased offering mortgage loan products of Citicorp Trust Bank, fsb (“CTB”) through Primerica Financial Services Home Mortgages, Inc. (“Primerica Mortgages”), our wholly owned mortgage broker, effective December 31, 2011. The Loan Brokerage Agreement dated March 10, 2010 and subsequently amended on November 19, 2010, among Primerica Mortgages, CTB, CitiMortgage, Inc. and Citibank, N.A., was terminated effective April 5, 2012. In fiscal 2012, Citigroup paid us approximately $2.4 million pursuant to the loan program.

Intercompany Agreement

Indemnification.  The intercompany agreement provides that we will indemnify Citigroup and its officers, directors, employees and agents against losses arising out of third-party claims (including litigation matters and other claims) based on, arising out of or resulting from:

•	any breach by us of the intercompany agreement or any other agreement with Citigroup;

•	the ownership or the operation of our assets or properties, and the operation or conduct of our business, prior to or following our IPO;

•	any other activities we engage in;

•	any guaranty, keepwell, net worth or financial condition maintenance agreement of or by Citigroup provided to any parties with respect to any of our actual or contingent obligations;

•	for any claim by our employees, former employees or sales representatives relating to the conversion of Citigroup equity-based awards; and

•	any communication by us to any of our employees with respect to certain employee benefits matters.

In addition, we agreed to indemnify Citigroup and its officers, directors, employees and agents against losses, including liabilities under the Securities Act, relating to misstatements in or omissions from the registration statement relating to our IPO and any other registration statement that we file under the Securities Act, other than misstatements or omissions made in reliance on information relating to and furnished by Citigroup for use in the preparation of that registration statement, against which Citigroup has agreed to indemnify us.

However, we will not be required to indemnify any such persons with respect to any action brought by Warburg Pincus against Citigroup for indemnification under the Securities Purchase Agreement.

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Citigroup also agreed to indemnify us and our officers, directors, employees and agents against losses arising out of third-party claims (including, but not limited to, litigation matters and other claims) based on, arising out of or resulting from:

•	any breach by Citigroup of the intercompany agreement or any other agreement with us;

•

the ownership or the operation of Citigroup’s assets or properties, including the assets and liabilities transferred to Citigroup and the operation or conduct of Citigroup’s business, in each case excluding us;

•	any other activities Citigroup engages in, excluding our activities;

•	use of certain software prior to the date on which Citigroup ceased to own shares of our common stock representing 50% or more of our outstanding voting securities; and

•

claims related to our adherence to certain Citigroup employment policies prior to the date on which Citigroup ceased to own shares of our common stock representing 50% or more of our outstanding voting securities.

We and Citigroup have agreed that none of the foregoing indemnification provisions in the intercompany agreement will alter or mitigate any rights of our or Citigroup’s officers or directors to indemnification under our or Citigroup’s organizational documents or any other agreement.

Customer Lists.   We have agreed with Citigroup that, following the completion of our IPO, Citigroup will not intentionally use any Prime Re customer list or database for purposes of marketing any products or services to those customers. We have agreed with Citigroup that, following the completion of our IPO, if we reasonably believe that Citigroup is using any of our customer lists or customer databases for marketing purposes and we notify Citigroup of such use, both parties will use good faith efforts to conduct an investigation and take corrective action, if appropriate.

Mutual Litigation and Settlement Cooperation.  We and Citigroup have agreed to include each other in the settlement, and cooperate with each other in the defense, of threatened or filed third-party actions against either of us which involves the other party.

Dispute Resolution.  The intercompany agreement contains provisions that govern, except as provided in any other intercompany agreement, the resolution of disputes, controversies or claims that may arise between us and Citigroup. The intercompany agreement generally provides that the parties will attempt in good faith to negotiate a resolution of disputes arising in connection with the intercompany agreement without resorting to arbitration. If these efforts are not successful, the dispute will be submitted to binding arbitration in accordance with the terms of the intercompany agreement, which will provide for the selection of a three-arbitrator panel and the conduct of the arbitration hearing, including limitations on the discovery rights of the parties. Except in certain very limited situations such as procedural irregularities or absence of due process, arbitral awards are generally final and non-appealable, even if they contain mistakes of law.

Intellectual Property.  Pursuant to the intercompany agreement, Citigroup assigned the software licenses, hardware and domain names relating exclusively to Primerica to us, subject to third-party consent rights. Citigroup also licensed to us certain Citigroup proprietary software that we use in our business. We may license certain of our trademarks to Citigroup to the extent necessary for Citigroup to comply with existing third-party arrangements and meet other business requirements.

Real Property

Since September 1, 2009, we have sublet from Citigroup approximately 31,700 square feet of office space in Long Island City, New York, under a five-year sublease that is due to expire on

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August 31, 2014. In fiscal 2012, we paid Citigroup approximately $875,500 related to this sublease.

NBLIC entered into an occupancy services agreement with Citibank, N.A. on April 7, 2010, governing the provision and receipt of certain services associated with NBLIC’s 2009 sublet. In contemplation of NBLIC’s divestiture from Citigroup, the occupancy services agreement provided that, despite the divestiture, Citigroup will continue to provide such services as contemplated by the 2009 sublet. While the original occupancy services agreement provided for the provision and receipt of mail and security services, the scope of services was expanded by amendment on October 7, 2011 to include voice and conferencing services, as well as medical services as provided by Citigroup’s outside provider. In 2012, we paid Citigroup approximately $206,000 related to this occupancy services agreement.

Tax Separation Agreement

In connection with our IPO, we and Citigroup entered into a tax separation agreement that governs certain tax-related matters. Under the tax separation agreement, Citigroup generally will indemnify us against liability for any tax relating to a period prior to the closing of our IPO not attributable to our group, all consolidated and combined federal and state income taxes and certain Canadian taxes for periods prior to the closing of our IPO attributable to our group, and any taxes for periods prior to the closing of our IPO resulting from the certain tax elections made under Section 338 of the Code and the various related restructuring transactions implemented in connection with the separation transaction. We generally will indemnify Citigroup against any liability for all other taxes attributable to us. We have the right to be notified of and informed about tax matters for which we are financially responsible under the terms of the tax separation agreement. The tax separation agreement further provides for cooperation between Citigroup and us with respect to tax matters, the exchange of information and the retention of certain tax-related records.

Other Arrangements with Citigroup

We provided printing, shipping and warehousing of printed materials to Citigroup-affiliated entities. Payments to us for such services were approximately $1.0 million for fiscal 2012. We paid banking fees for services, including cash management, automated clearing house, funds transfer and lockbox services, to Citibank of approximately $859,000 for fiscal 2012.

Transactions with Warburg Pincus

On February 8, 2010, we and Citigroup entered into the Securities Purchase Agreement with Warburg Pincus, pursuant to which it acquired from Citigroup in mid-April 2010:

•	16,412,440 shares of common stock; and

•	warrants that, if exercised, would permit Warburg Pincus to purchase from us 4,103,110 shares of our common stock at $18.00 per share.

As of December 31, 2012, Warburg Pincus beneficially owned approximately 9% of our outstanding common stock (excluding the warrants noted above). Warburg Pincus & Co. and Warburg Pincus LLC have agreed that, subject to certain exceptions, they and their controlled affiliates will not own more than 35% of the voting power of our outstanding voting securities or 45% of our economic equity interests. See “— Standstill.”

2012 Share Repurchases.  On April 26, 2012, we repurchased 5,736,137 shares of our common stock beneficially owned by Warburg Pincus at $26.15 per share, for a total purchase price of approximately $150.0 million. The per-share purchase price was determined based on the closing price of our common stock on April 17, 2012, which was the date the agreement to repurchase the shares was executed. On October 10, 2012, we repurchased 2,087,682 shares of our common stock owned by Warburg Pincus at $28.74 per share, for a total purchase price of approximately $60.0 million. The per-share purchase price was determined based on

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the closing price of our common stock on October 3, 2012. Both of these transactions were approved by the Audit Committee pursuant to our Related Party Transactions Approval Policy.

Registration Rights.  We entered into a registration rights agreement with Warburg Pincus and Citigroup pursuant to which we granted to Warburg Pincus and Citigroup certain demand and piggyback registration rights with respect to the shares of our common stock owned by them. Because Citigroup has sold all of its shares of our common stock subject to the registration rights agreement, Citigroup no longer has any rights under the registration rights agreement except for customary indemnification. Warburg Pincus has so-called “piggyback” registration rights, which means that Warburg Pincus may include its shares of our common stock in any future registration of our common stock, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders (subject to certain cut-backs in priority for underwritten offerings upon the recommendation of the underwriters thereof). The registration rights agreement also provides that Warburg Pincus can require us to file registration statements with the SEC for the public resale of shares of our common stock owned by them, so-called “demand” registration rights. The inclusion of shares in any demand registration is subject to cut-backs in priority for underwritten offerings upon the recommendation of the underwriters thereof. Warburg Pincus does not have the right to require a demand registration, unless it proposes to sell at least 5% of our outstanding common stock in such offering, or such offering represents all of its remaining shares of our common stock that are subject to registration rights agreements. Warburg Pincus also had the right to require us to file a shelf registration statement to permit the public resale of shares of our common stock held by them from time to time.

These registration rights are transferable by Warburg Pincus. We have the right to sell up to 50% of the total number of shares to be included in any demand registration if our Board determines that we need to raise common equity capital in the public capital markets to either (i) make a capital contribution to one of our insurance subsidiaries as requested by the principal regulator for such insurance subsidiary or to maintain the financial strength rating of such insurance subsidiary, or (ii) deleverage to address potential financial covenant defaults under any material debt agreement.

We have agreed to pay all costs and expenses in connection with each such registration, except underwriting fees, discounts and commissions applicable to the shares of our common stock to be sold by Warburg Pincus and except for any costs and expenses of any insurance regulatory filings resulting from such sale. The registration rights agreement contains customary terms and provisions with respect to, among other things, registration procedures, including with respect to cooperation of management, timing of filings of registration statements and amendments, notifications regarding necessary changes to registration statements, entering into underwriting agreements and securities exchange listings. The registration rights agreement also provides for customary indemnification by us of Warburg Pincus in connection with third-party claims that arise out of untrue statements of material fact contained in any registration statement, or prospectus filed pursuant to such agreement or omissions to state in such registration statement or prospectus a material fact required to be stated in such registration statement or prospectus or necessary to make the statements in such registration statement or prospectus not misleading.

We filed with the SEC a shelf registration statement that was declared effective in April 2011 and that included the shares of our common stock owned by Warburg Pincus. As a result, Warburg Pincus may offer and sell its shares of our common stock pursuant to such registration statement and, in December 2012 and February 2013, Warburg Pincus sold 3,600,000 and 2,500,000 shares of our common stock, respectively, under such registration statement.

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Warrants.  In conjunction with its sale of shares of our common stock to Warburg Pincus, Citigroup also sold to Warburg Pincus the warrants it received pursuant to our reorganization. The warrants are exercisable for an aggregate of 4,103,110 shares of our common stock or non-voting common stock to be issued by us, at an exercise price of $18.00 per share. The warrants are exercisable by the holder at any time, or from time to time, during the seven-year term. The warrants may be net share settled at the option of the warrant holder, which means that a warrant holder can elect to receive the number of shares of common stock or non-voting common stock equal to the number of shares into which the warrant is exercisable less the number of shares equal to the value of the aggregate exercise price therefor. The warrant holder is not entitled to receipt of dividends declared on the underlying common stock or non-voting common stock (but will be entitled to adjustments for extraordinary dividends), or to any voting or other rights that might accrue to holders of common stock or non-voting common stock.

For so long as Warburg Pincus or its affiliates hold the warrants, they will be exercisable either for shares of our common stock or an equivalent number of shares of our non-voting common stock. Pursuant to the Securities Purchase Agreement, if any exercise of the warrants would cause Warburg Pincus & Co. and Warburg Pincus LLC and their controlled affiliates to own more than 35% of the voting power of our outstanding voting securities, then the warrants would only be exercisable for shares of our common stock up to such 35% threshold, and in lieu of any incremental shares of our common stock that would otherwise be issued upon such exercise, Warburg Pincus would be entitled to receive shares of our non-voting common stock. Any shares of our non-voting common stock issued to Warburg Pincus will be convertible into shares of our common stock by Warburg Pincus on a one-for-one basis, subject to such 35% voting ownership restriction.

In addition to customary adjustments for stock dividends, subdivisions, combinations, reclassifications, noncash distributions, and business combinations, the holders of the warrants will be entitled to anti-dilution adjustments for below-market issuances and above-market repurchases of our common stock based on a weighted-average adjustment formula. If we issue or sell any shares of our common stock, other than in certain excluded transactions, for less than the average market price of our common stock over the ten trading day period prior to the date on which we announce such issuance or sale, then the number of shares of our common stock or non-voting common stock for which a warrant is exercisable and the exercise price thereof will be adjusted. Similarly, if we repurchase any shares of our common stock for cash for greater than the average market price of our common stock over the ten trading day period prior to the date on which we announce the pricing for such repurchase, then the number of shares of our common stock or non-voting common stock for which a warrant is exercisable and the exercise price thereof will be adjusted.

Standstill.  Pursuant to the Securities Purchase Agreement, Warburg Pincus & Co. and Warburg Pincus LLC have agreed that they and their controlled affiliates will not hold, directly or indirectly, common stock or other voting equity securities that would entitle them, collectively, to vote more than 35% of the voting power represented by all of our outstanding common stock and our other voting equity securities. In addition, pursuant to the Securities Purchase Agreement, Warburg Pincus & Co. and Warburg Pincus LLC have agreed that they and their controlled affiliates will not own more than 45% of the sum of the following (which we refer to as “economic equity interests”):

•

the aggregate number of the Company’s outstanding shares of capital stock, including our common stock, non-voting common stock, preferred stock and any of our other equity securities entitling the holder to receive profits and losses or distributions upon liquidation (for purposes of this calculation, to the extent any shares of our preferred stock or other equity interests have rights with respect to profits

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and losses and/or distributions upon liquidation that are disproportionate to our common stock, the number of such preferred shares or other equity interests included in the calculation shall equal the number of shares of our common stock or non-voting common stock, as applicable, as such shares of our preferred stock or other equity interests may then be converted or exchanged, and if such shares of our preferred stock or other equity interests are not then convertible or exchangeable for our common stock or non-voting common stock, the number of such preferred shares or other equity interests included in the calculation shall be weighted to account for any such disproportionate economic rights as reasonably determined by the disinterested members of our Board);

•

the maximum number of equity interests that may be issued as of the relevant time of determination, upon exercise, conversion or exchange of any outstanding options, warrants or other rights to purchase or acquire, directly or indirectly, any equity interests; and

•

any granted or vested RSUs, restricted stock, SARs, phantom unit or stock or other award that has rights with respect to profits and losses and/or distributions upon liquidation based in whole or in part on the price of our common stock.

Warburg Pincus & Co., Warburg Pincus LLC and their controlled affiliates would be entitled to hold in excess of the 35% and 45% limitations described above to the extent that the percentage of outstanding voting securities or economic equity interests, respectively, held by them increases due to any decrease in the number of our outstanding shares of common stock as a result of actions taken by us, such as share repurchases and buybacks, net of the effect of any future issuance of common shares by us (other than future issuances that do not affect the stockholders’ relative percentage equity ownership in us, such as a stock split).

Right to Exchange.  Warburg Pincus will have the right to exchange any shares of non-voting common stock that it receives upon exercise of the warrants issued pursuant to the Securities Purchase Agreement on a one-for-one basis for shares of our common stock, and to exchange any shares of common stock owned by it for shares of the Company’s non-voting common stock on a one-for-one basis. Pursuant to the Securities Purchase Agreement, Warburg Pincus & Co. and Warburg Pincus LLC will not be permitted to exchange non-voting common stock for voting common stock if the exchange would result in their and their controlled affiliates’ ownership of more than 35% of the voting power of our outstanding voting securities in violation of the 35% limitation described above.

Board Rights.  We have agreed with Warburg Pincus that, unless it consents otherwise and subject to the terms of our Restated Certificate of Incorporation, our Board will be comprised of no more than nine members, of whom not more than one will be nominated by Citigroup and not more than two will be our officers or employees. Warburg Pincus is currently entitled to nominate one director to serve on our Board. In addition, for so long as its Investor Ownership Percentage (as defined below) is at least 7.5% and subject to applicable law and the rules and regulations of the NYSE (including independence requirements), each committee of our Board must include a Warburg Pincus nominee. Investor Ownership Percentage is calculated by dividing: (i) the number of shares of our common stock beneficially owned by Warburg Pincus and its affiliates in the aggregate (assuming exercise or conversion of all securities held by Warburg Pincus and its affiliates that are exercisable for or convertible into shares of our common stock, regardless of whether such conversion or exercise would be permitted at such time); by (ii) the number of shares of our common stock outstanding at such time (assuming exercise or conversion of all securities that are exercisable for or convertible into our common stock, regardless of whether such conversion or exercise would be permitted at such time). However, any shares of our common stock (or securities exercisable for or convertible into our common stock), RSUs,

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restricted stock, SARs, phantom unit or stock or other award based in whole or in part on the price of our common stock issued or granted after the closing date of the private sale to any person other than Warburg Pincus and its affiliates are to be excluded for purposes of such calculation.

For so long as Warburg Pincus has rights to nominate one or more directors to our Board, we have agreed to nominate Warburg Pincus’ designee(s) as our nominees.

Observer and Informational Rights.  If its Investor Ownership Percentage is less than 7.5% but greater than 5%, Warburg Pincus will be entitled to have a non-voting observer attend meetings of our Board of Directors and receive information about us, subject to our Board’s compliance with fiduciary duties and confidentiality obligations. We have also agreed with Warburg Pincus that for so long as its Investor Ownership Percentage is greater than 5%, it will be entitled to receive from us financial and operating data that we otherwise prepare for our Board, and to obtain additional information with respect thereto within 30 days after each quarter. In addition, for so long as its Investor Ownership Percentage is greater than 5%, we will provide Warburg Pincus with:

•	SEC reports and notices to stockholders;

•	the right to inspect our books and records;

•	copies of our budget and financial projections; and

•	the opportunity to meet with our management to discuss our budget projections.

Anti-Takeover Considerations.  We have agreed not to adopt a stockholder rights plan that would limit the ability of Warburg Pincus (or any permitted transferee of Warburg Pincus that receives at least 10% of our outstanding common stock) to acquire additional shares of our common stock other than the limits described above in “— Standstill.” We have also agreed to take all action necessary so that the limitations on business combinations prescribed by Section 203 of the Delaware General Corporation Law are not applicable to Warburg Pincus and any permitted transferee of Warburg Pincus that receives at least 10% of our outstanding common stock.

Indemnification.  We have indemnified Warburg Pincus against losses it incurs arising out of or resulting from breaches of our agreements and covenants in the Securities Purchase Agreement that are performed after the closing of the transactions contemplated by the Securities Purchase Agreement. We did not make representations or warranties to Warburg Pincus in the Securities Purchase Agreement, nor did we agree to indemnify Warburg Pincus for any breach of the representations and warranties made by Citigroup in the Securities Purchase Agreement. Warburg Pincus has indemnified Citigroup and us against losses that Citigroup or we incur arising out of or resulting from inaccuracies in or breaches of its representations, warranties, agreements and covenants in the Securities Purchase Agreement.

The intercompany agreement between us and Citigroup provides that we will indemnify Citigroup and its officers, directors, employees and agents against losses arising out of third-party claims described under “—Transactions with Citigroup — Intercompany Agreement — Indemnification.” However, we are not required to indemnify any such persons with respect to any action brought by Warburg Pincus against Citigroup for indemnification under the Securities Purchase Agreement.

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Other Business for Presentation at the 2013 Annual Meeting

Our Board and management do not currently intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor are they aware of any business which other persons intend to present at the Annual Meeting.

Should any other matter or business requiring a vote of stockholders arise, the Proxy Committee intends to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with its best judgment in the interest of the Company.

Other Information

Consolidated financial statements for Primerica, Inc. are included in the Company’s Annual Report on Form 10-K for fiscal 2012, a copy of which may be obtained at the public reference room maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549, and the NYSE. A copy of the Company’s Annual Report on Form 10-K for fiscal 2012 (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Primerica, Inc., One Primerica Parkway, Duluth, Georgia 30099. The Company’s Annual Report on Form 10-K for fiscal 2012 is also available on our investor relations website at www.investors.primerica.com.

Stockholder Proposals for Inclusion in the 2014 Proxy Statement

The Company encourages stockholders to contact the Corporate Secretary prior to submitting a stockholder proposal or any time they have concerns about the Company. At the direction of our Board, the Company’s Corporate Secretary acts as the corporate governance liaison to our stockholders.

If any stockholder intends to present a proposal for inclusion in the Company’s proxy materials for the 2014 Annual Meeting of Stockholders, such proposal must be received by the Company not later than the close of business at 5:00 p.m. local time on December 6, 2013, for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in the Company’s proxy statement for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. In order to allow the Company to identify the proposal as being subject to Rule 14a-8 under the Exchange Act and to respond in a timely manner, stockholder proposals are required to be submitted to the Company’s Corporate Secretary as follows:

Corporate Secretary

Primerica, Inc.

One Primerica Parkway

Duluth, Georgia 30099

Fax: 470-564-6600

Procedures for Business Matters and Director Nominations for Consideration at the 2014 Annual Meeting of Stockholders

Our Amended and Restated By-Laws provide a formal procedure for bringing business before an Annual Meeting of Stockholders. A stockholder proposing to present a matter or nominate a director for consideration at the 2014 Annual Meeting of Stockholders is required to deliver a written notice to the Company’s Corporate Secretary, no earlier than the close of business at 5:00 p.m. local time on December 6, 2013, and not later than the close of business at 5:00 p.m. local time on January 5, 2014. In the event that the date of the 2014 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2013 Annual Meeting of Stockholders, the notice must be delivered to the Company’s Corporate Secretary not earlier than the 120th day prior to such Annual Meeting of Stockholders and not later than the later of the 90th day prior to such Annual Meeting of Stockholders or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual

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meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

Notice Requirements for Non-Business Matters

Our Amended and Restated By-Laws contain advance notice procedures with regard to stockholder proposals not related to business matters. A stockholder’s notice to the Company’s Corporate Secretary must be in proper written form and must set forth, as to each matter that the stockholder proposes to bring before the Annual Meeting of Stockholders, a description of the business desired to be brought before the Annual Meeting and the reasons for conducting that business at the Annual Meeting; the name and record address of that stockholder and of the beneficial owner, if any; the class and series and number of shares of each class and series of the Company’s capital stock that are owned beneficially or of record by that stockholder or by the beneficial owner, if any; a description of all arrangements, agreements or understandings between that stockholder or any beneficial owner and any other person in connection with the proposal of that business and any material interest of that stockholder in that business; information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest; a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the Annual Meeting to bring that business before the meeting; and any other information relating to the stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for the proposed business to be brought by such stockholder pursuant to the Exchange Act. The stockholder providing the notice is required to update and supplement such notice as of the record date of the Annual Meeting. If the notice does not contain all of the information specified in Section 5 of Article II of our Amended and Restated By-Laws, then the proposed business will not be transacted at the Annual Meeting. Such By-Law provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act.

Pursuant to Rule 14a-4 under the Exchange Act, if a stockholder notifies the Company after February 20, 2014, of an intent to present a proposal at the Company’s 2014 Annual Meeting of Stockholders (and for any reason the proposal is voted upon at that annual meeting), then the Proxy Committee will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his intention to present a proposal at an Annual Meeting of Stockholders in compliance with Rule 14a-8 (or any successor thereof) under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

Notice Requirements for Nomination of Directors

The Corporate Governance Committee will consider stockholder recommendations for directors. Stockholder recommendations must be forwarded by the stockholder to the Company’s Corporate Secretary with biographical data about the recommended individual.

Our Amended and Restated By-Laws provide the formal procedure for nominations by

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stockholders of director candidates. A stockholder intending to make such a nomination is required to deliver, to the Company’s Corporate Secretary, a notice that contains all of the information specified in Article II, Section 5 of our Amended and Restated By-Laws, including the name and record address of that stockholder and of the beneficial owner, if any; the class and series and number of shares of each class and series of the Company’s capital stock that are owned beneficially or of record by that stockholder or by the beneficial owner, if any; a description of all arrangements, agreements or understandings between that stockholder or any beneficial owner and any other person in connection with the nomination and any material interest of that stockholder in the nomination; information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest; a representation that the stockholder is a holder of record of our stock entitled to vote at the Annual Meeting and that the stockholder intends to appear in person or by proxy at the Annual Meeting to bring that nomination before the Annual Meeting; and any other information relating to the stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for the election of directions pursuant to Section 14 of the Exchange Act.

As to each person, if any, whom the stockholder proposes to nominate for election or reelection to our Board of Directors, the notice must set forth the name, age, business and residence addresses, and the principal occupation and employment of the person, the class and securities and number of shares of each class and series of the Company’s capital stock which are owned beneficially or of record by the person, information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest and any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and beneficial owner, if any, and each proposed nominee.

If the notice does not contain all of the information specified in Article II, Section 5 of our Amended and Restated By-Laws, the proposed business will not be transacted at the annual meeting. Such By-Law provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

By Order of our Board

Peter W. Schneider

Corporate Secretary

Duluth, Georgia

April 5, 2013

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Annex A

Amendments to Restated Certificate of Incorporation to Reflect Proposal 1

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.        The Board of Directors shall consist of not less than three or more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors which the Corporation would have if there were no vacancies at the time such resolution is adopted.

~~C.        The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2011 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2012 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2013 annual meeting of stockholders. At each succeeding annual meeting of stockholders beginning in 2011, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.~~

C.        Each director shall be elected at each annual meeting of stockholders for a term expiring at the next succeeding annual meeting of stockholders.

D.        A director shall hold office ~~until the~~ for a term expiring at the next succeeding annual meeting ~~for the year in which his or her term expires~~ and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

E.        Subject to1 ~~the provisions of Article TENTH of this Restated Certificate of Incorporation and~~ the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled

[1]	This language is to be deleted if Proposal 3 is approved.

Annex A – Page 1

only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director ~~of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director~~ elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Subject to the ~~provisions of Article TENTH of this Restated Certificate of Incorporation and the~~2 rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, ~~but only for~~ with or without cause, ~~at a duly called meeting of stockholders at which a quorum is present and only~~ by the ~~affirmative vote~~ holders of at least ~~sixty-six and two third percent (66 2/3%)~~ a majority of the shares then ~~votes~~ entitled to vote at an election of directors ~~be cast thereon by the holders of the then outstanding capital stock of the Corporation~~. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto~~, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms~~.

F.        In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors which would have been valid if such By-Laws had not been adopted.

G.        Notwithstanding any other provision of this Restated Certificate of Incorporation, after Citigroup Inc., a Delaware corporation (“Citi”), ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) fifty percent (50%) or more of the shares of Common Stock entitled to be voted by the holders of the then outstanding Common Stock, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter, repeal or adopt any provision as part of this Restated Certificate of Incorporation inconsistent with the purpose and intent of this Article FIFTH. Neither the amendment, alteration, termination or repeal of this Article FIFTH nor the adoption of any provision inconsistent with this Article FIFTH shall eliminate or reduce the effect of this Article FIFTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article FIFTH, would accrue or arise, prior to such amendment, alteration, termination, repeal or adoption.

[2]	This language is to be deleted if Proposal 3 is approved.

Annex A – Page 2

Annex B

Amendments to Restated Certificate of Incorporation to Reflect Proposal 2

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.        The Board of Directors shall consist of not less than three or more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors which the Corporation would have if there were no vacancies at the time such resolution is adopted.

C.        The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2011 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2012 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2013 annual meeting of stockholders. At each succeeding annual meeting of stockholders beginning in 2011, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

D.        A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

E.  Subject to the provisions of Article TENTH of this Restated Certificate of Incorporation and the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Subject to the provisions of Article TENTH of this Restated Certificate of Incorporation and the rights, if any, of the holders of shares of Preferred Stock then

Annex B – Page 1

outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause at a duly called meeting of stockholders at which a quorum is present and only by the affirmative vote of at least sixty-six and two third percent (66 2/3%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

F.        In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors which would have been valid if such By-Laws had not been adopted.

~~G.        Notwithstanding any other provision of this Restated Certificate of Incorporation, after Citigroup Inc., a Delaware corporation (“Citi”), ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) fifty percent (50%) or more of the shares of Common Stock entitled to be voted by the holders of the then outstanding Common Stock, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter, repeal or adopt any provision as part of this Restated Certificate of Incorporation inconsistent with the purpose and intent of this Article FIFTH. Neither the amendment, alteration, termination or repeal of this Article FIFTH nor the adoption of any provision inconsistent with this Article FIFTH shall eliminate or reduce the effect of this Article FIFTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article FIFTH, would accrue or arise, prior to such amendment, alteration, termination, repeal or adoption.~~

Annex B – Page 2

Annex C

Amendments to Restated Certificate of Incorporation to Reflect Proposal 3

~~SEVENTH:  In anticipation that the Corporation and Citi may engage in the same or similar business activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Citi (including service of officers and directors of Citi as directors of the Corporation), the provisions of this Article SEVENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Citi and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.~~

~~A.        Subject to any contractual provisions to the contrary, Citi shall have the right to, and shall have no duty to refrain from: (i) engaging in the same or similar business activities or lines of business as the Corporation; (ii) doing business with any client or customer of the Corporation; and (iii) employing or otherwise engaging any officer or employee of the Corporation, and neither Citi nor any officer or director thereof (except as provided in Section B of this Article SEVENTH) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Citi or of such person’s participation therein. In the event that Citi acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Citi and the Corporation, Citi shall have no duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Citi pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation.~~

~~B.        If a director or officer of the Corporation who is also a director or officer of Citi acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Citi, such director or officer of the Corporation: (i) shall have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity; (ii) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Citi pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not present such corporate opportunity to the Corporation; (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation for the purposes of this Restated Certificate of Incorporation; and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation or its stockholders or to have derived an improper personal benefit therefrom for the purposes of this Restated Certificate of Incorporation, if such director or officer acts in good faith in a manner consistent with the following policy:~~

~~(i)        a corporate opportunity offered to any person who is an officer of the Corporation and who is also a director but not an officer of Citi shall belong to the Corporation, unless such opportunity is expressly offered to such person solely in his or her capacity as a director of Citi in which case such opportunity shall belong to Citi;~~

Annex C – Page 1

~~(ii)        a corporate opportunity offered to any person who is a director but not an officer of the Corporation and who is also a director or officer of Citi shall belong to the Corporation only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and otherwise shall belong to Citi; and~~

~~(iii)        a corporate opportunity offered to any person who is an officer of both the Corporation and Citi shall belong to Citi unless such opportunity is expressly offered to such person solely in his or her capacity as an officer of the Corporation, in which case such opportunity shall belong to the Corporation.~~

~~C.        For the purposes of this Article SEVENTH, “corporate opportunities” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Citi or its officers or directors will be brought into conflict with that of the Corporation.~~

~~D.        Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH.~~

~~E.        If any contract, agreement, arrangement or transaction between the Corporation and Citi involves a corporate opportunity and is approved in accordance with the procedures set forth in Article EIGHTH of this Restated Certificate of Incorporation, Citi and its officers and directors shall also for the purposes of this Article SEVENTH and the other provisions of this Restated Certificate of Incorporation: (i) have fully satisfied and fulfilled their fiduciary duties to the Corporation and its stockholders; (ii) be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of the Corporation; and (iii) be deemed not to have breached their duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom. Any such contract, agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any such breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Article SEVENTH, this Restated Certificate of Incorporation, the By-Laws, the GCL and other applicable law.~~

~~F.        Notwithstanding anything in this Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Restated Certificate of Incorporation or the GCL, until the occurrence of the Operative Date (as defined below), the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article SEVENTH. Neither the amendment, alteration, termination or repeal of this Article SEVENTH nor the adoption of any provision inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, alteration, termination, repeal or adoption.~~

Annex C – Page 2

~~G.         For purposes of this Article SEVENTH:~~

~~(i)        “Citi” means Citigroup Inc., a Delaware corporation, all successors to Citigroup Inc. by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (a) in which Citigroup Inc. owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (b) of which Citigroup Inc. otherwise directly or indirectly controls or directs the policies or operations or (c) which would be considered subsidiaries of Citigroup Inc. within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended, now or hereafter existing, but shall not include the Corporation;~~

~~(ii)  the “Corporation” means the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests; and~~

~~(iii)        “Operative Date” means the first date on which Citi ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act), in the aggregate, shares entitled to twenty percent (20%) or more of the votes entitled to be cast by the holders of the then outstanding Common Stock.~~

~~H.        Following the Operative Date, any contract, agreement, arrangement or transaction involving a corporate opportunity not approved or allocated as provided in this Article SEVENTH shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Restated Certificate of Incorporation, the By-Laws, the GCL and other applicable law.~~

~~EIGHTH:  In anticipation that the Corporation and Citi may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom, the provisions of this Article EIGHTH are set forth to regulate and define certain contractual relations and other business relations of the Corporation as they may involve Citi, and the powers, rights, duties and liabilities of the Corporation in connection therewith. The provisions of this Article EIGHTH are in addition to, and not in limitation of, the provisions of the GCL and the other provisions of this Restated Certificate of Incorporation. Any contract or business relation that does not comply with the procedures set forth in this Article EIGHTH shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the provisions of this Restated Certificate of Incorporation, the By-Laws, the GCL and other applicable law.~~

~~A.        No contract, agreement, arrangement or transaction between the Corporation and Citi shall be void or voidable solely for the reason that Citi is a party thereto, and Citi (i) shall have fully satisfied and fulfilled its fiduciary duties to the Corporation and its stockholders with respect thereto; (ii) shall not be liable to the Corporation or its stockholders~~

Annex C – Page 3

~~for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction; (iii) shall be deemed to have acted in good faith and in a manner it reasonably believed to be in and not opposed to the best interests of the Corporation for purposes of this Restated Certificate of Incorporation; and (iv) shall be deemed not to have breached its duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom for the purposes of this Restated Certificate of Incorporation, if:~~

~~(i)        the material facts as to such contract, agreement, arrangement or transaction are disclosed to or are known by the Board of Directors or the committee thereof that authorizes such contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes such contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;~~

~~(ii)        the material facts as to such contract, agreement, arrangement or transaction are disclosed to or are known by the holders of shares of Common Stock entitled to vote thereon, and such contract, agreement, arrangement or transaction is specifically approved in good faith by the affirmative vote of a majority of the votes entitled to be cast thereon by the holders of the then outstanding Common Stock, except shares of Common Stock that are beneficially owned (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act) or the voting of which is controlled by Citi; or~~

~~(iii)        such contract, agreement, arrangement or transaction, judged according to the circumstances at the time of the commitment, is fair to the Corporation.~~

~~B.        Directors of the Corporation who are also directors or officers of Citi may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes such contract, agreement, arrangement or transaction. Shares of Common Stock owned by Citi may be counted in determining the presence of a quorum at a meeting of stockholders called to authorize such contract, agreement, arrangement or transaction.~~

~~C.        Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation will be deemed to have notice of and to have consented to the provisions of this Article EIGHTH.~~

~~D.        For purposes of this Article EIGHTH, any contract, agreement, arrangement or transaction with any corporation, partnership, joint venture, limited liability company, trust, association or other entity in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.~~

~~E.        For the purpose of this Article EIGHTH, “Citi” and the “Operative Date” have the meanings set forth in Article SEVENTH of this Restated Certificate of Incorporation.~~

Annex C – Page 4

~~F.        Notwithstanding anything in this Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Restated Certificate of Incorporation or the GCL, until the occurrence of the Operative Date, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article EIGHTH. Neither the amendment, alteration or repeal of this Article EIGHTH nor the adoption of any provision inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, alteration, repeal or adoption.~~

~~NINTH:  A.    In anticipation that Citi will remain a stockholder of the Corporation and may have continued contractual, corporate and business relations with the Corporation, the provisions of this Article NINTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may impact Citi and its legal and regulatory status.~~

~~B.        The Corporation shall not, without the prior written consent of Citi (which shall not be unreasonably withheld, conditioned or delayed), engage, directly or indirectly, in any act or activity, which, to the knowledge of the Corporation, would: (i) require Citi to obtain any approval, consent or authorization of or otherwise become subject to any statute, rule, regulation, ordinance, order, decree or other legal restriction of any federal, state, local or foreign governmental, administrative or regulatory authority, agency or instrumentality (collectively, “Applicable Law”); or (ii) cause any director of the Corporation who is also a director or officer of Citi to be ineligible to serve, or prohibited from serving, as a director of the Corporation or, in the case where such person is a director or Citi, ineligible to serve as a director of Citi under or pursuant to any Applicable Law. Citi shall not be liable to the Corporation or its stockholders, in each case, for breach of any fiduciary duty by reason of the fact that Citi gives or withholds any consent for any reason in connection with this Article NINTH. No vote cast or other action taken by any person who is an officer, director or other representative of Citi which vote is cast or action is taken by such person in his or her capacity as a director of the Corporation shall constitute a consent of Citi for the purpose of this Article NINTH. For purposes of this Article NINTH, the Corporation shall be deemed to have knowledge of (x) all Applicable Laws in effect on the date hereof and of all Applicable Laws in effect immediately prior to taking any action or engaging in any activity which would have any of the effects contemplated by clause (i) or (ii) above and (y) all of the businesses and activities in which Citi is engaged on the date hereof and of all businesses and activities in which Citi is engaged immediately prior to taking any action or engaging in any activity which would have any of the effects contemplated by clause (i) or (ii) above, in each case to the extent that such business or activity is disclosed in the public domain.~~

~~C.         Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.~~

~~D.        For purposes of this Article NINTH, the “Corporation” and the “Operative Date” have the meanings set forth in Article SEVENTH of this Restated Certificate of Incorporation, and, subject to Section (E) of this Article NINTH, “Citi” has the meaning set forth in Article SEVENTH of this Restated Certificate of Incorporation.~~

Annex C – Page 5

~~E.        For purposes of Section B of this Article NINTH, “Citi” means Citigroup Inc. and its successors by way of merger, consolidation or sale of all or substantially all of its assets (and not any other corporation, partnership, joint venture, limited liability company, trust, association or other entity).~~

~~F.        Notwithstanding anything in this Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Restated Certificate of Incorporation or the GCL, until the occurrence of the Operative Date, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article NINTH. Neither the amendment, alteration or repeal of this Article NINTH nor the adoption of any provision inconsistent with this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such amendment, alteration, repeal or adoption.~~

~~G.        This Article NINTH shall become inoperative and of no effect following the Operative Date.~~

~~TENTH:  A.    Until the first date that Citi ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act), in the aggregate, shares entitled to fifty percent (50%) or more of the votes entitled to be cast by the holders of the then outstanding Common Stock, any and all directors may be elected, or removed or replaced, at any time, either with or without cause, by the affirmative vote of a majority of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation.~~

~~B.        For purposes of this Article TENTH, “Citi” shall have the meaning set forth in Article SEVENTH of this Restated Certificate of Incorporation.~~

~~C.        Notwithstanding anything in this Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Restated Certificate of Incorporation or the GCL, until the first date that Citi ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act), in the aggregate, shares entitled to fifty percent (50%) or more of the votes entitled to be cast by the holders of the then outstanding Common Stock, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article TENTH. Neither the amendment, alteration or repeal of this Article TENTH nor the adoption of any provision inconsistent with this Article TENTH shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such amendment, alteration, repeal or adoption. This Article TENTH shall become inoperative and of no effect following the date Citi ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act), in the aggregate, shares entitled to fifty percent (50%) or more of the votes entitled to be cast by the holders of the then outstanding Common Stock.~~

Annex C – Page 6

~~ELEVENTH:~~ SEVENTH:  A.    Any action which, under the GCL, may be taken at a duly called meeting of stockholders may be taken without a meeting ~~as follows: (i)~~ by one or more consents in writing, setting forth the action so taken or to be taken, bearing the date of signature and signed by all of the persons who would be entitled to vote upon such action at a meeting, or by their duly authorized attorneys~~; or (ii) as long as Citi continues to own shares of capital stock entitled to vote a majority of the votes entitled to be voted thereon by the holders of the then outstanding capital stock, by one or more consents in writing, bearing the date of signature and setting forth the action to be taken, signed by persons holding shares of capital stock entitled to vote a majority of the votes entitled to be voted thereon by the holders of the then outstanding capital stock or to take such action, or their duly authorized attorneys.~~ The Secretary of the Corporation shall file such consent or consents, or certify the tabulation of such consents and file such certificate, with the minutes of the meetings of the stockholders.

~~B.        Notwithstanding any other provision of this Restated Certificate of Incorporation or the GCL, until the occurrence of the Operative Date, the affirmative vote of least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or to adopt any provision as part of this Restated Certificate of Incorporation inconsistent with the purpose and intent of, this Article ELEVENTH. Neither the amendment, alteration, termination or repeal of this Article ELEVENTH nor the adoption of any provision inconsistent with this Article ELEVENTH shall eliminate or reduce the effect of this Article ELEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article ELEVENTH, would accrue or arise, prior to such amendment, alteration, termination, repeal or adoption.~~

Annex C – Page 7

Annex D

Reconciliation of Non-GAAP Financial Measures

We report the Company’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, we present certain non-GAAP financial measures that exclude the impact of certain items because they are considered unusual and not indicative of our ongoing operations. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Note that totals may not sum due to rounding.

	Fiscal 2012	Fiscal 2011
	(In millions)
Total revenues	$1,190.7	$1,103.1
Operating revenues reconciling items:
Realized investment gains/losses, including OTTI	(11.4)	(6.4)
Ceded premiums - reinsurance recoveries	—	(8.7)

Operating revenues	$1,179.3	$1,087.9

	Fiscal 2012	Fiscal 2011
	(In millions)
Net income	$173.8	$157.2
Net operating income reconciliations:
Realized investment gains/losses, including OTTI	(11.4)	(6.4)
Ceded premiums - reinsurance recoveries	—	(8.7)
Other operating expense - equity awards	12.4	13.4
Tax impact of operating income reconciling items at effective tax rate	(0.3)	0.6

Net operating income	$174.5	$156.0

	Fiscal 2012	Fiscal 2011
	(In millions)
Average stockholders’ equity	$1,325.7	$1,422.9
Unrealized net investment gains recorded in stockholders’ equity, net of tax	(108.5)	(97.5)

Average adjusted stockholders’ equity	$1,217.2	$1,325.4

Operating return on average stockholders’ equity	14.3%	11.8%

	Fiscal 2012	Fiscal 2011
Diluted earnings per share	$2.71	$2.08
Net after-tax impact of operating adjustments	0.01	(0.01)

Operating earnings per diluted share	$2.72	$2.07

Annex D – Page 1

LOCATION FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

PRIMERICA, INC.

Wednesday, May 22, 2013 at 10:00 a.m., local time

Primerica TV Theater

One Primerica Parkway

Duluth, Georgia 30099

From downtown Atlanta:

•	Take I-85 North to GA-120 — Exit 105 towards Duluth

•	Continue 2.5 miles on access road towards Duluth and take GA-120W exit

•	Continue to third stoplight on GA-120W (0.5 miles) and make right turn onto Primerica Parkway

•	Continue to second roundabout and go left, then make a right turn into the Primerica Complex

Please note that attendance at the meeting will be limited to stockholders of Primerica, Inc. as of the record date (or their authorized representatives).

PRIMERICA

PRIMERICA, INC.
ONE PRIMERICA PARKWAY
DULUTH, GA 30099

SCAN TO
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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2013. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 21, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52350-P33137

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

PRIMERICA, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2, 3, 4, 5 and 6:	**For**	**Against**	**Abstain**
1. To amend the Restated Certificate of Incorporation to declassify our Board of Directors.	☐	☐	☐
2. To amend the Restated Certificate of Incorporation to remove the supermajority vote required to amend certain provisions of the Restated Certificate of Incorporation.	☐	☐	☐
3. To amend the Restated Certificate of Incorporation to remove inoperative language relating to certain former rights of Citigroup Inc.	☐	☐	☐

(Proposals 4 and 5)

	For All	**Withhold All**	**For All Except**
4. To elect the following directors if Proposal 1 to declassify our Board is approved:	☐	☐	☐

Nominees:

01) John A. Addison, Jr.
02) Joel M. Babbit
03) P. George Benson
04) Michael E. Martin
05) Mark Mason
06) Robert F. McCullough
07) D. Richard Williams
08) Barbara A. Yastine
09) Daniel A. Zilberman

5. To elect the following directors if Proposal 1 to declassify our Board is not approved:

Nominees:

10) P. George Benson
11) Michael E. Martin
12) Mark Mason

To withhold authority to vote for any individual nominee(s) under Proposal 4 and Proposal 5, mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

	For	**Against**	**Abstain**
6. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2013.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2, 3, 4, 5 and 6. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in his or her discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date